Exhibit 10.1

Execution Version

$2,150,000,000

CREDIT AGREEMENT

among

COLUMBUS MCKINNON CORPORATION,

COLUMBUS MCKINNON EMEA GMBH,

and

CERTAIN SUBSIDIARIES

as Borrowers,

THE LENDERS

FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC AND

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

PNC CAPITAL MARKETS LLC AND

WELLS FARGO SECURITIES, LLC

as Co-Syndication Agents

CITIZENS BANK, N.A.,

DEUTSCHE BANK AG NEW YORK BRANCH,

KEYBANK NATIONAL ASSOCATION,

MIZUHO BANK, LTD.,

M&T BANK,

ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION

TRUIST BANK AND

UBS SECURITIES LLC,

as Co-Documentation Agents

dated as of February 3, 2026

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

		Page

11.20	Reinstatement	294
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	294
11.22	Acknowledgment Regarding any Supported QFCs	295

(v)

SCHEDULES

A	—	Commitments and Addresses
1.1(b)	—	Existing Liens
1.1(c)	—	Existing Investments
1.1(d)	—	Existing Letters of Credit and Existing Bankers’ Acceptances
5.4	—	Consents Required
5.6	—	Litigation
5.8	—	Real Property
5.9	—	Intellectual Property
5.15	—	Subsidiaries
5.17	—	Environmental Matters
5.19	—	Taxpayer Identification Number; Other Identifying Information
7.2	—	Website Address for Electronic Financial Reporting
7.13	—	Post-Closing Collateral Requirements
8.1	—	Existing Indebtedness
8.5	—	Affiliate Transactions

EXHIBITS

A-1	—	Form of Term Loan Note
A-2	—	Form of Revolving Note
A-3	—	Form of Swing Line Note
B	—	Form of Guarantee and Collateral Agreement
C	—	Form of Mortgage
D-1	—	Form of U.S. Tax Compliance Certificate
D-2	—	Form of U.S. Tax Compliance Certificate
D-3	—	Form of U.S. Tax Compliance Certificate
D-4	—	Form of U.S. Tax Compliance Certificate
E	—	Form of Assignment and Acceptance
F	—	Form of Secretary’s Certificate
G	—	Form of Officer’s Certificate
H	—	Form of Solvency Certificate
I-1	—	Form of Increase Supplement
I-2	—	Form of Lender Joinder Agreement
J	—	[Reserved]
K	—	[Reserved]
L-1	—	Form of Borrowing Request
L-2	—	Form of Letter of Credit / Bankers’ Acceptance Request
M	—	Form of Swing Line Loan Participation Certificate
N	—	Form of Acceptance and Prepayment Notice
O	—	Form of Discount Range Prepayment Notice
P	—	Form of Discount Range Prepayment Offer
Q	—	Form of Solicited Discounted Prepayment Notice
R	—	Form of Solicited Discounted Prepayment Offer
S	—	Form of Specified Discount Prepayment Notice
T	—	Form of Specified Discount Prepayment Response

(vi)

U	—	Form of Compliance Certificate
V	—	Form of Designated Borrower Request and Assumption Agreement
W	—	Form of Designated Borrower Notice

(vii)

CREDIT AGREEMENT, dated as of February 3, 2026, among COLUMBUS MCKINNON CORPORATION, a New York corporation (as further defined in Subsection 1.1, the “Parent Borrower”), COLUMBUS MCKINNON EMEA GMBH, a company organized under the laws of Germany (as further defined in Subsection 1.1, the “German Borrower”, and together with the Parent Borrower and any other Designated Borrower (as defined in Subsection 1.1), the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined in Subsection 1.1).

W I T N E S S E T H:

WHEREAS, to consummate the transactions contemplated by the Keystone Purchase Agreement, (A) the Borrowers will enter into this Agreement to (i) in the case of the Parent Borrower, borrow Initial Term Loans in an aggregate principal amount of $1,650,000,000 (unless reduced in accordance with Subsection 6.1(b)) and (ii) borrow Initial Revolving Loans from time to time prior to the Initial Revolving Maturity Date in an aggregate principal amount of up to $500,000,000 on a Dollar Equivalent basis, and (B) the Parent Borrower will obtain other senior secured debt, in the form of notes and/or loans, secured by a first priority Lien on the Collateral on a pari passu basis with the Initial Term Loans and the Initial Revolving Facility, generating aggregate gross proceeds of up to $900,000,000 (unless reduced in accordance with Subsection 6.1(b)) (collectively, the “Other Secured Debt”); and

WHEREAS, the cash proceeds of the Equity Contribution, the Initial Term Loans, the Other Secured Debt and any Initial Revolving Loans made on the Closing Date hereunder will be used on the Closing Date, inter alia, to consummate the Transactions, and to pay fees, premiums and expenses incurred in connection with the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerated”: as defined in Subsection 9.1(e).

“Acceleration”: as defined in Subsection 9.1(e).

“Acceptable Discount”: as defined in Subsection 4.4(l)(iv)(2).

“Acceptable Prepayment Amount”: as defined in Subsection 4.4(l)(iv)(3).

“Acceptance and Prepayment Notice”: a written notice from the Borrower Representative setting forth the Acceptable Discount pursuant to Subsection 4.4(l)(iv)(2) substantially in the form of Exhibit N.

“Acceptance Credit” means a commercial Letter of Credit in which the applicable Issuing Bank engages with the beneficiary of such Letter of Credit to accept a time draft.

“Acceptance Date”: as defined in Subsection 4.4(l)(iv)(2).

“Acknowledging Party”: as defined in Subsection 11.21.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition of assets. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition”: the acquisition by the Parent Borrower on the Closing Date, in accordance with the Keystone Purchase Agreement, of all of the Shares (as defined in the Keystone Purchase Agreement) of Kito Crosby.

“Acquisition Indebtedness”: Indebtedness of (A) the Parent Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by, or merged, amalgamated or consolidated with or into, the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger, amalgamation or consolidation).

“Additional Agent”: as defined in the Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) the Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Incremental Lender”: as defined in Subsection 2.8(b).

“Additional Indebtedness”: as defined in the Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking pari passu to the Lien that secures the Senior Secured Facilities Obligations (or, if applicable, the applicable Foreign Senior Secured Facilities Obligations), (y) secured by a Lien ranking junior to the Lien that secures the Senior Secured Facilities Obligations (or, if applicable, the applicable Foreign Senior Secured Facilities Obligations), or (z) unsecured, including customary bridge financings, in each case issued or incurred by a Borrower, a Guarantor or an Escrow Subsidiary, the terms of which Indebtedness (i) (x) other than in the case of any Indebtedness under any revolving credit facility, do not provide for a maturity date or weighted average life to maturity earlier than the Initial Term Loan Maturity Date or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Additional Obligation or (3) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement), or (y) in the case of any Indebtedness under any bona fide revolving credit facility, do not provide for a maturity date earlier than the Stated Maturity of the Revolving Commitments, (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the Senior Secured Facilities Obligations under the Loan Documents as determined by the Borrower Representative in good faith (which determination shall be conclusive), and (iii) do not provide for any mandatory repayment or redemption from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with such Additional Obligations and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Events or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans hereunder pursuant to Subsection 4.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); provided that (a) other than with respect to proceeds of such Additional Obligations which are subject to an escrow or similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Additional Obligations, such Indebtedness shall not, with respect to Indebtedness of a Borrower, a Subsidiary Guarantor or an Escrow Subsidiary, be secured by any Lien on any asset of any Loan Party that does not also secure the Senior Secured

Facilities Obligations (or, with respect to Indebtedness a Foreign Loan Party, the applicable Foreign Senior Secured Facilities Obligations), or be guaranteed by any Person other than the Guarantors that guarantee the Senior Secured Facilities Obligations (or, with respect to Indebtedness of a Foreign Loan Party, the applicable Foreign Senior Secured Facilities Obligations) (it being understood that the primary obligation of an Escrow Subsidiary shall not constitute a guarantee by a Person other than a Guarantor), (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement and (c) if in the form of pari passu term loans, shall be subject to the MFN Protection.

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered by any Loan Party or Escrow Subsidiary with respect to any Additional Obligations, Rollover Indebtedness or Letter of Credit Facilities.

“Additional Specified Refinancing Lender”: as defined in Subsection 2.11(b).

“Adjusted Daily Simple RFR”: (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling, (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to the Daily Simple RFR for Swiss Francs, (iii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars and (iv) with respect to any RFR Borrowing denominated in Canadian dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted HIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars for any Interest Period, an interest rate per annum equal to (a) the HIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted HIBOR Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Adjusted Interest Rate”: as defined in Subsection 2.8(d)(v).

“Adjusted Term CORRA Rate”: for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Adjusted TIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than zero, such rate shall be deemed to be to be zero for the purposes of this Agreement.

“Adjustment Date”: each date on or after the last day of the Parent Borrower’s first full fiscal quarter ended after the Closing Date that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to Subsection 7.1(a) or Subsection 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(a) with respect to such fiscal period.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor Administrative Agent appointed pursuant to Subsection 10.9.

“Affected EURIBOR Rate”: as defined in Subsection 4.7.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected HIBOR Rate”: as defined in Subsection 4.7.

“Affected Loans”: as defined in Subsection 4.9.

“Affected RFR Rate”: as defined in Subsection 4.7.

“Affected Term CORRA Rate”: as defined in Subsection 4.7.

“Affected Term SOFR Rate”: as defined in Subsection 4.7.

“Affected TIBOR Rate”: as defined in Subsection 4.7.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. “Affiliate Transaction”: as defined in Subsection 8.5(a).

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Aggregate Outstanding Revolving Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding (including, without limitation, in the case of Revolving Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) such Lender’s Revolving Commitment Percentage of the L/C-B/A Obligations then outstanding and (c) such Lender’s Revolving Commitment Percentage of the Swing Line Loans then outstanding.

“Agreed Currencies”: Dollars and each Designated Foreign Currency.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Amendment”: as defined in Subsection 8.3(c).

“Ancillary Fees”: as defined in Subsection 11.1(a)(xiii).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: any and all applicable laws relating to terrorism, trade Sanctions and embargoes, and money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Commitment Fee Percentage”: during the period from the Closing Date until the first Adjustment Date thereafter, 0.55% per annum. The Applicable Commitment Fee Percentage will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Commitment Fee Percentage” on the Pricing Grid which corresponds to the Consolidated Total Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to Subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(a), are not delivered when due, then:

(1) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Commitment Fee Percentage increases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then the Applicable Commitment Fee Percentage during the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Commitment Fee Percentage as so increased;

(2) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Commitment Fee Percentage decreases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then such decrease in the Applicable Commitment Fee Percentage shall not become applicable until the date upon which the financial statements and Compliance Certificate are delivered; and

(3) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until the date that is three Business Days following the date upon which they actually are delivered, the Applicable Commitment Fee Percentage shall be 0.55% per annum (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

“Applicable Discount”: as defined in Subsection 4.4(l)(iii)(2).

“Applicable Foreign Loan Party Documents”: as defined in Section 5.25(a).

“Applicable Margin”: in respect of (a) Initial Revolving Loans and Swing Line Loans during the period from the Closing Date until the first Adjustment Date thereafter (i) with respect to Base Rate Loans and Canadian Prime Rate Loans, 2.25% per annum, and (ii) with respect to Term Benchmark Loans and RFR Loans, 3.25% per annum and (b) Initial Term Loans (i) with respect to Base Rate Loans, 2.50% per annum, and (ii) with respect to Term Benchmark Loans, 3.50% per annum. The Applicable Margins with respect to Revolving Loans and Swing Line Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for Base Rate Loans and Canadian Prime Rate Loans” or “Applicable Margin for Term Benchmark Loans and RFR Loans” on the Pricing Grid which corresponds to the Consolidated Total Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to Subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to Subsection 7.2(a), are not delivered when due, then:

(1) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then the Applicable Margin in respect of Revolving Loans and Swing Line Loans during the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and Compliance Certificate are delivered; and

(3) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until the three Business Days following the date upon which they actually are delivered, the Applicable Margin with respect to Revolving Loans and Swing Line Loans shall be 2.25% per annum, in the case of Base Rate Loans and Canadian Prime Rate Loans, and 3.25% per annum, in the case of Term Benchmark Loans and RFR Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

“Applicant Borrower”: as defined in Subsection 2.13(a).

“Approved Borrower Portal” as defined in Subsection 10.17(a).

“Approved Electronic Platform” as defined in Subsection 10.17(f).

“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund”: as defined in Subsection 11.6(b).

“Approved Restructuring Charges”: (i) cash or non-cash restructuring charges incurred by the Parent Borrower and/or its Subsidiaries in an aggregate amount not to exceed $350,000,000 for the term of this Agreement and (ii) non-cash restructuring charges incurred by the Parent Borrower and/or its Subsidiaries.

“Asset Disposition”: any sale, lease, transfer, Division or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by any applicable Requirement of Law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Parent Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business (including in connection with any factoring agreement or similar arrangements), (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined in good faith by the Borrower Representative, which determination shall be conclusive) of accounts receivable or notes receivable (including ancillary rights pertaining thereto) which have arisen in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Subsection 8.7, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent

Borrower or any Restricted Subsidiary, so long as the Parent Borrower or such Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain, compulsory purchase, enforcement or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Borrower Representative in good faith, which determination shall be conclusive) in order to consummate any acquisition of (or any merger, consolidation, amalgamation or other business combination with or into) any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed the greater of $65,000,000 and 15.0% of Four Quarter Consolidated EBITDA (as of the date on which a binding commitment for such disposition was entered into), (xvi) the abandonment or other disposition of patents, patent applications, trademarks (whether or not registered, and including applications for trademark registration) or other intellectual property that are, in the good faith determination of the Borrower Representative, which determination shall be conclusive, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole, (xvii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xviii) any Exempt Sale and Leaseback Transaction, (xix) the creation or granting of any Lien permitted under this Agreement, (xx) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions, (xxi) transfers of property subject to Recovery Events; (xxii) any surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business, (xxiii) any issuance by the Parent Borrower of Capital Stock or (xxiv) the Royal Divestiture.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Auto-Extension Letter of Credit”: as defined in Subsection 2.6(j).

“Available Restricted Debt Payments Amount”: at any time, (i) the amount of Restricted Payments of the type described in clause (iii) of the definition thereof that may be made at the time of determination pursuant to Subsection 8.2(b)(xiv)(z)(1) minus (ii) the amount of Investments outstanding pursuant to clause (xviii)(z) of the definition of Permitted Investment from utilization of the Available Restricted Debt Payments Amount.

“Available Restricted Payments Amount”: at any time, (i) the amount of Restricted Payments that may be made at the time of determination pursuant to Subsection 8.2(b)(vi) minus (ii) the sum (without duplication) of (a) the amount of Investments outstanding pursuant to clause (xviii)(y) of the definition of Permitted Investment from utilization of the Available Restricted Payments Amount and (b) the amount of the Available Restricted Payments Amount utilized by the Parent Borrower or any Restricted Subsidiary to make Restricted Payments of the type described in clause (iii) of the definition thereof pursuant to Subsection 8.2(b)(xiv)(z)(2).

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the aggregate amount of such Lender’s Revolving Commitments at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such Lender (including, without limitation, in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) an amount equal to such Lender’s Revolving Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating Available Revolving Commitments pursuant to Subsection 4.5(c) such amount in this clause (b)(ii) shall be zero, and (iii) an amount equal to such Lender’s Revolving Commitment Percentage of the outstanding L/C-B/A Obligations at such time; collectively, as to all the Lenders, the “Available Revolving Commitments”.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Subsection 4.7.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule or (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankers’ Acceptances”: as defined in Subsection 2.6(a).

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Base Rate”: for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus 0.5% and (iii) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.7 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 4.7(b)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than (i) with respect to the Initial Term Facility, 1.50%, such rate shall be deemed to be 1.50% and (ii) with respect to the Initial Revolving Facility, 1.00, such rate shall be deemed to be 1.00%.

“Base Rate Loans”: Loans to which the rate of interest applicable is based upon the Base Rate.

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for Dollars or the applicable Designated Foreign Currency; provided that, if a Benchmark Transition Event or a Term CORRA Reelection Event, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Subsection 4.7.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Designated Foreign Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Daily Simple SOFR and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Designated Foreign Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark

Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, with the consent of the Borrower Representative, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, with the consent of the Borrower Representative, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower Representative pursuant to Section 4.7(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document, in each case in accordance with Subsection 4.7.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Subsection 11.7(a).

“BHC Act Affiliate”: the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower Communications”: collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or Bankers’ Acceptance or other notice, demand, communication, information, document or other material provided by or on behalf of the any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower Representative to the Administrative Agent through an Approved Borrower Portal.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower Representative to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Subsection 4.4(l)(ii).

“Borrower Representative”: the Parent Borrower or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Subsection 1.3.

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower Representative of offers for, and the corresponding acceptance, if any, by a Lender of a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Subsection 4.4(l)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower Representative of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Term Loans at a discount to par pursuant to Subsection 4.4(l)(iv).

“Borrowers” and “Borrower”: as defined in the Preamble hereto.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche and currency from all the Lenders having Commitments or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Term Benchmark Loans and RFR Loans, the same Interest Period.

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to either Subsection 2.3 or Subsection 2.4, as applicable, as a date on which the Borrower Representative requests the Lenders to make Loans hereunder.

“Borrowing Request”: as defined in Subsection 2.4(a).

“Business Day”: as applicable, (A) any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, (B) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (C) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada, (D) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (E) in relation to Loans denominated in Hong Kong Dollars and in relation to the calculation or computation of HIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in Hong Kong, (F) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (G) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Loans”: Loans to which the rate of interest applicable is based upon the Canadian Prime Rate.

“Capital Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Financing Lease Obligations) by the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Parent Borrower.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, (i) short-term marketable debt securities and (j) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.

“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“CDD Rule”: the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

“Central Bank Rate”: (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, and (d) any other Designated Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for RFR Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period and (d) any other Designated Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Designated Foreign Currency for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“Change in Law”: as defined in clause (e) of the definition of Excluded Taxes.

“Change of Control”: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Parent Borrower or (ii) a “Change of Control” as defined in the documentation relating to Other Secured Debt (or any indenture, credit agreement or other agreement governing Refinancing Indebtedness in respect of the Other Secured Debt, and in each case relating to Indebtedness in an aggregate outstanding principal amount equal to or greater than the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA).

“Change of Control Offer”: as defined in Subsection 8.8(a).

“Claim”: as defined in Subsection 11.6(h)(iv).

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Closing Date Material Adverse Effect”: a “Material Adverse Effect” (as defined in the Keystone Purchase Agreement).

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Representative”: (i) if the Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (ii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Security Documents.

“Collection Amounts”: as defined in Subsection 10.14.

“Commercial Letter of Credit”: as defined in Subsection 2.6(a)(iii)(x)(B).

“Commitment”: as to any Lender, such Lender’s Initial Term Loan Commitments, Incremental Commitments, Initial Revolving Commitments, Extended Revolving Commitments and Specified Refinancing Revolving Commitment, as the context requires.

“Committed Lenders”: JPMorgan Chase Bank, N.A., PNC Bank, National Association, Wells Fargo Bank, N.A., Citizens Bank, N.A., Deutsche Bank AG New York Branch, KeyBank National Association, Mizuho Bank, Ltd., M&T Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, Truist Bank, UBS AG, Stamford Branch, Fifth Third Bank, National Association and HSBC Bank USA, National Association.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(a).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility or Tranche to any Borrower.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period); provided that

(1) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary has Incurred any Indebtedness or the Parent Borrower has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness by the Parent Borrower or any Restricted Subsidiary or an issuance of Designated Preferred Stock of the Parent Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary has Discharged any Indebtedness or any Designated Preferred Stock of the Parent Borrower, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been Discharged with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Parent Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or such new Designated Preferred Stock of the Parent Borrower, as if such Discharge had occurred on the first day of such period,

(3) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business or group of assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary Discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, Designated Preferred Stock issued or Indebtedness or Designated Preferred Stock Discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or a Responsible Officer of the Borrower Representative, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower Representative to be taken no later than 36 months after the date of determination. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower Representative (which determination shall be conclusive) to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated EBITDA”: for any period, and without duplication, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in calculating Consolidated Net Income and without duplication (i) income taxes expensed during such period, (ii) Consolidated Interest Expense during such period, (iii) depreciation, amortization and other non-cash charges accrued for such period, (iv) Approved Restructuring Charges incurred during such period, (v) non-cash losses from any Asset Disposition, Recovery Event or discontinued operation during such period, (vi) non cash losses arising from mark-to-market hedging arrangements, (vii) all non-recurring premiums, fees, costs and expenses (including, without limitation, any prepayment premiums, bonuses, foreign currency hedging costs incurred in connection with the consideration for any permitted acquisition or other Investment and any loan forgiveness and associated tax gross up payments and fees) incurred or payable by or on behalf of any Borrower or any Subsidiary thereof in connection with any such acquisition or other Investment during such period (excluding the Acquisition), in each case, whether or not such acquisition or other Investment is consummated, (viii) the amount of net cost savings projected by the Borrower Representative in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is thirty-six (36) months after the Closing Date, or thirty-six (36) months after the initiation or consummation of any operational change, or within thirty-six (36) months of the consummation of any applicable acquisition or cessation of operations which was consummated prior to the Closing Date, respectively (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio”, “Consolidated First Lien Leverage Ratio”, “Consolidated Secured Leverage Ratio”, “Consolidated Total Leverage Ratio” or “Four Quarter Consolidated EBITDA”), (ix) Transaction Costs recorded on or prior to twelve (12) months after the Closing Date in an aggregate amount not to exceed $100,000,000, (x) any extraordinary, unusual or nonrecurring loss or charge, any exceptional, special or infrequent loss or charge and any other loss or charge not in the ordinary course of business (as determined by the Parent Borrower in good faith, which determination shall be conclusive) and (xi) adjustments consistent with Regulation S-X or additions of the type reflected in any quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing (it being understood that any “Big Four” accounting firms are of nationally recognized standing) or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any acquisition of assets (including Capital Stock), including the Acquisition, business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or any other Investment, in each case that is permitted under this Agreement, minus (c) to the extent such items were added in calculating Consolidated Net Income (i) extraordinary gains during such period, (ii) gains from any Asset Disposition, Recovery Event or discontinued operation during such period, (iii) interest and other income (excluding interest and other income related to CM Insurance Company, Inc.) during such period, (iv) Federal, state, local and foreign income tax credits of the Parent Borrower and its Subsidiaries for such period, and (v) all non-cash items for such period (including, without limitation, non-cash gains arising from mark-to-market hedging arrangements).

“Consolidated First Lien Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) as of such date that, in each case, is then secured by Liens on Collateral (other than (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the Senior Secured Facilities Obligations (or, if applicable, the Foreign Senior Secured Facilities Obligations) (but, for the avoidance of doubt, not excluding other Consolidated Total Indebtedness secured by Liens pari passu therewith), (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (z) Indebtedness that is expressly subordinated in right of payment to the Senior Secured Facilities Obligations (or, if applicable, the Foreign Senior Secured Facilities Obligations)) minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) the Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Leverage Ratio”: as of any date of determination, the ratio of (i) an amount equal to (x) Consolidated First Lien Indebtedness as at such date (which shall include the L/C-B/A Obligations, other than the L/C-B/A Obligations relating to Commercial Letters of Credit) (after giving effect to any Incurrence or Discharge of Indebtedness on such date), minus (y) Indebtedness in respect of Guarantees by the Parent Borrower permitted under Subsection 8.1(b)(vi) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period), provided that:

(1) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, (x) in the event that the Borrower Representative shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (k)(1) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and in part pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more other clauses or subclauses of the definition of “Permitted Liens” (other than clause (s)), as provided in clause (w) of the final paragraph of such definition, any calculation of the Consolidated First Lien Leverage Ratio on such date of determination, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) not Incurred pursuant to the Ratio Incremental Facility and (y) in the event that the Borrower Representative shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (s) of the “Permitted Liens” definition and in part pursuant to one or more other clause of the definition of “Permitted Liens” (other than clause (k)(1) in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility), as provided in clause (x) of the final paragraph of such definition, any calculation of the Consolidated First Lien Leverage Ratio on such date of determination shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower Representative, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower Representative to be taken no later than 36 months after the date of determination.

“Consolidated Interest Expense”: for any period, (i) the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (A) interest expense attributable to Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental or other expense in connection with a lease that is not a Financing Lease Obligation), (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation, and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary or in respect of Designated Preferred Stock of the Parent Borrower pursuant to Subsection 8.2(b)(xi)(A), minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, any “additional interest” in respect of registration rights arrangements for any securities, amortization or write-off of financing costs, and any expensing of bridge, commitment or other financing fees, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”:

for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not the Parent Borrower or a Restricted Subsidiary, except that (A) the Parent Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually dividended or distributed or that (as determined in good faith by the Borrower Representative, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), to the extent not already included therein, and (B) the Parent Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payments under Subsection 8.2(a)(3)(A) and Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of this Agreement, the other Loan Documents, the documentation relating to Other Secured Debt and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Borrower Representative in good faith, which determination shall be conclusive), except that (A) the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Borrower Representative in good faith, which determination shall be conclusive) could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Borrower Representative, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary,

(iv) [reserved],

(v) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Hedge Agreements,

(viii) any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances or from remeasuring deferred tax assets and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii) expenses related to the conversion of various employee benefit and equity programs in connection with the Transactions and non-cash compensation related expenses,

(xiii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiv) to the extent covered by insurance and actually reimbursed (or the Borrower Representative has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

(xv) (w) any fees, expenses, charges and costs (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, Investment, Asset Disposition, issuance of Capital Stock or other equity offering, dividend, distribution or other Restricted Payment, Incurrence, Discharge or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, after the Closing Date or any accounting change, and including any such transaction consummated prior to the Closing Date), (x) any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, whether or not classified as restructuring charges or expenses under GAAP (including restructuring costs related to acquisitions and closure or consolidation of branches, facilities or locations, and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use), (y) any signing, retention or completion bonuses and (z) any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(xvi) any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger or consolidation or Investment, and

(xvii) any losses, charges or expenses related to the withdrawal from a multi-employer pension plan,

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xvii) shall also exclude the tax impact of any such item, if applicable.

Notwithstanding the foregoing, for the purpose of Subsection 8.2(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower Representative to increase the amount of Restricted Payments permitted under Subsection 8.2(a)(3)(C) or (D).

In addition, Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Parent Borrower for such period and the consolidated financial statements of Kito Crosby for such period, with pro forma effect being given to the Transactions; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) as of such date that, in each case, is then secured by Liens on Collateral (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) the Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (i) an amount equal to (x) Consolidated Secured Indebtedness as at such date (which shall include the L/C-B/A Obligations, other than the L/C-B/A Obligations relating to Commercial Letters of Credit) (after giving effect to any Incurrence or Discharge of Indebtedness on such date), minus (y) Indebtedness in respect of Guarantees by the Parent Borrower permitted under Subsection 8.1(b)(vi) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period), provided that:

(1) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower Representative, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower Representative to be taken no later than 36 months after the date of determination.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case that is or would be reflected on the consolidated balance sheet of the Parent Borrower as at the end of the most recently ended fiscal quarter of the Parent Borrower for which a balance sheet of the Parent Borrower is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including (x) Purchase Money Obligations and (y) unreimbursed outstanding drawn amounts underfunded letters of credit; provided that such amounts shall not be counted as Consolidated Total Indebtedness until five Business Days after such amounts were drawn); Financing Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments (but excluding surety bonds, performance bonds or other similar instruments); Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (in each case, excluding (x) items eliminated in Consolidation and (y) Hedging Obligations) minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries. For purposes hereof, any earn-out or similar obligations shall not constitute Consolidated Total Indebtedness until such obligation becomes a liability on the consolidated balance sheet of the Parent Borrower in accordance with GAAP and is not paid within 30 days after becoming due and payable.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (i) an amount equal to (x) Consolidated Total Indebtedness as at such date (which shall include the L/C-B/A Obligations, other than the L/C-B/A Obligations relating to Commercial Letters of Credit) (after giving effect to any Incurrence or Discharge of Indebtedness on such date), minus (y) Indebtedness in respect of Guarantees by the Parent Borrower permitted under Subsection 8.1(b)(vi) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period), provided that:

(1) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, for purposes of the foregoing calculation, in the event that the Borrower Representative shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Subsection 8.1(b)(x) (other than by reason of subclauses (2) or (3) of the proviso to such clause (x)) and in part pursuant to one or more other clauses or subclauses of Subsection 8.1(b) and/or (unless the Borrower Representative at its option has elected to disregard Indebtedness being Incurred on the date of determination in part pursuant to subclauses (2) or (3) of the proviso to Subsection 8.1(b)(x) for purposes of calculating the Consolidated Coverage Ratio for Incurring Indebtedness on the date of determination in part under Subsection 8.1(a)) pursuant to Subsection 8.1(a) (as provided in Subsections 8.1(c)(ii) and (iii)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Subsection 8.1(b) and/or pursuant to Subsection 8.1(a), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio on such date of determination that otherwise would be included in Consolidated Total Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower Representative, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower Representative to be taken no later than 36 months after the date of determination.

“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt of the Parent Borrower and the Restricted Subsidiaries, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Agreement for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to the consolidated financial statements of the Parent Borrower for such period and the consolidated financial statements of Kito Crosby for such period, with pro forma effect being given to the Transactions (with the Kito Crosby Entities that are Subsidiaries of the Parent Borrower after giving effect to the Transactions being deemed Subsidiaries of the Parent Borrower), as the context may require.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration”: as defined in Subsection 4.4(e)(iii)(A)(2)(z).

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower Representative to permit the Incurrence of Contribution Indebtedness pursuant to Subsection 8.1(b)(xi).

“Contribution Indebtedness”: Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or contributions by the Parent Borrower or any Restricted Subsidiary) made to the capital of the Parent Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is Incurred within 180 days after the receipt of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower Representative promptly following the date of Incurrence thereof.

“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator of Canadian Overnight Repo Rate Average).

“CORRA Administrator”: the Bank of Canada (or any successor administrator).

“CORRA Determination Date”: as defined in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” as defined in the definition of “Daily Simple CORRA”.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Liabilities”: as defined in Subsection 11.21.

“Covered Party”: as defined in Subsection 11.22(a).

“Cured Default”: as defined in Subsection 1.2(c).

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Daily Simple CORRA”: for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; (ii) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day; (iii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) and (iv) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA); provided that if the Daily Simple RFR as so determined would be less than zero, such rate shall be deemed to be equal to zero.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Financing”: the debt financing transactions contemplated under (a) the Loan Documents and (b) the documentation relating to the Other Secured Debt, in each case including any Interest Rate Agreements related thereto.

“Declined Amounts”: the sum of (x) the Term Loan Declined Amounts and (y) the amount of Excess Cash Flow and Net Cash Proceeds of any Asset Disposition offered (to the extent the Parent Borrower or any Restricted Subsidiaries is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations which the holders of such Indebtedness decline to accept pursuant to the terms equivalent to Subsection 4.4(h) (as determined by the Parent Borrower in good faith, which determination shall be conclusive).

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Subsection 4.14(g), any Lender or Agent whose circumstances, acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Borrower”: (i) as of the Closing Date, the German Borrower, and (ii) any Subsidiaries of the Parent Borrower that become party to this Agreement pursuant to Subsection 2.13 after the Closing Date.

“Designated Borrower Request and Assumption Agreement”: as defined in Subsection 2.13(a).

“Designated Foreign Currency”: Canadian Dollar, Euro, Sterling, Swiss Franc, Hong Kong Dollar, Yen or any other freely available currency readily exchangeable into Dollars and reasonably requested by the Borrower Representative and acceptable to the Administrative Agent, any applicable Issuing Bank and each Revolving Lender.

“Designated Foreign Currency Sublimit”: the lesser of (a) $125,000,000 and (b) the Revolving Commitment. The Designated Foreign Currency Sublimit is part of, and not in addition to, the Revolving Commitment.

“Designated Noncash Consideration”: the non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Parent Borrower (other than Disqualified Stock) that is issued after the Closing Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of the Borrower Representative; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in Subsection 8.2(a)(3)(B).

“Designation Date”: as defined in Subsection 2.10(f).

“Discharge”: to repay, repurchase, redeem, defease or otherwise acquire, retire or discharge; and the term “Discharged” shall have a correlative meaning.

“Discount Prepayment Accepting Lender”: as defined in Subsection 4.4(l)(ii)(2).

“Discount Range”: as defined in Subsection 4.4(l)(iii)(1).

“Discount Range Prepayment Amount”: as defined in Subsection 4.4(l)(iii)(1).

“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Subsection 4.4(l) substantially in the form of Exhibit O.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit P, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in Subsection 4.4(l)(iii)(1).

“Discount Range Proration”: as defined in Subsection 4.4(l)(iii)(3).

“Discounted Prepayment Determination Date”: as defined in Subsection 4.4(l)(iv)(3).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Subsection 4.4(l)(ii), Subsection 4.4(l)(iii) or Subsection 4.4(l)(iv), as applicable unless a shorter period is agreed to between the Borrower Representative and the Administrative Agent.

“Discounted Term Loan Prepayment”: as defined in Subsection 4.4(l)(i).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Parent Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Borrower or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Parent Borrower on whose Board of Directors such member serves in respect of such member’s role as director.

“Disposition”: as defined in the definition of the term “Asset Disposition” in this Subsection 1.1.

“Disqualified Party”: (i) any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any affiliate of such competitor, (ii) any Persons designated in writing by the Parent Borrower to the Administrative Agent (a) on or prior to the Closing Date or (b) following the Closing Date with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), which designation in this clause (ii)(b) shall become effective one Business Day after such consent; provided that in no event shall any notice given pursuant to clause (ii)(b) of this definition apply to retroactively disqualify any (x) Person who previously acquired and continues to hold, any Loans, Commitments or participations prior to the receipt of such notice or (y) any pending assignment or participation to any pending Lender or pending Participant and (iii) any Lender that has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in Subsection 11.1(k); provided, that any Lender that has inadvertently or unintentionally made such incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender shall cease to be a Disqualified Party if it has notified the Borrower Representative in good faith that it has made such incorrect representation or warranty or deemed representation or warranty inadvertently or unintentionally. The list of Disqualified Parties and any updates thereto shall be delivered to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower Representative from time to time).

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the Initial Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Division”: as defined in Subsection 1.2(k).

“Dollar Equivalent”: with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount of any Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Parent Borrower and its Domestic Subsidiaries, (2) 90.0% of the book value of Receivables of the Parent Borrower and its Domestic Subsidiaries, and (3) cash, Cash Equivalents and Temporary Cash Investments of the Parent Borrower and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Domestic Borrowing Base shall not exceed, at any time, an amount equal to the greater of $538,000,000 and 125.0% of Four Quarter Consolidated EBITDA less any amounts incurred in reliance on the Foreign Borrowing Base.

“Domestic Loan Party”: a Loan Party that is organized under the laws of any political subdivision of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“ECF Payment Date”: as defined in Subsection 4.4(e)(iii).

“ECF Prepayment Amount”: as defined in Subsection 4.4(e)(iii).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to water or public wastewater treatment systems, applicable in, or pursuant to the laws of, any jurisdiction.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”: the direct or indirect cash equity contribution to the Parent Borrower by one or more Investors in an aggregate amount equal to at least $800,000,000 from the sale of convertible preferred stock.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Erroneous Payment”: as defined in Subsection 10.16(a).

“Erroneous Payment Deficiency Assignment”: as defined in Subsection 10.16(c).

“Erroneous Payment Impacted Class”: as defined in Subsection 10.16(c).

“Erroneous Payment Return Deficiency”: as defined in Subsection 10.16(c).

“Escrow Borrower”: as defined in Subsection 2.8(a).

“Escrow Subsidiary”: a Wholly Owned Subsidiary formed or established for the purpose of Incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangement of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Parent Borrower in accordance with Subsection 8.7. Prior to its merger with and into the Parent Borrower, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness Incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Temporary Cash Investments Invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“Ethically Screened Affiliate”: any Affiliate of a Person that (i) is managed, as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters), independently from such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate and (iii) such Person or any other Affiliate of such Person that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Person’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.

“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period, and

(iv) an amount equal to the aggregate net non-cash loss on Asset Dispositions by the Parent Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, over (b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii) the aggregate amount actually paid by the Parent Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures either made in cash or accrued during such period (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),

(iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Parent Borrower and its Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(iv) an amount equal to the aggregate net non-cash gain on Asset Dispositions of property by the Parent Borrower and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and

(v) increases in Consolidated Working Capital for such period.

For the avoidance of doubt, any amounts received or paid in respect of purchase price adjustments in accordance with the Keystone Purchase Agreement shall be disregarded in calculating Excess Cash Flow.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Affiliate”: as defined in Subsection 11.1(k).

“Excluded Assets”: any asset constituting an “Excluded Asset” (as such term is defined in each applicable Security Document).

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Borrower Representative and not previously included in the calculation set forth in Subsection 8.2(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Information”: as defined in Subsection 4.4(l)(i).

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent Borrower:

(a) that is an Immaterial Subsidiary;

(b) that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Senior Secured Facilities Obligations (or, in the case of a Foreign Subsidiary, the applicable Foreign Senior Secured Facilities Obligations), or if Guaranteeing, or granting Liens to secure, the Senior Secured Facilities Obligations (or, in the case of a Foreign Subsidiary, the applicable Foreign Senior Secured Facilities Obligations) would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c) with respect to which the Borrower Representative and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Senior Secured Facilities Obligations (or, in the case of a Foreign Subsidiary, the applicable Foreign Senior Secured Facilities Obligations) shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d) with respect to which the provision of such guarantee of the Senior Secured Facilities Obligations would result in material adverse tax consequences to the Parent Borrower or one of its Subsidiaries (as determined by the Borrower Representative in good faith, which determination shall be conclusive, and notified in writing to the Administrative Agent); provided, however, that this subsection (d) shall also apply to any guarantee of the Senior Secured Facilities Obligations provided by a Subsidiary of a Foreign Subsidiary that would result in material adverse tax consequences to the Parent Borrower or one of its Subsidiaries (as determined by the Borrower Representative in good faith, which determination shall be conclusive, and notified in writing to the Administrative Agent), and in such case, such Subsidiary of a Foreign Subsidiary shall be an Excluded Subsidiary pursuant to this clause (d);

(e) [reserved];

(f) that is a joint venture or Non-Wholly Owned Subsidiary;

(g) that is an Unrestricted Subsidiary;

(h) that is a Captive Insurance Subsidiary;

(i) that is a Special Purpose Entity;

(j) that is a Subsidiary acquired by the Parent Borrower or any Subsidiary and, at the time of the relevant acquisition, is an obligor in respect of Acquired Indebtedness to the extent (and solely for so long as) the documents or instruments governing the applicable Acquired Indebtedness prohibits such Subsidiary from granting a Guarantee of the Senior Secured Facilities Obligations (or, if applicable, the Foreign Senior Secured Facilities Obligations); or

(k) that is an Escrow Subsidiary;

provided that, notwithstanding the foregoing, (x) any Subsidiary that Guarantees the payment of the Other Secured Debt shall not be an Excluded Subsidiary and (y) any Subsidiary that becomes a Designated Borrower shall not be an Excluded Subsidiary; provided further that, notwithstanding the foregoing, any Subsidiary Guarantor that becomes an Excluded Subsidiary by virtue of becoming non-wholly owned as a result of a transfer of such Subsidiary Guarantor’s equity interests to any affiliate of the Parent Borrower in connection with a non-bona fide transaction the primary purpose

(as determined by the Parent Borrower in good faith, which determination shall be conclusive) of which was to cause such entity to become an Excluded Subsidiary shall not be released from its guaranty of the Senior Secured Facilities Obligations (or, in the case of a Foreign Subsidiary, the applicable Foreign Subsidiary Senior Secured Facilities Obligations) (and Collateral owned by such Subsidiary Guarantor shall not be released) without the written consent of the Administrative Agent.

Subject to the first proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, (b) any Tax imposed by FATCA, in each case, excluding any non-arm’s length or “specified non-resident shareholder” relationship that is attributable solely to a Lender or Agent having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, (c) attributable to any Agent or Lender’s failure to comply with the requirements of clause (b), (c), (d), (e) or (f) of Subsection 4.11 or with the requirements of Subsection 4.13, or (d) in the case of a Lender, U.S. federal withholding Taxes imposed, unless such Taxes are imposed as a result of a change in treaty, law or regulation that occurred after the date on which such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the date on which the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). For purposes of this definition, the term “Lender” includes any Issuing Bank.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Parent Borrower or any of its Subsidiaries or (b) that involves property with a book value equal to the greater of $129,000,000 and 30.00% of Four Quarter Consolidated EBITDA (as of the date on which a legally binding commitment for such Sale and Leaseback Transaction was entered into) or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“Existing Interest Rate”: as defined in Subsection 2.8(d)(v).

“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Closing Date and disclosed on Schedule 1.1(d).

“Existing Loans”: as defined in Subsection 2.10(a).

“Existing Revolving Commitments”: as defined in Subsection 2.10(a).

“Existing Revolving Tranche”: as defined in Subsection 2.10(a).

“Existing Term Loans”: as defined in Subsection 2.10(a).

“Existing Term Tranche”: as defined in Subsection 2.10(a).

“Existing Tranche”: as defined in Subsection 2.10(a).

“Extended Loans”: as defined in Subsection 2.10(a).

“Extended Revolving Commitments”: as defined in Subsection 2.10(a).

“Extended Revolving Loans”: as defined in Subsection 2.10(a).

“Extended Revolving Tranche”: as defined in Subsection 2.10(a).

“Extended Term Loans”: as defined in Subsection 2.10(a).

“Extended Term Tranche”: as defined in Subsection 2.10(a).

“Extended Tranche”: as defined in Subsection 2.10(a).

“Extending Lender”: as defined in Subsection 2.10(b).

“Extension”: as defined in Subsection 2.10(b).

“Extension Amendment”: as defined in Subsection 2.10(c).

“Extension Date”: as defined in Subsection 2.10(d).

“Extension Election”: as defined in Subsection 2.10(b).

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under the Initial Term Loan Tranche), a Revolving Loan, a Swing Line Loan or an Incremental Revolving Loan (other than the initial extension of credit thereunder), and with respect to an Issuing Bank, the issuance of a Letter of Credit.

“Extension Request”: as defined in Subsection 2.10(a).

“Extension Request Deadline”: as defined in Subsection 2.10(b).

“Extension Series”: all Extended Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder (the “Initial Term Loan Facility”), (b) the Initial Revolving Commitments and the Extensions of Credit made thereunder, the L/C-B/A Obligations thereunder and the Reimbursement Obligations thereunder (the “Initial Revolving Facility”), (c) Incremental Term Loans of the same Tranche, (d) Incremental Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, (e) any Extended Term Loans of the same Extension Series, (f) any Extended Revolving Commitments of the same Extension Series and Extensions of Credit made thereunder, (g) any Specified Refinancing Term Loans of the same Tranche and (h) any Specified Refinancing Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, and collectively the “Facilities.”

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower Representative or the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantively comparable), and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA”: the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Fee Letter”: the Administrative Agent Fee Letter, dated as of February 10, 2025, by and between the Parent Borrower and the Administrative Agent.

“Financial Covenant Event of Default”: as defined in Subsection 9.1(c).

“Financial Covenant Representation Event of Default”: as defined in Subsection 9.1(b).

“Financial Covenant Test Condition”: as defined in Subsection 8.11.

“Financial Incurrence Tests”: as defined in Subsection 1.2(p).

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required to be classified and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (and all calculations and deliverables under this Agreement (other than those made pursuant to Subsection 7.1) shall be made or delivered, as applicable, based on GAAP as in effect prior to such adoption). The Stated Maturity of any Financing Lease shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Lease Obligation”: an obligation under any Financing Lease.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Liens permitted hereunder (including Permitted Liens) applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (or, in the case of Collateral constituting Pledged Stock (as defined in the Guarantee and Collateral Agreement), Permitted Liens of the type described in clauses (a), (k)(4)

(other than subclause (z)), (l), (m), (n), (p)(1), (s) and, solely with respect to Permitted Liens described in the foregoing clauses, (o) of the definition thereof)). For purposes of this definition, a Lien purported to be created in any Collateral pursuant to any Security Document will be construed as the “most senior Lien” to which such Collateral is subject, notwithstanding the existence of a Permitted Lien on the Collateral that is pari passu with the Lien on such Collateral, so long as such Permitted Lien is subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement.

“Fixed Amounts”: as defined in Subsection 1.2(p).

“Fixed GAAP Date”: the Closing Date; provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Capital Expenditures”, “Consolidated Coverage Ratio”, “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated First Lien Indebtedness”, “Consolidated First Lien Leverage Ratio”, “Consolidated Secured Indebtedness”, “Consolidated Secured Leverage Ratio”, “Consolidated Total Assets”, “Consolidated Total Indebtedness”, “Consolidated Total Leverage Ratio”, “Consolidated Working Capital”, “Consolidation”, “Domestic Borrowing Base”, “Excess Cash Flow”, “Foreign Borrowing Base”, “Four Quarter Consolidated EBITDA”, “Inventory” and “Receivable”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time.

“Foreign Borrower”: the German Borrower and any Designated Borrower that is a Foreign Subsidiary.

“Foreign Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Parent Borrower’s Foreign Subsidiaries, (2) 90.0% of the book value of Receivables of the Parent Borrower’s Foreign Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Parent Borrower’s Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Foreign Borrowing Base shall not exceed, at any time, an amount equal to the lesser of (x) the greater of $538,000,000 and 125.0% of Four Quarter Consolidated EBITDA less any amounts incurred in reliance on the Domestic Borrowing Base and (y) 50.0% of Four Quarter Consolidated EBITDA.

“Foreign Loan Party”: a Loan Party that is organized under the laws of any jurisdiction outside of the United States of America.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Secured Parties”: the “Secured Parties” as defined in any Foreign Security Document.

“Foreign Security Documents”: the collective reference to any foreign security documents entered into and delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of any Foreign Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(c) or 7.9(d), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Foreign Senior Secured Facilities Obligations”: obligations of a Foreign Borrower and the other Foreign Loan Parties that are Subsidiaries of such Foreign Borrower and in the same jurisdiction as such Foreign Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Foreign Borrower and such other Foreign Loan Parties under this Agreement and the other Loan Documents. Only where the context requires, the term Foreign Senior Secured Facilities Obligations shall refer to the obligations of all Foreign Borrowers and all Foreign Loan Parties.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower (a) that is organized under the laws of any jurisdiction outside of the United States of America or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Guarantor”: (x) each Foreign Subsidiary (other than any Excluded Subsidiary) that is a Subsidiary of Parent Borrower or a Foreign Borrower and, in each case, in the same jurisdiction as such Foreign Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Foreign Subsidiary Guarantor (a) ceases to constitute a Foreign Subsidiary of Parent Borrower or such Foreign Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof and (y) each other Foreign Subsidiary which such Foreign Borrower causes to execute and deliver a Subsidiary Guaranty pursuant to the last sentence of Subsection 7.9(c) or otherwise, in each case, unless and until such time as the respective Foreign Subsidiary Guarantor (a) ceases to constitute a Foreign Subsidiary of Parent Borrower or an applicable Foreign Borrower or ceases to be in the same jurisdiction as such Foreign Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower, so long as such Restricted Subsidiary has no material assets other than shares, equity interests, Capital Stock or other securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Four Quarter Consolidated EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, provided that:

(1) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower Representative, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Parent Borrower to be taken no later than 36 months after the date of determination.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“German Borrower”: as defined in the Preamble hereto.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the Closing Date, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith, which determination shall be conclusive.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty pursuant to a written agreement.

“Guarantors”: the collective reference to (x) each Subsidiary Guarantor that is a Domestic Subsidiary, (y) the Parent Borrower (solely with respect to the obligations hereunder and under each other Loan Document of a Foreign Borrower) and (z) each Foreign Subsidiary Guarantor (solely with respect to the obligations hereunder and under each other Loan Document of (i) the Foreign Borrower that such Foreign Subsidiary Guarantor is a Subsidiary of and in the same jurisdiction as and (ii) such other Foreign Subsidiary Guarantors that are Subsidiaries of such Foreign Borrower and in the same jurisdiction as such Foreign Borrower), in each case that is from time to time party to the Guarantee and Collateral Agreement or any other guarantee and/or collateral agreement entered into from time to time; each individually, a “Guarantor.”

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“HIBOR Rate”: for any day and time, with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars for any Interest Period, the HIBOR Screen Rate, as published at approximately 11:30 a.m. Hong Kong time as of the first day of such interest period.

“HIBOR Screen Rate”: with respect to any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Hong Kong time two business days prior to the commencement of such Interest Period. If the HIBOR Screen Rate shall be less than zero, the HIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Hong Kong Dollar”: the lawful currency of Hong Kong.

“Identified Participating Lenders”: as defined in Subsection 4.4(l)(iii)(3).

“Identified Qualifying Lenders”: as defined in Subsection 4.4(l)(iv)(3).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated as such in writing by the Borrower Representative to the Administrative Agent that (i) (x) contributed 15.0% or less of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, and (y) had consolidated assets representing 15.0% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Parent Borrower are available; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 15.0% or less of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, and (y) had consolidated assets representing 15.0% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Parent Borrower are available. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such period.

“Increase Supplement”: as defined in Subsection 2.8(c).

“Increased Amount”: as defined in Subsection 2.8(d)(v).

“Incremental Commitment Amendment”: as defined in Subsection 2.8(d).

“Incremental Commitments”: as defined in Subsection 2.8(a).

“Incremental Indebtedness”: Indebtedness Incurred by a Borrower pursuant to and in accordance with Subsection 2.8.

“Incremental L/C-B/A Commitments”: as defined in Subsection 2.8(a).

“Incremental Lenders”: as defined in Subsection 2.8(b).

“Incremental Loans”: as defined in Subsection 2.8(d).

“Incremental Revolving Commitments”: as defined in Subsection 2.8(a).

“Incremental Revolving Loans”: any loans drawn under an Incremental Revolving Commitment.

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in Subsection 2.8(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Incurrence Based Amounts”: as defined in Subsection 1.2(p).

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations have been satisfied within 90 days of becoming due and payable);

(iv) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Financing Lease Obligations of such Person;

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Borrower Representative, the Board of Directors of the Borrower Representative or the Board of Directors of the issuer of such Capital Stock, in each case which determination shall be conclusive);

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower Representative, which determination shall be conclusive) and (B) the amount of such Indebtedness of such other Persons;

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include (p) any obligations whatsoever in respect of Vendor Financing Arrangements, (q) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than sixty (60) days, (r) accrued expenses and royalties, (s) prepaid or deferred revenue arising in the ordinary course of business, (t) any obligations attributable to the exercise of dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (u) any liability for federal, state, local or other taxes owed or owing to any government or other taxing authority, (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (w) obligations, to the extent such obligations constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (x) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, (y) in connection with the purchase by the Parent Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (so long as (i) at the time of closing, the amount of any such payment is not determinable and (ii) to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner) or (z) for the avoidance of doubt, any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

For all purposes hereunder, the Indebtedness of the Parent Borrower and its Restricted Subsidiaries shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions or term) and made in the ordinary course of business or consistent with past practice.

“Indemnified Liabilities”: as defined in Subsection 11.5(d).

“Indemnitee”: as defined in Subsection 11.5(d).

“Initial Agreement”: as defined in Subsection 8.3(c).

“Initial Default”: as defined in Subsection 1.2(c).

“Initial Lien”: as defined in Subsection 8.6.

“Initial Revolving Commitment”: as to any Lender, its obligation to make Initial Revolving Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Revolving Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Initial Revolving Commitment assigned to such Assignee pursuant to Subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Initial Revolving Commitments.” The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $500,000,000.

“Initial Revolving Commitment Period”: the period from and including the Closing Date to but not including the Initial Revolving Maturity Date, or such earlier date as the Initial Revolving Commitments shall terminate as provided herein.

“Initial Revolving Facility”: as defined in the definition of “Facility.”

“Initial Revolving Facility Discharge”: (i) the termination of all Initial Revolving Commitments, (ii) the payment in full in cash of the Initial Revolving Loans, all L/C-B/A Obligations, all Reimbursement Obligations, as well as all other Obligations in respect of the Initial Revolving Facility then due and owing to any Revolving Lender and (iii) the termination of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank).

“Initial Revolving Lender”: any Lender having an Initial Revolving Commitment and/or an Initial Revolving Loan outstanding hereunder.

“Initial Revolving Loans”: as defined in Subsection 2.1(b).

“Initial Revolving Maturity Date”: February 3, 2031; provided that, if such date is a day other than a Business Day, the Initial Revolving Maturity Date shall be the next succeeding Business Day.

“Initial Term Loan”: as defined in Subsection 2.1(a).

“Initial Term Loan Commitment”: as to any Lender, its obligation to make Initial Term Loans to the Parent Borrower pursuant to Subsection 2.1(a) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments.” The original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $1,650,000,000.

“Initial Term Loan Facility”: as defined in the definition of “Facility.”

“Initial Term Loan Maturity Date”: February 3, 2033.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Regulation”: the Council Regulation (EC) No. 1346/2000 29 May 2000 on Insolvency Proceedings.

“Installment Date”: as defined in Subsection 2.2(b).

“Intercreditor Agreement”: the base intercreditor agreement, dated as of the Closing Date, by and between the Collateral Agent (in its capacity as the Original First Lien Agent, as defined in the Intercreditor Agreement) and the collateral agent under the documentation relating to the Other Secured Debt (in its capacity as January 2026 First Lien Agent, as defined in the Intercreditor Agreement), and acknowledged by the Parent Borrower and certain of the Guarantors, and as amended, supplemented, waived or otherwise modified from time to time.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Election Request”: a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 4.2, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower Representative.

“Interest Payment Date”: (a) as to any Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period and the final maturity date of such Loan, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the final maturity date of such Loan, (d) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the final maturity date of such Loan and (e) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the final maturity date of such Loan.

“Interest Period”: with respect to any Term Benchmark Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, and ending (i) one or three months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter with respect to such Term Benchmark Loan bearing interest at a rate determined by reference to the Adjusted Term CORRA Rate and (ii) one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter with respect to any other Term Benchmark Loan, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending (i) one or three months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter with respect to such Term Benchmark Loan bearing interest at a rate determined by reference to the Adjusted Term CORRA Rate and (ii) one, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter with respect to any other Term Benchmark Loan, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the applicable Maturity Date shall (for all purposes other than Subsection 4.12) end on the applicable Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Term Benchmark Loan during an Interest Period for such Term Benchmark Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Internal Control Event”: a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, distributors, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.2 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) at the time of such transfer and (iii) for purposes of Subsection 8.2(a)(3)(C), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Subsection 8.2(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Subsection 8.2(a).

“Investment Agreement”: the fully executed investment agreement, dated as of February 10, 2025, by and among the Parent Borrower, CD&R XII Keystone Holdings, L.P. and solely for purposes of Section 4.13 thereof, Clayton, Dubilier & Rice Fund XII, L.P. (including all exhibits, schedules or amendments thereto), as amended, supplemented, waived or otherwise modified from time to time.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) other short-term marketable debt securities; (iv) investments in any fund that invests exclusively in investments of the type described in clauses (i), (ii) and (iii) above, which fund may also hold cash pending investment or distribution; and (v) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: collectively, (i) Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (ii) Clayton, Dubilier & Rice Fund XII-A, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iii) Clayton, Dubilier & Rice Fund XII (Luxembourg), SCSp, a Luxembourg special limited partnership (société en commandite spéciale), and any successor in interest thereto, (iv) CD&R Advisor Fund XII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (v) CD&R Associates XII Co-Invest, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (vi) CD&R Investment Associates XII, Ltd., a Cayman Islands exempted company, and any successor in interest thereto, (vii) CD&R Associates XII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (viii) CD&R Associates XII (Luxembourg) GP, S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), and any successor in interest thereto, (ix) CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, and (x) any Affiliate of any Investor identified in clauses (i) through (ix) of this definition.

“IP Rights”: as defined in Subsection 5.9.

“ISDA CDS Definitions”: as defined in Subsection 11.1(k).

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issue Amount”: with respect to a Lender holding Initial Term Loans, the issue price on the Closing Date of such Initial Term Loan held by such Lender.

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit / Bankers’ Acceptance Request and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower Representative (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank”: as the context may require, (a) each of JPMorgan Chase Bank, N.A., PNC Bank, National Association, Wells Fargo Bank, N.A. or any Affiliate of any of the foregoing, in its capacity as issuer of any Letter of Credit hereunder, or (b) any other Lender that may become an Issuing Bank under Subsection 2.6(i).

“Japanese Prime Rate” for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) 0.00%.

“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8(a).

“Junior Capital”: collectively, any Indebtedness of the Parent Borrower that (i) is not secured by any asset of the Parent Borrower or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Senior Secured Facilities Obligations hereunder on terms consistent with those for senior subordinated high yield debt securities issued by similarly situated U.S. companies (as determined in good faith by the Borrower Representative, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Initial Term Loan Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Parent Borrower or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than (x) obligations that are subject to the prior payment in full in cash of the Term Loans and (y) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (v) does not require the payment of cash interest until the date that is 91 days after the Initial Term Loan Maturity Date.

“Junior Debt”: any Subordinated Obligations and Guarantor Subordinated Obligations.

“Keystone Escrow Agreement”: the “Escrow Agreement” as defined in the Keystone Purchase Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Keystone Payments Administration Agreement”: the “Payments Administration Agreement” as defined in the Keystone Purchase Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Keystone Purchase Agreement”: the Stock Purchase Agreement, dated as of February 10, 2025, by and among the Parent Borrower, Kito Crosby, the holders of all of the Shares (as defined therein) of Kito Crosby, as set forth on the signature pages thereto, and Ascend Overseas Limited, as company incorporated under the laws of England and Wales, solely in its capacity as the Representative (as defined therein), as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Keystone Sellers”: the “Sellers” as defined in the Keystone Purchase Agreement.

“Kito Crosby”: Kito Crosby Limited, a company incorporated under the laws of England and Wales (f/k/a Crosby Worldwide Limited), and any successor in interest thereto.

“Kito Crosby Entities”: collectively, Kito Crosby and each of its Subsidiaries.

“L/C-B/A Commitment Amount”: $100,000,000.

“L/C-B/A Commitment Amount Individual Sublimit”: (i) for each of the Issuing Banks party hereto on the Closing Date, the amount set forth in the schedule below next to such Issuing Bank’s name and (ii) for Issuing Banks added pursuant to Subsection 2.6(i), an amount agreed between the Borrower Representative and such Issuing Bank, in each case as such amount may be increased as agreed in writing between the applicable Issuing Bank and the Borrower Representative; provided that if any Issuing Bank shall become a Defaulting Lender, each Issuing Bank that is not at such time a Defaulting Lender shall have its L/C-B/A Commitment Amount Individual Sublimit increased on a pro rata basis such that the sum of each such Issuing Bank’s L/C-B/A Commitment Amount Individual Sublimit is at least equal to the applicable amount set forth in the definition of “L/C-B/A Commitment Amount”; provided further, however, that any such adjusted or increased L/C-B/A Commitment Amount Individual Sublimit shall not at any time be in excess of any such Issuing Bank’s and or its Affiliates’ Revolving Commitments then in effect.

Issuing Bank	L/C-B/A Commitment Amount Individual Sublimit
JPMorgan Chase Bank, N.A.	$33,333,334.00
PNC Bank, National Association	$33,333,333.00
Wells Fargo Bank, N.A.	$33,333,333.00
Total	$100,000,000.00

“L/C-B/A Credit Extension”: with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C-B/A Disbursement”: as defined in Subsection 2.6(d)(i).

“L/C-B/A Fee Payment Date”: with respect to any Letter of Credit, fifteen (15) days following the end of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C-B/A Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then-outstanding Letters of Credit and Bankers’ Acceptances (including, without limitation, in the case of outstanding Letters of Credit or Bankers’ Acceptances in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit and Bankers’ Acceptances which have not then been reimbursed pursuant to Subsection 2.6(e) (including, without limitation, in the case of Letters of Credit or Bankers’ Acceptances in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Subsection 2.6(e)).

“L/C-B/A Participants”: the collective reference to all the Lenders other than the applicable Issuing Bank.

“LCT Election”: as defined in Subsection 1.2(j).

“LCT Test Date”: as defined in Subsection 1.2(j).

“Lead Arrangers”: JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within

10 Business Days after request by the Administrative Agent or the Borrower Representative, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Administrative Agent or the Borrower Representative, as applicable) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or Bail-In Action.

“Lender Joinder Agreement”: as defined in Subsection 2.8(c).

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be a “Lender-Related Distress Event” with respect to such Agent or Lender or any person that directly or indirectly controls such Agent or Lender.

“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative, to make any Loans available to the Borrowers, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Facility”: any facility, in each case with one or more banks or other lenders, institutions or financing providers providing for letters of credit or bank guarantees, in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing.

“Letter of Credit / Bankers’ Acceptance Request”: a letter of credit or bankers’ acceptance request substantially in the form of Exhibit L-2 or in such form as any Issuing Bank may specify from time to time, requesting the applicable Issuing Bank to open a Letter of Credit or create a Bankers’ Acceptance, as applicable, and accompanied by an application and agreement for the issuance or amendment of a Letter of Credit or the creation or amendment of a Bankers’ Acceptance in such form as such Issuing Bank may reasonably specify from time to time consistent with the terms hereof (it being understood that in the event of any express conflict, the terms hereof shall control).

“Letters of Credit”: as defined in Subsection 2.6(a)(i).

“Leverage Excess Proceeds”: as defined in Subsection 8.4(b).

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (i) an acquisition or an Investment that any of the Borrowers or any Subsidiary thereof is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any prepayment, repurchase or redemption of Indebtedness or Preferred Stock requiring irrevocable notice in advance of such prepayment, repurchase or redemption or (iii) any dividends or distributions on, or redemptions of, Capital Stock in connection with an acquisition or Investment of the type set forth in clause (i) hereof and permitted under this Agreement.

“Loan”: each Initial Term Loan, Incremental Term Loan, Extended Term Loan, Specified Refinancing Term Loan, Initial Revolving Loan, Incremental Revolving Loan, Extended Revolving Loan, Specified Refinancing Revolving Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”: this Agreement, any Notes, each Designated Borrower Request and Assumption Agreement, the Guarantee and Collateral Agreement, the Intercreditor Agreement, each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: the Borrowers and the Subsidiary Guarantors; each individually, a “Loan Party”.

“Management Advances”: (1) loans or advances made to directors, management members, officers, employees or consultants of the Parent Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding the greater of $22,000,000 and 5.0% of Four Quarter Consolidated EBITDA in the

aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.1.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of the greater of $22,000,000 and 5.0% of Four Quarter Consolidated EBITDA of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding the greater of $22,000,000 and 5.0% of Four Quarter Consolidated EBITDA in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to (a) any Person other than a Management Investor of up to an aggregate principal amount outstanding at any time of the greater of $22,000,000 and 5.0% of Four Quarter Consolidated EBITDA and (b) any Management Investor, in each case, to finance the repurchase or other acquisition of Capital Stock of the Parent Borrower or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by Subsection 8.2.

“Management Investors”: the current or former management members, officers, directors, employees and other members of the management of the Parent Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower Representative, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Restricted Subsidiary.

“Management Stock”: Capital Stock of the Parent Borrower or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Mandatory Revolving Loan Borrowing”: as defined in Subsection 2.7(c).

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Parent Borrower (including all shares of Capital Stock of the Parent Borrower reserved for issuance upon conversion or exchange of Capital Stock of the Parent Borrower outstanding on such date) on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Material Adverse Effect”: (x) on, or as of, the Closing Date, a Closing Date Material Adverse Effect, or (y) after the Closing Date, a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Intellectual Property”: any IP Rights owned by the Parent Borrower or any Restricted Subsidiary that is material to the operations of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Parent Borrower in good faith, which determination shall be conclusive).

“Material Subsidiaries”: Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Maturity Date”: the Initial Revolving Maturity Date, the Initial Term Loan Maturity Date, for any Extended Tranche the “Maturity Date” set forth in the applicable Extension Amendment, for any Incremental Commitments the “Maturity Date” set forth in the applicable Incremental Commitment Amendment and for any Specified Refinancing Tranche the “Maturity Date” set forth in the applicable Specified Refinancing Amendment, in each case as the context may require.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) an amount equal to the greater of (1) $430,000,000 and (2) Four Quarter Consolidated EBITDA (amounts Incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”) plus (ii) an unlimited amount if, after giving effect to the Incurrence of such amount (or, at the Borrower Representative’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), either (x) the Consolidated First Lien Leverage Ratio shall not exceed 5.00 to 1.00 or (y) in the case of Indebtedness being Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets or Permitted Investment (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, the Consolidated First Lien Leverage Ratio would equal or be less than the Consolidated First Lien Leverage Ratio immediately prior to giving effect thereto (in each case under this clause (ii), as set forth in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio (amounts Incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (ii), (B) for purposes of calculating the Consolidated First Lien Leverage Ratio under this clause (ii), any additional amount Incurred pursuant to this clause (ii) shall be treated as if such amount is Consolidated First Lien Indebtedness, regardless of whether such amount is actually secured or is secured by Liens ranking junior to the Liens that secure the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable) and (C) in the case of Incremental Revolving Commitments, the full drawing thereunder shall be assumed)); provided that, at the Borrower Representative’s option, capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility.

“MFN Protection”: as defined in Subsection 2.8(d).

“Minimum Exchange Tender Condition”: as defined in Subsection 2.9(b).

“Minimum Extension Condition”: as defined in Subsection 2.10(g).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Fee Properties”: the collective reference to each real property owned in fee by the Loan Parties as of the Closing Date and listed on Schedule 5.8 (if any) or required to be mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party, in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof.

“Mortgages”: each of the mortgages and deeds of trust, or similar security instruments executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”: the four-fiscal-quarter period of the Parent Borrower ending on the last day of the most recently completed fiscal year or fiscal quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: from an Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and (without duplication) all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset

Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Subsection 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens on the Collateral that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral that secures the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable)) (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or, with respect to an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in each case in respect of such Asset Disposition, and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Parent Borrower or any of its Subsidiaries.

“Net Available Cash Amount”: as defined in Subsection 8.4(a)(iii).

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or the Incurrence of Indebtedness by, the Parent Borrower or any Subsidiary, or any capital contribution to the Parent Borrower or any Subsidiary, the cash proceeds of such issuance, sale, Incurrence or contribution received by the Parent Borrower or such Subsidiary, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof.

“Net Short Lender”: as defined in Subsection 11.1(k).

“New Delayed Draw Term Loan Commitments”: as defined in Subsection 2.8(a).

“New York Courts”: as defined in Subsection 11.13(a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-Extending Lender”: as defined in Subsection 2.10(e).

“Non-Extension Notice Date”: as defined in Subsection 2.6(j).

“Non-Wholly Owned Subsidiary”: each Subsidiary that is not a Wholly Owned Subsidiary.

“Note”: as defined in Subsection 2.2(a).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, that, if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligation Currency”: as defined in Subsection 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest, fees or expenses is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“OFAC”: the Office of Foreign Assets Control.

“Offered Amount”: as defined in Subsection 4.4(l)(iv)(1).

“Offered Discount”: as defined in Subsection 4.4(l)(iv)(1).

“OID”: as defined in Subsection 2.8(d).

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation, amalgamation or continuance, or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the Collateral Agent.

“Other Representatives”: JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, Wells Fargo Securities, LLC, Citizens Bank N.A., Deutsche Bank AG New York Branch, KeyBank National Association, Mizuho Bank, LTD., M&T Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, Truist Bank and UBS Securities LLC.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are described in clause (a)(ii) of the definition of “Excluded Taxes.”

“Other Secured Debt”: as defined in the Preamble hereto.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Overdrawn Amount”: as defined in Subsection 8.8(a).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Borrower”: as defined in the Preamble hereto, and any successor in interest thereto permitted hereunder.

“Pari Passu Indebtedness”: Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Senior Secured Facilities Obligations.

“Participant”: as defined in Subsection 11.6(c).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Participating Lender”: as defined in Subsection 4.4(l)(iii)(2).

“Patriot Act”: as defined in Subsection 11.18.

“Payment Notice”: as defined in Subsection 10.16(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“PCAOB”: the Public Company Accounting Oversight Board.

“Periodic Term CORRA Determination Day”: as defined in the definition of “Term CORRA Rate” in this Subsection 1.1.

“Permitted Debt Exchange”: as defined in Subsection 2.9(a).

“Permitted Debt Exchange Notes”: as defined in Subsection 2.9(a).

“Permitted Debt Exchange Offer”: as defined in Subsection 2.9(a).

“Permitted Encumbrances”: with respect to each fee-owned or leasehold real property of the Parent Borrower or any of its Subsidiaries (or similar property interests under local law), those liens, encumbrances and other matters affecting title, zoning, building codes, land use and other similar laws and municipal ordinances and other similar items, which in any such case, do not materially detract from the value of the property or impair, in any material respect, the use or ownership of such property for its intended purpose, in the ordinary course of business.

“Permitted Holders”: any of the following: (i) any of the Investors; (ii) any of the Management Investors and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by any of the Investors, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any Investor or any Affiliate thereof, or any such investment fund or vehicle; (v) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii) or (iv) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent Borrower held by such “group”), and any other Person that is a member of such “group”; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Parent Borrower. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) constitutes or results in a Change of Control in respect of which the Borrowers make a Change of Control Offer pursuant to Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment”: an Investment by the Parent Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Parent Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Parent Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Subsection 8.4;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Parent Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(c), and in each case, any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted by this Agreement;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Subsection 8.1;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Subsection 8.6;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, (2) any promissory note issued by the Parent Borrower or any Restricted Subsidiary or (3) Investments in notes receivables and other non-cash consideration in connection with a transaction described in clause (iv) of the definition of “Asset Disposition”;

(xi) bonds secured by assets leased to and operated by the Parent Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) Investments held in the investment portfolio of CM Insurance Company, Inc. of the type and in amounts in the ordinary course of business of CM Insurance Company, Inc. and consistent with past practices;

(xiii) any Investment to the extent made using Capital Stock of the Parent Borrower (other than Disqualified Stock) or Junior Capital as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Subsection 8.5(b) (except transactions described in clauses (i), (ii)(4), (iii), (v), (vi), (ix) and (x) therein), including any Investment pursuant to any transaction described in Subsection 8.5(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Parent Borrower);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Parent Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the sum of (x) the greater of $151,000,000 and 35.0% of Four Quarter Consolidated EBITDA, (y) the Available Restricted Payments Amount and (z) the Available Restricted Debt Payments Amount;

(xix) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(xx) Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xxi) any Investment in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(xxii) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business or consistent with past practice; and

(xxiii) Guarantees permitted by Subsection 8.1.

If any Investment pursuant to clause (xv) or (xviii) above, or Subsection 8.2(b)(vi) or 8.2(b)(xvi), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or Subsection 8.2(b)(vi) or 8.2(b)(xvi), as applicable.

“Permitted Liens”:

(a) Liens or statutory liens for taxes, assessments or other governmental charges or claims not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than sixty (60) days or that are bonded or that are being contested in good faith and by appropriate proceedings, or which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, customs, surety, judgment, appeal, indemnity or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) (i) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, exceptions, servitudes, restrictions, encroachments, charges, and other similar encumbrances or title defects or irregularities incurred, (ii) any other matters that would be disclosed in an accurate survey affecting real property or (iii) leases or subleases granted, licenses or sublicenses granted, or occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Closing Date and set forth on Schedule 1.1(b), or (in the case of any such Liens securing Indebtedness of the Parent Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness Incurred under Subsection 8.1(b)(i) and secured under clause (k)(1) of this definition), so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Borrower or any Restricted Subsidiary of the Parent Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation, eminent domain or compulsory purchase rights or proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Financing Lease Obligations Incurred in compliance with Subsection 8.1;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses, sublicenses or occupancy agreements to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Subsection 8.1(b)(i) pursuant to (a) this Agreement and the other Loan Documents, (b) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (c) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof) and (d) any Additional Obligations (and any Refinancing Indebtedness in respect thereof); provided, that any Liens on Collateral pursuant to subclause (b), (c) or (d) of this clause (k)(1) shall be subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (2) Indebtedness Incurred in compliance with clauses (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(xv) (limited, in the case of clause (b)(xv), to Liens on any of the property and assets of any Foreign Subsidiary) or clauses (b)(iii)(A) and (B) of Subsection 8.1 (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in Subsection 8.1(a) or 8.1(b)(xvii)), (3) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xiii); provided that any Liens securing such Indebtedness shall rank junior to the Liens that secure the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable) and shall be subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (4) (A) Acquisition Indebtedness Incurred in compliance with Subsection 8.1(b)(x) or (xi); provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates, (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated First Lien Leverage Ratio would equal or be less than the Consolidated First Lien Leverage Ratio immediately prior to giving effect thereto or (z) such Liens rank junior to the Liens that secure the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable) and shall be subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, or (B) any Refinancing Indebtedness Incurred in respect thereof, (5) Indebtedness Incurred in compliance with Subsection 8.1(b)(i) or 8.1(b)(xvi) pursuant to any Letter of Credit Facility; provided that any Liens on Collateral shall be subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (6) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (k)(6), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (7) obligations in respect of Management Advances or Management Guarantees, (8) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xvii)(x) or (in the case of Refinancing Indebtedness Incurred in respect of Indebtedness described in Subsection 8.1(b)(xvii)(x)) clause (b)(iii)(B) of Subsection 8.1; provided that any Liens securing such Indebtedness shall be subject to the Intercreditor Agreement and/or an Other Intercreditor Agreement, as applicable, and (9) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xvii)(y) or (in the case of Refinancing Indebtedness Incurred in respect of Indebtedness described in Subsection 8.1(b)(xvii)(y)) clause (b)(iii)(B) of Subsection 8.1; provided that any Liens securing such Indebtedness shall either (x) rank junior to the Liens that secure the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable) and shall be subject to the Intercreditor Agreement and/or an Other Intercreditor Agreement, as applicable or (y) be secured by Liens solely on assets that are not Collateral, in each case under the foregoing clauses (1) through (9) including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or in connection with, or in contemplation of, such acquisition of such property or assets), and that such Liens are limited to the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Parent Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Parent Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(n) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements, tag, drag, right of first refusal, buy/sell arrangements or similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than any Indebtedness described in clause (k)(1) above of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Parent Borrower or any of its Subsidiaries, (4) [reserved], (5) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (6) (x) securing or arising by reason of any netting or set-off or customer deposit arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (y) of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction and covering only the items being collected upon or (z) created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond), (7) in favor of the Parent Borrower or any Subsidiary (other than Liens on property or assets of any Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (8) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (9) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (10) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (11) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (12) arising in connection with repurchase agreements permitted under Subsection 8.1 on assets that are the subject of such repurchase agreements, (13) in favor of any Special Purpose Entity in connection with any Financing Disposition, (14) on any amounts (including the proceeds of the applicable Indebtedness and any cash, Cash Equivalents and Temporary Cash Investments deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Borrower Representative in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance, (15) on equipment of the Parent Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Parent Borrower’s or a Restricted Subsidiary’s customers or (16) (x) on accounts receivable or notes receivable (including any ancillary rights pertaining thereto) purported to be sold or disposed of in connection with any “supply chain financing program”, factoring agreement or similar arrangements to secure obligations owed under such “supply chain financing program”, factoring agreement or similar arrangements and (y) any bank accounts used by the Parent Borrower or any Restricted Subsidiary in connection with any “supply chain financing program”, any factoring agreement or any similar arrangements;

(q) other Liens securing Indebtedness or other obligations that in the aggregate at any time outstanding do not exceed an amount equal to the greater of $172,000,000 and 40.0% of Four Quarter Consolidated EBITDA at the time of Incurrence of such Indebtedness or other obligations;

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Special Purpose Entity, or in connection with a Special Purpose Financing or otherwise, Incurred pursuant to clause (b)(ix) of Subsection 8.1;

(s) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with Subsection 8.1; provided that (x) on the date of Incurrence of such Indebtedness after giving effect to such Incurrence (or, at the Borrower Representative’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause), either (A) the Consolidated First Lien Leverage Ratio shall not exceed 4.50:1.00 or (B) in the case of Indebtedness being Incurred to finance or refinance, or otherwise incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, the Consolidated First Lien Leverage Ratio would equal or be less than the Consolidated First Lien Leverage Ratio immediately prior to giving effect thereto and (y) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement;

(t) Liens on the Collateral, if such Liens rank junior to the Liens on such Collateral in relation to the Lien securing the Loans and the Subsidiary Guarantees, as applicable; provided that if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement;

(u) Liens on (x) Vendor Collateral securing Vendor Financing Arrangements and (y) Inventory and Accounts Receivable (in each case, as defined in the Guarantee and Collateral Agreement) (together with, in each case, the proceeds thereof, including any proceeds thereof held in any Deposit Accounts) securing Vendor Financing Arrangements, which Liens in the case of this clause (y) shall be permitted to be senior in priority to the Liens securing the Senior Secured Facilities Obligations; provided that the Collateral Agent and the applicable agent and/or lender(s), as the case may be, under each such Vendor Financing Arrangement shall have entered into an Other Intercreditor Agreement in connection therewith; provided, further, that the aggregate principal amount of such Liens on Collateral (excluding, for the avoidance of doubt, security in the form of cash collateral or letters of credit) outstanding at any time shall not exceed the greater of $43,000,000 and 10.0% of Four Quarter Consolidated EBITDA;

(v) Permitted Encumbrances;

(w) Liens consisting of agreements to dispose of any property in a Disposition permitted under Subsection 8.4, in each case, solely to the extent such Disposition would have been permitted on the date of the creation of any such Lien; provided that such Liens encumber only the applicable assets pending consummation of such Disposition; and

(x) (1) leases, subleases or non-exclusive licenses or sublicenses of intellectual property rights granted to other Persons in the ordinary course of business and substantially consistent with past practice which do not (x) interfere in any material respect with the business of the Parent Borrower and its Subsidiaries, taken as a whole, or (y) secure any Indebtedness and (2) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or its Subsidiaries.

For purposes of determining compliance with this definition, (s) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (t) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (u) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (v) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (w) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower Representative, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and the remainder of the Indebtedness as having been secured pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more of the other clauses of this definition (other than clause (s) above), (x) in the event that a portion of Indebtedness secured by a Lien could be classified in part pursuant to clause (s) above (giving effect to the Incurrence of such portion of Indebtedness), the Borrower Representative, in its sole discretion, may classify such portion of Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (s) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses or subclauses of this definition (other than clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility), (y) if any Liens securing Indebtedness or other obligations are Incurred to refinance Liens securing Indebtedness or other obligations initially Incurred (or, to refinance Liens Incurred to refinance Liens initially Incurred) in reliance on any category of Permitted Liens measured by reference to a percentage of Four Quarter Consolidated EBITDA at the time of Incurrence of such Indebtedness or other obligation, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause the percentage of Four Quarter Consolidated EBITDA to be exceeded if calculated based on the Four Quarter Consolidated EBITDA on the date of such refinancing, such percentage of Four Quarter Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Payment”: as defined in Subsection 8.2(b).

“Permitted Repricing Amendment”: as defined in Subsection 11.1(i).

“Person”: an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, SyndTrak Online, Debtdomain or any other similar electronic distribution system.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Prepayment Date”: as defined in Subsection 4.4(h).

“Pricing Grid”: with respect to Revolving Loans and Swing Line Loans:

Consolidated Total Leverage Ratio	Applicable Margin for Base Rate Loans and Canadian Prime Rate Loans	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Commitment Fee Percentage
Equal to or greater than 4.50 to 1.00	2.25%	3.25%	0.55%
Less than 4.50 to 1.00 and equal to or greater than 3.75 to 1.00	2.00%	3.00%	0.50%
Less than 3.75 to 1.00 and equal to or greater than 3.00 to 1.00	1.75%	2.75%	0.45%
Less than 3.00 to 1.00	1.25%	2.25%	0.40%

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal in the U.S. as the “prime rate” in effect or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Projections”: those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Facilities and provided to the Lenders on or about January 14, 2026.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase”: as defined in clause (4) of the definition of “Consolidated Coverage Ratio”.

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QFC Credit Support”: as defined in Subsection 11.22.

“Qualifying Lender”: as defined in Subsection 4.4(l)(iv)(3).

“Rating Agency”: Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the applicable security or instrument publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Representative which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Receivables Financing Agreement”: the Credit and Security Agreement, dated as of June 20, 2023, by and among Columbus McKinnon FinCo, LLC, as borrower, the Parent Borrower, as initial servicer, the several banks and other financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as a lender and in its capacity as administrative agent for the lenders party thereto, as amended by the First Amendment to Credit and Security Agreement, dated as of September 20, 2023, the Second Amendment to Credit and Security Agreement, dated as of October 19, 2023, and the Third Amendment to Credit and Security Agreement, dated as of August 11, 2025, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Receivables Financing Agreement or one or more other agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Receivables Financing Agreement. Any reference to the Receivables Financing Agreement hereunder shall be deemed a reference to each Receivables Financing Agreement then in existence.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any Restricted Subsidiary constituting Collateral giving rise to Net Available Cash to the Parent Borrower or such Restricted Subsidiary, as the case may be, in excess of the greater of $151,000,000 and 35.0% of Four Quarter Consolidated EBITDA, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any Restricted Subsidiary in respect of such casualty or condemnation.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (6) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR

Business Days prior to such setting, (7) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Adjusted Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (8) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, or (9) if such Benchmark is none of the Term SOFR Rate, EURIBOR Rate, TIBOR Rate, Daily Simple CORRA, the Adjusted Term CORRA Rate, SONIA, SARON, the time determined by the Administrative Agent in its reasonable discretion.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in Subsection 8.3(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) Incurred pursuant to this Agreement and the Loan Documents, the Other Secured Debt and any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date and set forth on Schedule 8.1 or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Parent Borrower that refinances Indebtedness (or unutilized commitments in respect of Indebtedness) of the Parent Borrower or any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness (or unutilized commitments in respect of Indebtedness) of the Parent Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness (x) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced (or, if shorter, the Maturity Date of the Initial Term Loans), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if earlier, the remaining weighted average life to maturity of the Initial Term Loans) (provided that any applicable Refinancing Indebtedness may have an earlier maturity date and/or shorter weighted average life to maturity (A) in the case of customary bridge financings, which, subject to customary conditions (as determined by the Parent Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for such earlier maturity date or such shorter weighted average life to maturity, (B) pursuant to an escrow or similar arrangement with respect to the proceeds of such Refinancing Indebtedness or (C) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement) and (z) if an Event of Default under Subsection 9.1(a) or (f) is continuing, is subordinated in right of payment to the Senior Secured Facilities Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or, if issued with original issue discount, with an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Subsection 8.1 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Subsection 8.1 or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (4) if the Indebtedness being refinanced constitutes Additional Obligations, Rollover Indebtedness, Permitted Debt Exchange Notes or Senior Secured Facilities Obligations Incurred pursuant to Subsection 8.1(b)(i)(II)(a) (or Refinancing Indebtedness in respect of the foregoing Indebtedness), (w) the Refinancing Indebtedness complies with the requirements of the definition of “Additional Obligations” (other than clause (ii) thereof), (x) if the Indebtedness being refinanced is unsecured and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured and (y) if the Indebtedness being refinanced is secured by a Lien on Collateral ranking junior to the Liens on Collateral that secure the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable) and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured or secured by a Lien on Collateral ranking junior to the Liens on Collateral that secure the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable).

“Refunded Swing Line Loans”: as defined in Subsection 2.7(c).

“Refunding Capital Stock”: as defined in Subsection 8.2(b)(i).

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulated Bank”: (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Regulatory Authority”: as defined in Subsection 11.16.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the applicable Issuing Bank pursuant to Subsection 2.6(e) for amounts drawn on the applicable Letters of Credit and Bankers’ Acceptances.

“Reinvestment Deferred Amount”: with respect to any Asset Disposition or Recovery Event, the aggregate Net Available Cash received by the Parent Borrower or any Subsidiary thereof in connection therewith that are not applied to prepay the Initial Term Loans pursuant to Subsection 8.4(b) as a result of the Borrower Representative making an election pursuant to Subsection 8.4(b)(i) to invest in Additional Assets.

“Reinvestment Period”: as defined in Subsection 8.4(b)(i).

“Related Business”: those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (vi) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA, (iv) with respect to any RFR Borrowing denominated in Sterling, Swiss Francs, Dollars or Canadian Dollars, the applicable Adjusted Daily Simple RFR, (v) with respect to any Term Benchmark Borrowing denominated in Hong Kong Dollars, the Adjusted HIBOR Rate or (vi) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Repricing Transaction”: (a) any prepayment or repayment of the Initial Term Loans with the proceeds of a concurrent Incurrence of Indebtedness in the form of any long-term bank debt financing or any other financing similar to such Initial Term Loans (for the avoidance of doubt, excluding the proceeds of any Special Purpose Financing), or any conversion of any portion of the Initial Term Loans into any new or replacement tranche of Term Loans, in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Initial Term Loans (calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, the Term Benchmark floor in the definition of such term herein and any interest rate floor applicable to such financing, if applicable on such date, the Applicable Margin hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Initial Term Loans and such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) or (b) any amendment to this Agreement that reduces the effective interest rate applicable to the Initial Term Loans. Notwithstanding the foregoing, it is understood and agreed that any such financing transaction consummated in connection with a Change of Control, or an acquisition that is otherwise not permitted pursuant to this Agreement, will not in any event constitute a Repricing Transaction. For purposes of this definition, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the actual life to maturity).

“Required Lenders”: Lenders the Total Credit Percentages of which aggregate to greater than 50.0%; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C-B/A Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C-B/A Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Lenders.

“Required Majority in Interest Lenders”: Lenders of any Tranche or Lenders of any group of affected Lenders, as applicable, the Total Credit Percentages of which aggregate to greater than 50.0% of the Total Credit Percentages of such Tranche or Lenders of such group of affected Lenders; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C-B/A Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Majority in Interest Lenders; provided, further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C-B/A Obligations and Swing Line Loans), Term Loans and unused Term Loan Commitments (if any) held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Majority in Interest Lenders.

“Required Revolving Lenders”: Lenders the Revolving Commitment Percentage of which aggregate to greater than 50.0%; provided that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C-B/A Obligations and Swing Line Loans) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further, that the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Loans and interests in L/C-B/A Obligations and Swing Line Loans) held or deemed held by a Disqualified Party shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to the sixth and seventh sentences of Subsection 1.2(c), Subsection 7.7 and ERISA matters and without limiting the foregoing, the general counsel (or substantial equivalent) of such Person, (d) with respect to any Person that does not have officers, the officer listed in clauses (a) through (c) of a Person that has the authority to act on behalf of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Payment”: as defined in Subsection 8.2(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.2, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary. Unless the context otherwise requires, as used herein “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Parent Borrower.

“Revaluation Date”: (a) with respect to any Revolving Loan denominated in a Designated Foreign Currency, each of the following: (i) each date on which the Borrower Representative has given the Administrative Agent a notice of borrowing of such Revolving Loan as specified in the first sentence of Subsection 2.1(b), (ii) the last day of each fiscal quarter of the Parent Borrower, (iii) each date of a conversion or continuation of such Revolving Loan pursuant to Subsection 4.2 and (iii) the effective date of any voluntary reduction of a Revolving Commitment pursuant to Subsection 4.4(c); (b) with respect to any Letter of Credit or Bankers’ Acceptance denominated in a Designated Foreign Currency, each of the following: (i) each date on which the Borrower Representative has given the Administrative Agent a Letter of Credit / Bankers’ Acceptance Request in respect of issuance (or amendment that would have the effect of increasing the face amount thereof) of a Letter of Credit as specified in the first sentence of Subsection 2.6(a)(i) and 2.6(b)(i); and (ii) the last day of each fiscal quarter of the Parent Borrower, (c) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine, or the Required Revolving

Lenders shall require, at any time when (i) an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or (ii) to the extent that, and for so long as, the Revolving Exposure (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 95.0% of the aggregate Revolving Commitments.

“Revolving Commitment”: as to any Lender, the aggregate of its Initial Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Commitments and Specified Refinancing Revolving Commitments; collectively, as to all Lenders, the “Revolving Commitments”.

“Revolving Commitment Percentage”: as to any Lender, the percentage of the aggregate Revolving Commitments constituted by its Revolving Commitment (or, if the Revolving Commitments have terminated or expired, the percentage which (a) the sum of (i) such Lender’s then outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (ii) such Lender’s interests in the aggregate L/C-B/A Obligations and Swing Line Loans then outstanding then constitutes of (b) the sum of (i) the aggregate Revolving Loans of all the Lenders then outstanding (including, without limitation, in the case of Revolving Loans made by any Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (ii) the aggregate L/C-B/A Obligations and Swing Line Loans then outstanding); provided that for purposes of Subsections 4.14(d) and (e), “Revolving Commitment Percentage” shall mean the percentage of the aggregate Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swing Line Exposure or L/C-B/A Obligations is reallocated to the Non-Defaulting Lenders) constituted by such Lender’s Revolving Commitment.

“Revolving Commitment Period”: the Initial Revolving Commitment Period, the “Revolving Commitment Period” in respect of any Tranche of Extended Revolving Commitments as set forth in the applicable Extension Amendment, the “Revolving Commitment Period” in respect of any Tranche of Incremental Revolving Commitments as set forth in the applicable Incremental Commitment Amendment or the “Revolving Commitment Period” in respect of any Tranche of Specified Refinancing Revolving Facilities as set forth in the applicable Specified Refinancing Amendment, as the context may require.

“Revolving Exposure”: at any time the aggregate principal amount at such time of all outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof). The Revolving Exposure of any Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Revolving Exposure at such time.

“Revolving Lender”: any Lender having a Revolving Commitment and/or a Revolving Loan outstanding hereunder.

“Revolving Loans”: Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans, as the context shall require.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Dollars, solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, Daily Simple SOFR and (d) Canadian Dollars, solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA, Daily Simple CORRA.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Dollars, a U.S. Government Securities Business Day and (d) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day”: as defined in the definition of “Daily Simple RFR”.

“RFR Interest Payment”: in respect of any Interest Period in relation to an RFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Subsection 4.1.

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“Rollover Indebtedness”: Indebtedness of a Borrower or a Guarantor issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Subsection 4.4(a) or (e); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness would not have a weighted average life to maturity earlier than the remaining weighted average life to maturity of the Term Loans being repaid.

“Royal Divestiture”: collectively, (1) the contribution of the Parent Borrower’s hoist manufacturing facility in Damascus, Virginia, its chain manufacturing facility in Lexington, Tennessee and certain other assets to Royal NY Company Holdings LLC (“Royal Holdings”) and (2) the disposition of the Parent Borrower’s equity interests in Royal Holdings pursuant to that certain Equity Purchase Agreement, dated as of January 13, 2026 (as amended, supplemented, waived or otherwise modified from time to time, the “Royal Purchase Agreement”), among the Parent Borrower, Royal Holdings and Star Hoist Intermediate, LLC.

“Royal Holdings” as defined in the definition of “Royal Divestiture”.

“Royal Purchase Agreement”: as defined in the definition of “Royal Divestiture”.

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and its successors.

“Sale”: as defined in clause (3) of the definition of “Consolidated Coverage Ratio”.

“Sanctioned Country”: at any time, a country or region that is the subject or target of comprehensive Sanctions maintained under any Anti-Terrorism Law (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Zaporizhzhia, Kherson, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine, and, prior to July 1, 2025, Syria).

“Sanctioned Person”: at any time, any Person the subject or target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any member state, His Majesty’s Treasury of the United Kingdom or the Hong Kong Monetary Authority, (b) any Person operating, organized, or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority.

“Sarbanes-Oxley”: the Sarbanes-Oxley Act of 2002, as amended.

“SARON”: with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator”: the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website”: SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Schedule I Lender”: a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“SEC”: the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Parties”: the reference to the U.S. Secured Parties, the Foreign Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Securities Laws”: the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principals, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Documents”: the collective reference to the U.S. Security Documents and the Foreign Security Documents.

“Senior Indebtedness”: as defined in Subsection 11.1(a)(xiii).

“Senior Secured Facilities Obligations”: obligations of the Parent Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and any Reimbursement Obligations with respect to the Letters of Credit and Bankers’ Acceptances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Parent Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Set”: the collective reference to Term Benchmark Loans or RFR Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Benchmark Loans or RFR Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: as defined in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.

“Solicited Discount Proration”: as defined in Subsection 4.4(l)(iv)(3).

“Solicited Discounted Prepayment Amount”: as defined in Subsection 4.4(l)(iv)(1).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offer made pursuant to Subsection 4.4(l)(iv) substantially in the form of Exhibit Q.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit R, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in Subsection 4.4(l)(iv)(1).

“Solvent” and “Solvency”: with respect to the Parent Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions (including the effectiveness of the Acquisition on the Closing Date) means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Parent Borrower”, “Closing Date”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit H).

“SONIA”: with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or any analogous law, as in effect in any applicable jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”: any financing or refinancing of assets (including pursuant to the Receivables Financing Agreement) consisting of or including Receivables of the Parent Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Borrower Representative determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower Representative, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable bankruptcy law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: any Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or any analogous law, as in effect in any applicable jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower Representative.

“Specified Discount”: as defined in Subsection 4.4(l)(ii)(1).

“Specified Discount Prepayment Amount”: as defined in Subsection 4.4(l)(ii)(1).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Subsection 4.4(l)(ii) substantially in the form of Exhibit S.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit T, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in Subsection 4.4(l)(ii)(1).

“Specified Discount Proration”: as defined in Subsection 4.4(l)(ii)(3).

“Specified Existing Tranche”: as defined in Subsection 2.10(a)(ii).

“Specified Refinancing Amendment”: an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Subsection 2.11.

“Specified Refinancing Facilities”: as defined in Subsection 2.11(a).

“Specified Refinancing Indebtedness”: Indebtedness incurred by the Borrowers pursuant to and in accordance with Subsection 2.11.

“Specified Refinancing Lenders”: as defined in Subsection 2.11(b).

“Specified Refinancing Loans”: as defined in Subsection 2.11(a).

“Specified Refinancing Revolving Commitment”: as to any Lender, its obligation to make Specified Refinancing Revolving Loans to, and/or participate in Swing Line Loans made to, and/or participate in Letters of Credit issued on behalf of, the Borrowers.

“Specified Refinancing Revolving Facilities”: as defined in Subsection 2.11(a).

“Specified Refinancing Revolving Loans”: as defined in Subsection 2.11(a).

“Specified Refinancing Term Loan Facilities”: as defined in Subsection 2.11(a).

“Specified Refinancing Term Loans”: as defined in Subsection 2.11(a).

“Specified Refinancing Tranche”: Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan or Supplemental Revolving Commitments and Loans in respect thereof, as applicable, added to such Tranche pursuant to Subsection 2.8.

“Specified Representations”: the representations set forth in Subsections 5.2(c), 5.3(a) (with respect to due organization and valid existence), 5.4 (other than the second sentence thereof), 5.5(c) (with respect to the incurrence of the Loans, the provision of guarantees and granting of security not contravening the Organizational Documents of any Loan Party), 5.11, and 5.13 (subject to the limitations set forth in the proviso to Subsections 6.1(a), 6.1(h) and 6.1(i)), Subsection 5.21 (with respect to the use of proceeds of the Loans on the Closing Date not violating the Patriot Act, OFAC or FCPA) and the first sentence of Subsection 5.14.

“Spot Rate of Exchange”: on any day, with respect to a Designated Foreign Currency (for purposes of determining the Dollar Equivalent) the rate of exchange for the purchase of Dollars with the Designated Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Designated Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and if such amount is denominated in any other currency (other than Dollars or a Designated Foreign Currency), the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Standby Letter of Credit”: as defined in Subsection 2.6(a)(iii)(x)(A).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, Adjusted HIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark

Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “₤”: the lawful currency of the United Kingdom.

“Submitted Amount”: as defined in Subsection 4.4(l)(iii)(1).

“Submitted Discount”: as defined in Subsection 4.4(l)(iii)(1).

“Subordinated Obligations”: any Indebtedness of the Parent Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Senior Secured Facilities Obligations pursuant to a written agreement.

“Subscription Agreement”: one or more Subscription Agreements to be entered into on or about the Closing Date by the Parent Borrower and the Investors (or any of their affiliates), and any successor in interest thereto.

“Subsection 2.10 Additional Amendment”: as defined in Subsection 2.10(c).

“Subsidiary”: as to any Person, a corporation, association, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”: any U.S. Subsidiary Guarantor or Foreign Subsidiary Guarantor.

“Subsidiary Guaranty”: the guaranty of (x) the Senior Secured Facilities Obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement or pursuant to a guaranty in such other form as may be agreed between the Borrower Representative and the Administrative Agent and (y) in the case of any Foreign Loan Party, the applicable Foreign Senior Secured Facilities Obligations under the Loan Documents provided pursuant to the applicable Foreign Security Documents or pursuant to a guaranty in such other form as may be agreed between the Borrower Representative and the Administrative Agent.

“Successor Borrower”: as defined in Subsection 8.7(a)(i).

“Supplemental Revolving Commitments”: as defined in Subsection 2.8(a).

“Supplemental Term Loan Commitments”: as defined in Subsection 2.8(a).

“Supplemental Term Loans”: Term Loans made in respect of Supplemental Term Loan Commitments.

“Supported QFC”: as defined in Subsection 11.22.

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Subsection 2.7.

“Swing Line Exposure”: at any time, the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender”: JPMorgan Chase Bank, N.A., in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: a certificate substantially in the form of Exhibit M.

“Swing Line Loans”: as defined in Subsection 2.7(a).

“Swing Line Note”: a Note in substantially the form of Exhibit A-3 evidencing Swing Line Loans of the Swing Line Lender.

“Swiss Franc”: the lawful currency of Switzerland.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment, distribution or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment, distribution or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Benchmark”: when used in reference to any Loan or Revolving Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted HIBOR Rate, the Adjusted TIBOR Rate or the Adjusted Term CORRA Rate.

“Term Benchmark Loans”: Loans the rate of interest applicable to which is based upon a Term Benchmark.

“Term CORRA Administrator”: CanDeal Benchmark Administration Services Inc., TSX Inc. or any successor administrator.

“Term CORRA Rate”: for any calculation with respect to a Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then the Term CORRA Rate will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.7(a) that is not Term CORRA.

“Term CORRA Reference Rate”: means the forward-looking term rate based on CORRA.

“Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders (including, without limitation, in the case of Term Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) (including, without limitation, in the case of Term Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and such Lender’s unused Term Loan Commitments (if any).

“Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term Loan Commitments, Incremental Term Loan Commitment and Supplemental Term Loan Commitments; collectively as to all Lenders the “Term Loan Commitments”.

“Term Loan Declined Amount”: as defined in Subsection 4.4(h).

“Term Loans”: the Initial Term Loans, Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, as the context shall require.

“Term SOFR Determination Day”: as defined in the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined (x) solely with respect to Term Loans, would be less than 0.50%, such rate shall be deemed to equal 0.50% and (y) solely with respect to Revolving Loans, would be less than 0.00%, such rate shall be deemed to be equal to 0.00%.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“TIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate, two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate”: the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total Credit Percentage”: as to any Lender at any time, the percentage which (a) the sum of (i) such Lender’s Revolving Commitment then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) such Lender’s then outstanding Revolving Loans (including, without limitation, in the case of Revolving Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (y) such Lender’s interests in the aggregate L/C-B/A Obligations and Swing Line Loans then outstanding) and (ii) such Lender’s then outstanding Term Loans (if any) (including, without limitation, in the case of Term Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of (b) the sum of (i) the Revolving Commitments of all Lenders then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) the aggregate Revolving Loans of all the Lenders then outstanding (including, without limitation, in the case of Revolving Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) plus (y) the aggregate L/C-B/A Obligations and Swing Line Loans of all Lenders then outstanding) and (ii) the aggregate outstanding Term Loans (if any) of all Lenders then outstanding (including, without limitation, in the case of Term Loans denominated in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding.

“Trade Date”: the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Price”: as defined in Subsection 11.6(k)(iv)(A)(z).

“Tranche”: (i) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) Incremental Loans or Incremental Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8, (3) Extended Term Loans (of the same Extension Series) or (4) Specified Refinancing Term Loan Facilities with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.8, and (ii) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans or commitments are (1) Initial Revolving Commitments or Initial Revolving Loans, (2) Incremental Revolving Commitments or Incremental Revolving Loans with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Subsection 2.8, (3) Extended Revolving Loans or Extended Revolving Commitments (of the same Extension Series) or (4) Specified Refinancing Revolving Facilities with the same terms and conditions made on the same day and any Supplemental Revolving Commitments and Loans in respect thereof added to such Tranche pursuant to Subsection 2.8.

“Transaction Agreements”: collectively, (i) the Keystone Purchase Agreement, (ii) the Keystone Payments Administration Agreement, (iii) the Investment Agreement, and (iv) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting or advisory services, or any financing, underwriting or placement services or other investment banking activities to, for or in respect of the Parent Borrower or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by the Parent Borrower or any of its Subsidiaries or (c) any action or failure to act of or by the Parent Borrower or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Transaction Costs”: all premiums, fees, costs and expenses incurred or payable by or on behalf of the Borrowers or any of their Subsidiaries in connection with the Transactions (including, without limitation, any prepayment premiums, bonuses, foreign currency hedging costs incurred in connection with the consideration for the Transactions and any loan forgiveness and associated tax gross up payments and fees) or in connection with the negotiation, execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the entry into the Keystone Purchase Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (ii) the entry into the documentation relating to the Other Secured Debt, (iii) the entry into this Agreement and the other Loan Documents and Incurrence of Indebtedness hereunder, (iv) the Equity Contribution, (v) the repayment of certain existing Indebtedness of the Parent Borrower and its Restricted Subsidiaries, (vi) the repayment of certain existing Indebtedness of the Kito Crosby Entities and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in Subsection 8.2(b)(i).

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted HIBOR Rate, the Adjusted Term CORRA Rate, the Base Rate or the Adjusted Daily Simple RFR.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if any Unadjusted Benchmark Replacement shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time or, if specified in the applicable Letter of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Cash”: at any date of determination, (a) the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the end of the most recently ended fiscal month of the Parent Borrower ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien that secures the Senior Secured Facilities Obligations (or the Foreign Senior Secured Facilities Obligations, as applicable) or other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement), plus (b) cash, Cash Equivalents and Temporary Cash Investments from the proceeds of any capital contribution to the Parent Borrower or from the issuance or sale of its Capital Stock or from any Incurrence of any Indebtedness since the date of such fiscal month and on or prior to the date of determination (that, in the case of Indebtedness, are in the good faith judgment of the Borrower Representative, which determination shall be conclusive, intended to be used for working capital purposes).

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless (i) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated or (ii) such Subsidiary holds any right, title or interest in any Material Intellectual Property; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Subsection 8.2 and (D) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation (1) (w) the Parent Borrower could Incur at least $1.00 of additional Indebtedness under Subsection 8.1(a) or Subsection 8.1(b)(xvii), (x) the Consolidated Coverage Ratio would be equal to or greater than it was immediately prior to giving effect to such designation, (y) the Consolidated Total Leverage Ratio would be equal to or less than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Subsection 8.1(b) and (2) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Borrower Representative’s Board of Directors giving effect to such designation and a certificate of a Responsible Officer of the Borrower Representative certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“U.S. Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(d), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“U.S. Special Resolution Regime”: each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Subsidiary Guarantor”: (x) each Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof and (y) each other Subsidiary of the Parent Borrower which the Parent Borrower causes to execute and deliver a Subsidiary Guaranty pursuant to the last sentence of Subsection 7.9(b)(i) or otherwise, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“Vendor Collateral”: with respect to a Vendor Financing Arrangement, the goods, services or equipment (and any proceeds thereof) of any Borrower or any Restricted Subsidiary, now owned or hereafter acquired, that were financed with such Vendor Financing Arrangement.

“Vendor Financing Arrangement”: any supply chain financing arrangement, structured vendor payable program, payables financing arrangement, reverse factoring arrangement or any other similar arrangement or program pursuant to which the Parent Borrower or any of its Restricted Subsidiaries provides a vendor an option to factor such vendor’s receivables from the Parent Borrower or such Restricted Subsidiary to a bank or financial institution.

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Domestic Subsidiary”: as to any Person, any Domestic Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary other than directors qualifying shares or shares held by nominees.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, the powers of the applicable Resolution Authority in each case under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥”: the lawful currency of Japan.

1.2 Other Definitional and Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to the financial statements (or any component thereof) of the Parent Borrower shall be construed to include the financial statements (or the applicable component thereof) of the Parent Borrower (and/or any predecessor of the foregoing, if applicable) whose financial statements satisfy the Parent Borrower’s reporting obligations under Subsection 7.1. With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default, Event of Default or failure of a condition precedent that resulted or may have resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) any act or omission by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or omission, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with either (I) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents notwithstanding the occurrence and continuance of such Initial Default or (II) the cure of the Cured Default, so long as at the time of such representation, warranty, action or omission, no Responsible Officer of the Parent Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower Representative will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Parent Borrower knows of the occurrence of any such automatic cure. Any time period in this Agreement to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

(d) For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period.

(e) For purposes of this Agreement for periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to the consolidated financial statements of the Parent Borrower for such period and the consolidated financial statements of Kito Crosby for such period, with pro forma effect being given to the Transactions (with the Kito Crosby Entities that are Subsidiaries of the Parent Borrower after giving effect to the Transactions being deemed Subsidiaries of the Parent Borrower), as the context may require, provided that nothing in this clause (e) shall require the delivery of combined or consolidated financial statements or other similar materials for or with respect to the Parent Borrower, except as otherwise specifically required by this Agreement.

(f) Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

(g) Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(i) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (i), and any Default, Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(j) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Coverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio or any other financial measure;

(ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Four Quarter Consolidated EBITDA); or

(iii) any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Parent Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Parent Borrower are available, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that (a) if financial statements for one or more subsequent fiscal quarters or fiscal years shall have been delivered pursuant to Subsection 7.1(a) or 7.1(b), the Borrower Representative may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof). For purposes of determining compliance with any ratio, basket or amount on the applicable LCT Test Date, Consolidated Interest Expense for purposes of the Consolidated Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Borrower Representative in good faith, which determination shall be conclusive. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or Discharge of Indebtedness or Liens, or the making of

Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

(k) Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

(l) [Reserved].

(m) [Reserved].

(n) Subject to Subsection 8.1(d), when determining compliance with any basket, threshold, ratio or other amounts under this Agreement or the other Loan Documents, the Dollar Equivalent shall be calculated as at the date of the incurrence or making of the relevant disposition, acquisition, Investment, Indebtedness or Restricted Payment or taking other relevant action or, upon the Parent Borrower making an LCT Election, on the LCT Test Date; provided that (x) no Default or Event of Default or breach of any covenant or representation or warranty shall arise merely as a result of a change in the Dollar Equivalent of any relevant amount due to fluctuations in exchange rates and (y) the Dollar Equivalent principal or face amount of any Indebtedness or Investment outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date.

(o) [Reserved].

(p) Notwithstanding anything to the contrary herein, (i) in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any (x) Revolving Loans (or any other revolving facility) concurrently incurred, (y) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (z) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount (including under the

Cash Capped Incremental Facility) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence Based Amount, in each case of the foregoing clauses (x), (y) and (z), shall not be given effect in calculating the applicable Incurrence Based Amount (but giving pro forma effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments); provided that, notwithstanding anything contained herein to the contrary, if the Borrower Representative, at its option, has elected to Incur Indebtedness being Incurred on the date of determination (x) in part under a Financial Incurrence Test that requires compliance with a Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio and/or Consolidated Coverage Ratio, as applicable, and (y) in part under a separate Financial Incurrence Test (which, for the avoidance of doubt, may not be based on the same Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio and/or Consolidated Coverage Ratio, as applicable, as the Financial Incurrence Test described in clause (x) above) that requires compliance with a Consolidated First Lien Leverage Ratio Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio and/or Consolidated Coverage Ratio, as applicable, any such Indebtedness Incurred in reliance on the Financial Incurrence Test described in clause (y) above, shall be disregarded for purposes of determining compliance with the Financial Incurrence Test described in clause (x) above and (ii) if any incurrence-based financial ratios or tests (including, without limitation, any Consolidated Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio and/or Consolidated Total Leverage Ratio tests) (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including baskets measured by reference to Consolidated Total Assets or Four Quarter Consolidated EBITDA (or a percentage thereof)) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, any Consolidated Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio and/or Consolidated Total Leverage Ratio tests) (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, shall be deemed to have automatically occurred even if not elected by the Borrower Representative (unless the Borrower Representative otherwise notifies the Administrative Agent).

(q) Except as otherwise provided in this Agreement, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.3 Appointment of Borrower Representative. The German Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers’ behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2 and Section 4 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit and Bankers’ Acceptances, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. The German Borrower and any other Borrower each agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 2

Amount and Terms of Commitments

2.1 Initial Term Loans and Initial Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan”) to the Parent Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Initial Term Loans:

(i) except as hereinafter provided, shall, at the option of the Borrower Representative, be incurred and maintained as, and/or converted into, Base Rate Loans or Term Benchmark Loans; and

(ii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.

Without limitation of Subsections 2.8 and 8.1(b)(i), once repaid, Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitments of each Lender shall terminate.

(b) Subject to the terms and conditions hereof, each Lender holding an Initial Revolving Commitment severally agrees to make revolving credit loans (together, the “Initial Revolving Loans”) to the Parent Borrower or the German Borrower from time to time in Dollars or, at the request of the Borrower Representative, in any Designated Foreign Currency (provided that the aggregate principal amount of Revolving Loans in a Designated Foreign Currency outstanding at any one time may not exceed the Designated Foreign Currency Sublimit) during the Initial Revolving Commitment Period in an aggregate principal amount at any one time outstanding the Dollar

Equivalent of which, when added to such Lender’s Revolving Commitment Percentage of the sum of the Dollar Equivalent of the then outstanding L/C-B/A Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender’s Revolving Commitment then in effect (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Loans in any Designated Foreign Currency and, to the extent applicable, the then outstanding L/C-B/A Obligations in respect of any Letters of Credit denominated in any Designated Foreign Currency on the date on which the Borrower Representative has given the Administrative Agent a notice of borrowing with respect to any Revolving Loan for purposes of determining compliance with this Subsection 2.1(b)). During the Initial Revolving Commitment Period, the Borrowers may use the Initial Revolving Commitments by borrowing, prepaying the Initial Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Except as hereinafter provided, Revolving Loans shall, at the option of the Borrower Representative, (x) in the case of Revolving Loans denominated in Dollars, be incurred and maintained as, and/or converted into, Base Rate Loans or Term Benchmark Loans, (y) in the case of Revolving Loans denominated in Canadian Dollars, be incurred and maintained as, and/or converted into, Canadian Prime Rate Loans or Term Benchmark Loans and (z) in the case of Revolving Loans denominated in any Designated Foreign Currency (other than Canadian Dollars), be incurred and maintained as Term Benchmark Loans or RFR Loans.

2.2 Notes. (a) The Borrowers agree that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the applicable Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, A-2 or A-3, as applicable (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the applicable Borrower. Each Note shall be dated the Closing Date. Each Note shall be payable as provided in Subsection 2.2(b) and provide for the payment of interest in accordance with Subsection 4.1.

(b) The Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on June 30, 2026 up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates (each such date, an “Installment Date”) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable Installment Dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 occurring prior to the Initial Term Loan Maturity Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date

Initial Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

2.3 Procedure for Initial Term Loan Borrowing. The Borrower Representative shall have given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to: (i) 12:00 P.M., New York City time, at least one Business Day prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), if all or any part of the requested Initial Term Loans are to be Base Rate Loans or (ii) 12:00 P.M., New York City time, at least two Business Day prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), if all or any part of the requested Initial Term Loans are to be Term SOFR Rate Loans, which shall be revocable at any time prior to funding (with Subsection 4.12 applying thereto, if applicable), specifying the amount of the Initial Term Loans to be borrowed by the Parent Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having an Initial Term Loan Commitment will make the amount of its pro rata share of the applicable Initial Term Loan Commitments available to the Administrative Agent, in each case for the account of the Parent Borrower at the office of the Administrative Agent specified in Subsection 11.2 prior to 10:00 A.M., New York City time (or, if the time period for the Borrower Representative’s delivery of notice was extended, such later time as agreed to by the Borrower Representative and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice), on the Closing Date, in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Parent Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4 Procedure for Revolving Credit Borrowing. (a) The Borrowers may borrow under the Revolving Commitments during the applicable Revolving Commitment Period on any Business Day; provided that the Borrower Representative shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit L-1 or in such other form as may be agreed between the Borrower Representative and the Administrative Agent (a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to (a) (i)12:00 P.M., New York City time, at least one Business Day prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), if the requested Borrowing Date is the Closing Date, if all or any part of the requested Revolving Loans are to be initially Base Rate Loans or Canadian Prime Rate Loans, which Borrowing Request may be revoked (with Subsection 4.12 applying thereto, if applicable) at any time prior to funding, (ii) 12:00 P.M., New York City time, at least two Business

Days prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), if the requested Borrowing Date is the Closing Date, if all or any part of the requested Revolving Loans are to be initially Term SOFR Rate Loans, which Borrowing Request may be revoked (with Subsection 4.12 applying thereto, if applicable) at any time prior to funding; or (iii) 12:00 P.M., New York City time, at least three Business Days prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), if the requested Borrowing Date is the Closing Date, if all or any part of the requested Revolving Loans are to be initially RFR Loans denominated in a Designated Foreign Currency, which Borrowing Request may be revoked (with Subsection 4.12 applying thereto, if applicable) at any time prior to funding; (b) 1:00 P.M., New York City time, at least three Business Days (or four Business Days if such Borrowing is denominated in a Designated Foreign Currency) (or, in each case, such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date (if such Borrowing Date is not the Closing Date), if all or any part of the requested Revolving Loans are to be initially Term Benchmark Loans or RFR Loans or (c) 11:00 A.M., New York City time (or such later time as may be agreed to by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date (if such Borrowing Date is not the Closing Date), for Base Rate Loans or Canadian Prime Rate Loans, in each case specifying (i) the amount to be borrowed, (ii) the identity of the applicable Borrower, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Loans denominated in Dollars, Canadian Dollars, Euro, Sterling or another Designated Foreign Currency, (v) whether the borrowing is to be of Term Benchmark Loans, RFR Loans, Base Rate Loans, Canadian Prime Rate Loans or a combination thereof and (vi) if the borrowing is to be entirely or partly of Term Benchmark Loans or RFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.

(b) (w) Each borrowing of Base Rate Loans under the Revolving Commitments, except any Base Rate Loan under the Revolving Commitments to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, shall be in an amount equal to $500,000 or a whole multiple of $250,000 in excess thereof (or, if the then Available Revolving Commitments are less than $500,000, such lesser amount), (x) the Dollar Equivalent of the principal amount of each borrowing of Canadian Prime Rate Loans under the Revolving Commitments shall be in an amount equal to, except any Canadian Prime Rate Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations, $500,000 or a whole multiple of $250,000 in excess thereof (or, if the then Available Revolving Commitments are less than $500,000, such lesser amount) and (y) each borrowing of Term Benchmark Loans or RFR Loans under the Revolving Commitments shall be in an amount equal to (or, in the case of Term Benchmark Loans or RFR Loans to be made in any Designated Foreign Currency, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to) $2,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Revolving Lender thereof. Subject to the satisfaction of the applicable conditions precedent specified in Subsection 6.2 (or, Subsection 6.1 in the case of an initial borrowing hereunder on the Closing Date), each Lender shall make the amount of its pro rata share of each borrowing of Revolving Loans available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Subsection 11.2 prior to (i) 2:30 P.M., in the case of Loans denominated in Dollars or Canadian Dollars, and (ii) 8:00 A.M. in the case of Loans denominated in

Euro, Sterling or other applicable Designated Foreign Currency (or, if the time period for the Borrower Representative’s delivery of notice was extended, such later time as agreed to by the Borrower Representative and the Administrative Agent in its reasonable discretion, but in no event less than two hours following notice) (or 10:00 A.M., in the case of an initial borrowing hereunder (or, if the time period for the Borrower Representative’s delivery of notice was extended, such later time as agreed to by the Borrower Representative and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice)), in each case, New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender and the Borrower Representative reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Borrower Representative in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.5 Repayment of Loans. (a) The Parent Borrower hereby unconditionally promises to pay to the Administrative Agent in the currency in which the applicable Loans are denominated for the account of: (i) each Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Parent Borrower, on the Initial Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9), (ii) each Lender the then unpaid principal amount of each Initial Revolving Loan of such Lender made to the Parent Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Initial Revolving Loans become due and payable pursuant to Section 9) and (iii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to the Parent Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). The Parent Borrower hereby further agrees to pay interest (which payments shall be payable in the same currency in which the respective Loan is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)

(i) The German Borrower hereby unconditionally promises to pay to the Administrative Agent in the currency in which the applicable Loans are denominated for the account of each Lender the then unpaid principal amount of each Initial Revolving Loan of such Lender made to the German Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Initial Revolving Loans become due and payable pursuant to Section 9). The German Borrower hereby further agrees to pay interest (which payments shall be payable in the same currency in which the respective Loan is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(ii) Each other Designated Borrower hereby unconditionally promises to pay to the Administrative Agent in the currency in which the applicable Loans are denominated for the account of each Lender the then unpaid principal amount of each Initial Revolving Loan of such Lender made to such Designated Borrower, on the Initial Revolving Maturity Date (or such earlier date on which the Initial Revolving Loans become due and payable pursuant to Section 9). Each other Designated Borrower hereby further agrees to pay interest (which payments shall be payable in the same currency in which the respective Loan is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or a Revolving Loan, the identity of the applicable Borrower, the Type thereof, the Tranche thereof, the currency of such Loan and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each applicable Lender’s share thereof.

(e) The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

2.6 Letters of Credit and Bankers’ Acceptances.

(a) L/C-B/A Commitment.

(i) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Lenders set forth in Subsection 2.6(d)(i), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Subsection 2.6, collectively, the “Letters of Credit”) and time drafts, drawn by the beneficiary under an Acceptance Credit and accepted by the applicable Issuing Bank upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to this Subsection 2.6, in the standard form for bankers’ acceptances of the applicable Issuing Bank (the bankers’ acceptances created on and after the Closing Date pursuant to this Subsection 2.6, collectively, the “Bankers’ Acceptances”), for the account of a Borrower or any of the Parent Borrower’s other Restricted Subsidiaries (so long as a Borrower is a co-applicant and jointly and severally liable thereunder) on any Business Day during the Initial Revolving Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided that (A) no Issuing Bank shall issue any Letter of Credit or create any Bankers’ Acceptance if, after giving effect to such issuance or creation, (i) the L/C-B/A Obligations in respect of all Letters of Credit and Bankers’ Acceptances would exceed the L/C-B/A Commitment Amount or, in respect of Letters of Credit and Bankers’ Acceptances issued or created by such Issuing Bank, its L/C-B/A Commitment Amount Individual Sublimit (unless such Issuing Bank agrees to do so in its sole discretion), (ii) the Revolving Exposure of any Lender, plus the Dollar Equivalent of such Lender’s L/C-B/A Obligations then outstanding, plus such Lender’s Swing Line Exposure then outstanding shall exceed such Lender’s Revolving Commitment, (iii) the Aggregate Outstanding Revolving Credit of all the Revolving Lenders would exceed the Revolving Commitments of all the Revolving Lenders then in effect or (iv) the Aggregate Outstanding Revolving Credit denominated in Designated Foreign Currencies shall exceed the Designated Foreign Currency Sublimit and (B) as to Acceptance Credits, the Bankers’ Acceptance created or to be created thereunder shall be an eligible Bankers’ Acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. §372). Each request by the applicable Borrower for the issuance or amendment of a Letter of Credit or Bankers’ Acceptance shall be deemed to be a representation by the Parent Borrower that the L/C-B/A Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. All Existing Letters of Credit and Existing Bankers’ Acceptances shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms of and conditions hereof.

(ii) Subject to Subsection 2.6(j), unless otherwise agreed by the applicable Issuing Bank, (x) no Letter of Credit shall have an expiration date after the earlier of (A) one (1) year after the date of issuance (automatically renewable annually thereafter or for such longer period of time, in each case, as may be agreed by the relevant Issuing Bank) and (B) five (5) Business Days prior to the last day of the Revolving Commitment Period (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank), and (y) no Bankers’ Acceptance shall be required to be created if maturity of such Bankers’ Acceptance would occur earlier than thirty (30) days or later than one hundred twenty (120) days from the date of creation and, in any event, later than sixty (60) days before the date that is five (5) Business Days prior to the last day of the Revolving Commitment Period (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank).

(iii) Each Letter of Credit and Bankers’ Acceptance shall be denominated in Dollars or a Designated Foreign Currency and, with respect to each Letter of Credit, shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”). The issuance of each Letter of Credit and Bankers’ Acceptance shall be subject to the customary policies and procedures for the issuance of Letters Credit or Bankers’ Acceptances, as applicable, of the Issuing Bank with respect to such Letter of Credit or Bankers’ Acceptance to the extent that such Issuing Bank applies such customary policies and procedures in a manner consistent with its treatment of similarly situated borrowers. Each Letter of Credit and Bankers’ Acceptance shall be deemed to constitute a utilization of the Revolving Commitments and shall be participated in (as more fully described in following Subsection 2.6(d)(i)) by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages.

(iv) Unless otherwise agreed by the applicable Issuing Bank and the Borrower Representative, each Letter of Credit and Bankers’ Acceptance shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each Standby Letter of Credit, and the Uniform Customs shall apply to each Commercial Letter of Credit. The ISP shall not in any event apply to this Agreement.

(v) An Issuing Bank shall not at any time issue any Letter of Credit or create any Bankers’ Acceptance hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C-B/A Participant to exceed any limits imposed by, any applicable Requirement of Law.

(vi) The applicable Issuing Bank shall not at any time be obligated to issue any Letter of Credit or create and Bankers’ Acceptance if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit or creating any related Bankers’ Acceptance, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit or creation of related Bankers’ Acceptances generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon the applicable Issuing Bank with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable Issuing Bank in good faith deems material to it;

(vii) The applicable Issuing Bank shall not at any time be obligated to issue any Letter of Credit or create and Bankers’ Acceptance if such Letter of Credit or any related Bankers’ Acceptance contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(b) Procedure for Issuance of Letters of Credit and Creation of Bankers’ Acceptances.

(i) The Borrower Representative may from time to time request during the Initial Revolving Commitment Period that an Issuing Bank issue a Letter of Credit or create a Bankers’ Acceptance by delivering to the applicable Issuing Bank at its address for notices specified herein a Letter of Credit / Bankers’ Acceptance Request therefor, completed to the reasonable satisfaction of the applicable Issuing Bank, and such other certificates, documents and other papers and information as the applicable Issuing Bank may reasonably request. Upon receipt of any Letter of Credit / Bankers’ Acceptance Request, the applicable Issuing Bank shall (i) confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower Representative and, if not so received, such Issuing Bank shall provide the Administrative Agent with a copy thereof and (ii) process such Letter of Credit / Bankers’ Acceptance Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless notified by the Administrative Agent or the Borrower Representative, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Subsection 6.2 shall not then be satisfied, shall promptly issue the Letter of Credit or create the Bankers’ Acceptance requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit or create any Bankers’ Acceptance earlier than three Business Days after its receipt of the Letter of Credit / Bankers’ Acceptance Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit or Bankers’ Acceptance to the beneficiary thereof or as otherwise may be agreed to by the applicable Issuing Bank and the applicable Borrower. The applicable Issuing Bank shall furnish a copy of such Letter of Credit or Bankers’ Acceptance to the applicable Borrower promptly following the issuance thereof. The applicable Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit and Bankers’ Acceptance (including the amount thereof).

(ii) The making of each request for a Letter of Credit or Bankers’ Acceptance by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit or Bankers’ Acceptance may be issued or created in accordance with, and will not violate the requirements of, Subsection 2.6(a). Unless an Issuing Bank has received notice from the Administrative Agent before it issues a Letter of Credit or creates a Bankers’ Acceptance that one or more of the applicable conditions specified in Subsection 6.2 have not been satisfied, or that the issuance of such Letter of Credit or creation of such Bankers’ Acceptance would violate Subsection 2.6(a), then such Issuing Bank may issue the requested Letter of Credit or create the requested Bankers’ Acceptance in accordance with such Issuing Bank’s usual and customary practices.

(c) Fees, Commissions and Other Charges.

(i) Each Borrower agrees to pay to the relevant Issuing Bank, for the account of such Issuing Bank and the L/C-B/A Participants, a letter of credit or bankers’ acceptance commission with respect to each Letter of Credit issued and Bankers’ Acceptance created by such Issuing Bank on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to (x) with respect to any Standby Letter of Credit, the Applicable Margin then in effect for Term Benchmark Loans (or in the case of Sterling, RFR Loans) that are Revolving Loans calculated on the basis of a 360 day year for the actual days elapsed, of the maximum amount available to be drawn under such Standby Letter of Credit, and (y) with respect to any Commercial Letter of Credit or Bankers’ Acceptance, half of the Applicable Margin then in effect for Term Benchmark Loans (or in the case of Sterling, RFR Loans) that are Revolving Loans calculated on the basis of a 360 day year for the actual days elapsed, of the maximum amount available to be drawn under such Commercial Letter of Credit or Bankers’ Acceptance, in each case, payable on the last Business Day of each quarter in arrears on each L/C-B/A Fee Payment Date with respect to such Letter of Credit and on the Initial Revolving Maturity Date or such earlier date as the Revolving Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Revolving Commitment Percentages. Each Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Bank with respect to each Letter of Credit issued on its behalf a fee equal to a percentage separately agreed with the relevant Issuing Bank per annum of the maximum amount available to be drawn under such Letter of Credit (or such other fee as may be agreed between any such Issuing Bank and such Borrower) (the “L/C Facing Fee”), payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Initial Revolving Maturity Date or such other date as the Revolving Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Letter of Credit or Bankers’ Acceptance denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange on the date on which they are paid (or, if such date is not a Business Day, at the Spot Rate of Exchange on the Business Day next preceding such date).

(ii) In addition to the foregoing commissions and fees, each Borrower agrees to pay or reimburse the Administrative Agent, for the account of the relevant Issuing Bank, for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued or Bankers’ Acceptance created by such Issuing Bank on its behalf.

(iii) The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Bank and the L/C-B/A Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 2.6(c).

(d) L/C-B/A Participations.

(i) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C-B/A Participant, and, to induce each such Issuing Bank to issue Letters of Credit and create Bankers’ Acceptances hereunder, each L/C-B/A Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Bank, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C-B/A Participant’s own account and risk an undivided interest equal to such L/C-B/A Participant’s Revolving Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit or creation of the relevant Bankers’ Acceptance) in such Issuing Bank’s obligations and rights under each Letter of Credit issued or continued and each Bankers’ Acceptance created or continued hereunder, the amount of each draft paid by each such Issuing Bank thereunder and the obligations of the Loan Parties under this Agreement with respect thereto (although Letter of Credit and Bankers’ Acceptance fees and commissions shall be payable directly to the Administrative Agent for the account of the applicable Issuing Bank and L/C-B/A Participants, as provided in Subsection 2.6(c), and the L/C-B/A Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit or Bankers’ Acceptances) and any security therefor or guaranty pertaining thereto. Each L/C-B/A Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit or Bankers’ Acceptance for which such Issuing Bank is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit or Bankers’ Acceptance in accordance with Subsection 2.6(e)(i) (an “L/C-B/A Disbursement”), such L/C-B/A Participant shall pay to the Administrative Agent for the account of the applicable Issuing Bank upon demand (which demand, in the case of any demand made in respect of any draft under a Letter of Credit or Bankers’ Acceptance denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Subsection 2.6(e)(i)) at the Administrative Agent’s address for notices specified herein an amount equal to such L/C-B/A Participant’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve any Issuing Bank of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank, or otherwise affect any defense or other right that any L/C-B/A Participant may have as a result of such bad faith, gross negligence or willful misconduct. All calculations of the L/C-B/A Participants’ Revolving Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(ii) If any amount required to be paid by any L/C-B/A Participant to the Administrative Agent for the account of an Issuing Bank on demand by such Issuing Bank pursuant to Subsection 2.6(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit or Bankers’ Acceptance is paid to the Administrative Agent for the account of such Issuing Bank within three Business Days after the date such demand is made, such L/C-B/A Participant shall pay to the Administrative Agent for the account of such Issuing Bank on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of such Issuing Bank, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C-B/A Participant pursuant to Subsection 2.6(d)(i) is not in fact made available to the Administrative Agent for the account of such Issuing Bank by such L/C-B/A Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C-B/A Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Designated Foreign Currencies) calculated from such due date at the rate per annum applicable to Revolving Loans maintained as Base Rate Loans hereunder. A certificate of an Issuing Bank submitted to any L/C-B/A Participant with respect to any amounts owing under this Subsection 2.6(d)(ii) (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit or Bankers’ Acceptance and has received through the Administrative Agent from any L/C-B/A Participant its pro rata share of such payment in accordance with Subsection 2.6(d)(i), such Issuing Bank receives through the Administrative Agent any payment related to such Letter of Credit or Bankers’ Acceptance (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent or by such Issuing Bank), or any payment of interest on account thereof, the Administrative Agent will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C-B/A Participant its pro rata share thereof prior to the end of such

Business Day and otherwise the Administrative Agent will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Bank through the Administrative Agent shall be required to be returned by such Issuing Bank, such L/C-B/A Participant shall return to such Issuing Bank through the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it.

(e) Reimbursement Obligation of the Borrowers.

(i) Each Issuing Bank shall, upon receipt from the beneficiary of any Letter of Credit or Bankers’ Acceptance of any notice of a drawing under such Letter of Credit or Bankers’ Acceptance, notify the Borrower Representative and the Administrative Agent thereof. Each Borrower hereby agrees to reimburse each Issuing Bank (through the Administrative Agent) upon receipt by the Borrower Representative of notice from the applicable Issuing Bank of the date and amount of a draft presented under any Letter of Credit or Bankers’ Acceptance issued on its behalf and paid by such Issuing Bank, for the amount of such draft so paid and any fees, charges or other costs or expenses (excluding, in each case, any taxes) reasonably incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to the Administrative Agent for the account of the applicable Issuing Bank at its address for notices specified herein in the currency in which such Letter of Credit or Bankers’ Acceptance is denominated (except that, in the case of any Letter of Credit or Bankers’ Acceptance denominated in a Designated Foreign Currency, in the event that such payment is to be made in Dollars pursuant to the following sentence, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, no later than 3:00 P.M., New York City time, on the next succeeding Business Day after the date on which the Borrower Representative receives such notice. In the case of a Letter of Credit or Bankers’ Acceptance denominated in a Designated Foreign Currency, the applicable Borrower shall reimburse the applicable Issuing Bank in such Designated Foreign Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower Representative shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the applicable Borrower will reimburse such Issuing Bank in Dollars. Any conversion by an Issuing Bank of any payment to be made in respect of any Letter of Credit or Bankers’ Acceptance denominated in any Designated Foreign Currency into Dollars in accordance with this Subsection 2.6(e)(i) shall be conclusive and binding upon the applicable Borrower and the Lenders in the absence of manifest error; provided that upon the request of the Borrower Representative or any Lender, the applicable Issuing Bank shall provide to the Borrower Representative or such Lender a certificate including reasonably detailed information as to the calculation of such conversion.

(ii) Interest shall be payable on any and all amounts remaining unpaid (taking the Dollar Equivalent of any amounts denominated in any Designated Foreign Currency, as determined by the Administrative Agent) by the Borrowers under this Subsection 2.6(e)(ii) from the date the draft presented under the affected Letter of Credit or Bankers’ Acceptance is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to Subsection 2.6(e)(i) at the rate which would then be payable on any outstanding Base Rate Loans that are Revolving Loans and thereafter until payment in full at the rate which would be payable on any outstanding Base Rate Loans that are Revolving Loans which were then overdue.

(f) Obligations Absolute.

(i) The applicable Loan Parties’ obligations under this Subsection 2.6 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any of them may have or have had against any Issuing Bank, any L/C-B/A Participant or any beneficiary of a Letter of Credit or Bankers’ Acceptance; provided that this Subsection 2.6(f)(i) shall not relieve any Issuing Bank or any L/C-B/A Participant of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank or such L/C-B/A Participant (as determined in a final non-appealable judgment of a court of competent jurisdiction), or otherwise affect any defense or other right that the Loan Parties may have as a result of any such bad faith, gross negligence or willful misconduct.

(ii) Each Borrower agrees that no Issuing Bank shall be responsible for, and such Borrower’s Reimbursement Obligations under Subsection 2.6(e)(i) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between such Borrower and any beneficiary of any Letter of Credit or Bankers’ Acceptance or any other party to which such Letter of Credit or Bankers’ Acceptance may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or Bankers’ Acceptance or any such transferee; provided that this Subsection 2.6(f)(ii) shall not relieve any Issuing Bank or any L/C-B/A Participant of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank or such L/C-B/A Participant (as determined in a final non-appealable judgment of a court of competent jurisdiction), or otherwise affect any defense or other right that the Loan Parties may have as a result of any such bad faith, gross negligence or willful misconduct.

(iii) Neither any Issuing Bank nor any L/C-B/A Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit or Bankers’ Acceptance, except with respect to errors or omissions caused by such Person’s bad faith, gross negligence or willful misconduct (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(iv) Each Borrower agrees that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or Bankers’ Acceptance the related drafts, or Issuer Documents pertaining to such Letters of Credit or Bankers’ Acceptance, if done in the absence of bad faith, gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on such Borrower and shall not result in any liability of such Issuing Bank or any L/C-B/A Participant to such Borrower, it being understood that, notwithstanding the foregoing, such Issuing Bank may honor a presentation under a Letter of Credit or Bankers’ Acceptance which on its face substantially complies with the terms of such Letter of Credit or Bankers’ Acceptance; provided that the foregoing shall not relieve such Issuing Bank from any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank or any of its Related Parties (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(g) Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit or Bankers’ Acceptance, the applicable Issuing Bank shall promptly notify the Borrower Representative and the Administrative Agent of the date and the amount thereof. The responsibility of an Issuing Bank to the Borrower in respect of any Letter of Credit or Bankers’ Acceptance in connection with any draft presented for payment under such Letter of Credit or Bankers’ Acceptance shall, in addition to any payment obligation expressly provided for in such Letter of Credit or Bankers’ Acceptance, as applicable, be limited to determining that the documents (including each draft) delivered under such Letter of Credit or Bankers’ Acceptance in connection with such presentment are in conformity with such Letter of Credit or Bankers’ Acceptance; provided that this Subsection 2.6(g) shall not relieve any Issuing Bank of any liability resulting from the bad faith, gross negligence or willful misconduct of such Issuing Bank, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such bad faith, gross negligence or willful misconduct.

(h) Letter of Credit / Bankers’ Acceptance Request; Issuer Document. To the extent that any provision of any Letter of Credit / Bankers’ Acceptance Request or Issuer Document related to any Letter of Credit or Bankers’ Acceptance is inconsistent with the provisions of this Subsection 2.6, the provisions of this Subsection 2.6 shall apply.

(i) Additional Issuing Banks. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement; provided that no consent of the Administrative Agent shall be required with respect to the designation of an Initial Revolving Lender as an issuing bank if such Lender was an Initial Revolving Lender as of the Closing Date.. Any Lender designated as an issuing bank pursuant to this Subsection 2.6(i) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender or Bankers’ Acceptances created or to be created by such lender, and, with respect to such Letters of Credit or Bankers’ Acceptances, as applicable, such term shall thereafter apply to the other Issuing Bank or Issuing Banks and such Lender. Any such additional Issuing Bank may resign as Issuing Bank (with respect to any future issuances, including renewals) upon ten (10) Business Days’ notice to the Lenders.

(j) Auto-Extension Letters of Credit. If the Borrower Representative so requests in any applicable Letter of Credit / Bankers’ Acceptance Request, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower Representative shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the fifth Business Day prior to the Initial Revolving Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (B) it has received notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower Representative that one or more of the applicable conditions specified in Subsection 6.2 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such extension.

2.7 Swing Line Commitments.

(a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any of the Borrowers from time to time during the Initial Revolving Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $50,000,000; provided that at no time may (x) the sum of the Dollar Equivalent of the then outstanding Swing Line Loans, Revolving Loans and L/C-B/A Obligations exceed the Revolving Commitments then in effect or (y) the sum of the Dollar Equivalent of the then outstanding Swing Line Loans, the Revolving Loans made by the Swing Line Lender (in its capacity as a Revolving Lender) and the L/C-B/A Obligations of the Swing Line Lender (in its capacity as a Revolving Lender) exceed the Revolving Commitments of the Swing Line Lender (in its capacity as a Revolving Lender) then in effect. Amounts borrowed by a Borrower under this Subsection 2.7 may be repaid and, through but excluding the Initial Revolving Maturity Date, reborrowed. All Swing Line Loans made to a Borrower shall be made in Dollars as Base Rate Loans and shall not be entitled to be converted into Term Benchmark Loans. The Borrower Representative shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 1:00 P.M., New York City time (or such later time as may be agreed by the Swing Line Lender in its reasonable discretion) on the requested Borrowing Date) specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or whole multiples of $50,000 in excess thereof. The Swing Line Lender hereby agrees to make the proceeds of any Swing Line Loan requested pursuant to this Subsection 2.7(a) available to the Administrative Agent at the office of the Administrative Agent prior to 3:00 P.M., New York City time, on the requested Borrowing Date. The Administrative Agent shall make the proceeds of any such Swing Line Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) [Reserved].

(c) The Swing Line Lender, at any time in its sole and absolute discretion, may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower Representative (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each Revolving Lender, including the Swing Line Lender, to make a Revolving Loan as a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of the principal amount of all Swing Line Loans (a “Mandatory Revolving Loan Borrowing”) in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of the applicable Borrower to prepay Swing Line Loans in accordance with the provisions of Subsection 4.4(d). Unless the Revolving Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this Subsection 2.7 shall apply), each Revolving Lender hereby agrees to make the proceeds of its Revolving Loan (including any Term Benchmark Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Loan Borrowing may not comply with the minimum amount for Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Subsection 6.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Loan Borrowing and (v) the amount of the Revolving Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Loans (including any Term Benchmark Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d) If the Revolving Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Revolving Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Loan as a Base Rate Loan (which Revolving Loan shall be deemed a “Revolving Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Revolving Lender’s Revolving Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Commitments of the aggregate principal amount of such Swing Line Loans; provided that, in the event that any Mandatory Revolving Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to the applicable Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Loan Borrowing would otherwise have occurred, but adjusted for any payments received from the applicable Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such Revolving Lenders to share in such Swing Line Loans ratably based upon their respective Revolving Commitment Percentages; provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans made as Base Rate Loans. Each Revolving Lender will make the proceeds of any Revolving Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Commitments expire or terminate and in Dollars. The proceeds of such Revolving Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Commitments. In the event that the Revolving Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Revolving Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e) Whenever, at any time after the Swing Line Lender has received from any Revolving Lender such Revolving Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from the applicable Borrower or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such Revolving Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f) Each Revolving Lender’s obligation to make the Revolving Loans and to purchase participating interests with respect to Swing Line Loans in accordance with Subsections 2.7(c) and 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or the applicable Borrower may have against the Swing Line Lender, such Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other Lender, (v) any inability of the Parent Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Incremental Facilities. (a) So long as no Event of Default under Subsection 9.1 (a) or (f) exists or would arise therefrom, the Borrower Representative shall have the right (on behalf of itself and the other Borrowers, or in the case of Incremental Loans the proceeds of which will be subject to an escrow or other similar arrangement, an Escrow Subsidiary (any such Escrow Subsidiary, an “Escrow Borrower”)), at any time and from time to time after the Closing Date, (i) to request new term loan commitments, including delayed draw term loan commitments (the “New Delayed Draw Term Loan Commitments”), under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Tranche of Term Loans (the “Supplemental Term Loan Commitments”), (iii) to increase the Existing Revolving Commitments by requesting new Revolving Loan Commitments be added to an Existing Tranche of Existing Revolving Commitments (the “Supplemental Revolving Commitments”), (iv) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”), and (v) to request new letter of credit or bankers’ acceptance facility commitments under one or more new letter of credit or bankers’ acceptance facilities to be included in this Agreement (the “Incremental L/C-B/A Commitments” and, together with the New Delayed Draw Term Loan Commitments, Incremental Term Loan Commitments, Supplemental Term Loan Commitments, Supplemental Revolving Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”); provided that, (i) (x) the aggregate amount of Incremental Commitments (other than New Delayed Draw Term Loan Commitments if the Parent Borrower, at its option, has elected to establish such New Delayed Draw Term Loan Commitments in compliance with the immediately following subclause (y)) permitted pursuant to this Subsection 2.8 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness, including to refinance other Indebtedness), an amount that could then be Incurred under this Agreement in compliance with Subsection 8.1(b)(i) (for the avoidance of doubt, if the Parent Borrower does not elect to establish the New Delayed Draw Term Loan Commitments in compliance with subclause (y), then such New Delayed Draw Term Loan Commitments shall be included in the calculation of any Financial Incurrence Tests as though such New Delayed Draw Term Loan Commitments were fully drawn on the date of Incurrence) and (y) if the Parent Borrower, at its option, has elected to establish New Delayed Draw Term Loan Commitments in compliance with this subclause (y), the aggregate amount of such New Delayed Draw Term Loan Commitments shall be unlimited at the time such New Delayed Draw Term Loan Commitments are established; provided that, (A) Term Loans may only be Incurred in respect of such New Delayed Draw Term Loan Commitments if at the time of Incurrence thereof (and after giving effect to the application of proceeds of any such Term Loans to refinance any other Indebtedness), such Indebtedness could be incurred in compliance with Subsection 8.1(b)(i) and (B) prior to the time that any such New Delayed Draw Term Loan Commitments are funded, any such New Delayed Draw Term Loan Commitments that have not yet been funded shall not be included in the determination of “Required Lenders”, “Required Majority in Interest Lenders” or “Total Credit Percentages” and (ii) if any portion of an Incremental Commitment (or any Term Loan Incurred in respect of New Delayed Draw Term Loan Commitments) is to be incurred in reliance on clause (iii) of the definition of “Maximum Incremental Facilities Amount”, the Borrower Representative shall have delivered (or, in the case of any Term Loan Incurred in respect of New Delayed Draw Term Loan Commitments, as a condition to the funding of such Term Loans) a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Subsection 2.8 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or, in the case of any Incremental Commitments denominated in any Designated Foreign Currency, the Dollar Equivalent thereof) (or, in each case, such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion); provided that such amount may be less than $10,000,000 (or the Dollar Equivalent thereof), if such amount represents the then remaining aggregate principal amount available to be Incurred in compliance with Subsection 8.1(b)(i).

(b) Each request from the Borrower Representative pursuant to this Subsection 2.8 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Incremental Lender”, and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that if such Additional Incremental Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of a Supplemental Revolving Commitment) the consent of the Swing Line Lender (if any) or any Issuing Bank (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required. The Borrower Representative may agree, in its sole discretion, to accept a lesser amount of any Incremental Commitment than originally requested. In the event there are Lenders and Additional Incremental Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrower Representative shall have the right to allocate such commitments on whatever basis the Borrower Representative determines is appropriate.

(c) Supplemental Term Loan Commitments and Supplemental Revolving Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans or Revolving Commitments to be increased, executed by the Borrower Representative and each increasing Lender substantially in the form attached hereto as Exhibit I-1 or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit I-2 or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Supplemental Revolving Commitment shall be Revolving Commitments, as applicable. Each Increase Supplement and/or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to any Loan Documents (including amendments to Subsection 2.2(b) to increase the amortization payments or interest rate margins thereunder or add customary call protection provisions with respect thereto to allow for the applicable Incremental Loans to be fungible with an existing Tranche of Term Loans hereunder) as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Subsection 2.8(c).

(d) Incremental Commitments (other than Supplemental Term Loan Commitments and Supplemental Revolving Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, an Escrow Borrower (if applicable) and each applicable Incremental Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Subsection 2.8; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by, (x) with respect to Incremental Commitments of the Parent Borrower or an Escrow Borrower that is a Domestic Subsidiary, any Subsidiary of the Parent Borrower other than the U. S. Subsidiary Guarantors (it being understood that the primary obligation of any such Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a U.S. Subsidiary Guarantor) and (y) with respect to Incremental Commitments of any Foreign Borrower or an Escrow Borrower that is a Subsidiary of a Foreign Borrower in the same jursidiction of such Foreign Borrower, any Subsidiary of the Parent Borrower other than the U.S. Subsidiary Guarantors and the Foreign Subsidiary Guarantors that are Subsidiaries of such Foreign Borrower and in the same jurisdiction as such Foreign Borrower (it being understood that the primary obligation of any such Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a U.S. Subsidiary Guarantor or a Foreign Subsidiary Guarantor in such Foreign Borrower’s jurisdiction), and (other than with respect to proceeds of such Incremental Commitments which are subject to an escrow or other similar arrangement and any related deposit of cash, Cash Equivalents and/or Temporary Cash Investments to cover interest and premium in respect of such Incremental Commitments) will be secured on a pari passu or (at the Borrower Representative’s option) junior basis by the same Collateral that secures the Senior Secured Facilities Obligations (or, with respect to Incremental Commitments of any Foreign Borrower or an Escrow Borrower that is a Subsidiary of a Foreign Borrower in the same jursidiction of such Foreign Borrower, the applicable Foreign Senior Secured Facilities Obligations)

(so long as any such Incremental Commitments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement, as applicable), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower Representative’s option) junior to the Senior Secured Facilities Obligations (or, with respect to Incremental Commitments of any Foreign Borrower or an Escrow Borrower that is a Subsidiary of a Foreign Borrower in the same jursidiction of such Foreign Borrower, the applicable Foreign Senior Secured Facilities Obligations), and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Lien on any asset (other than proceeds of Incremental Loans which are subject to an escrow or similar arrangement and any related deposit of cash, Cash Equivalents and/or Temporary Cash Investments to cover interest and premium in respect of such Incremental Loans), (x) with respect to any Incremental Commitment or any Incremental Loans of the Parent Borrower, of any Loan Party that does not also secure the Senior Secured Facilities Obligations and (y) with respect to any Incremental Commitment or any Incremental Loans of any Foreign Borrower, of any Loan Party that does not also secure the applicable Foreign Senior Secured Facilities Obligations, and (II) so long as any Initial Term Loans are outstanding, any mandatory prepayment from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with Incremental Loans provided pursuant to such Incremental Commitment Amendment and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Event or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans pursuant to Subsection 4.4(e), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) any Incremental Revolving Commitment shall be on the same terms as are applicable to the Initial Revolving Commitments (including that the maturity date of any Incremental Revolving Commitment shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Initial Revolving Maturity Date); (iv) the maturity date and the weighted average life to maturity of any Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent refinancing which does not provide for an earlier maturity date and/or shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans or (3) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement); (v) the interest rate margins and (subject to clause (iv) above) amortization schedule applicable to the loans made pursuant to any Incremental Term Loan Commitments shall be determined by the Borrower Representative and the applicable Incremental Lenders; provided that, in the event that the applicable interest rate margins for any broadly syndicated floating rate Incremental Term Loans denominated in Dollars Incurred prior to the date that is twelve (12) months after the Closing Date, the principal amount of which exceeds the greater of (x) $430,000,000 and (y) 100.0% of Four Quarter Consolidated EBITDA, that are pari passu in right of payment and secured on a pari passu basis by the Collateral securing the Senior Secured Facilities Obligations and not Incurred to finance or refinance, or otherwise in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or any other Investment permitted by this Agreement, are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the effective interest rate margin for the applicable Initial Term Loans at the time such Incremental Commitments become effective (the “Existing Interest Rate”) shall be increased to the extent necessary so that the Existing Interest Rate is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 50 basis points (the “Adjusted Interest Rate”, and the number of basis points by which the Existing Interest Rate is increased, the “Increased Amount”); provided, further that, in determining the applicable interest rate margins for the applicable Initial Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable (x) to the Lenders under such Initial Term Loans or (y) by the applicable Borrower or Borrowers to any Lenders under any such Incremental Term Loan, as applicable, in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest rate based on an assumed four-year life to maturity) (provided that, if such Initial Term Loans are issued in a manner such that all such Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the applicable Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis); (B) any amendments to the Applicable Margin or effective interest rate margin on the applicable Initial Term Loans that became effective subsequent to the Closing Date but prior to the effective time of such Incremental Term Loans shall also be included in such calculations, (C) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the applicable Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for such Initial Term Loans shall be required, to the extent an increase in the interest rate floor for such Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to such Initial Term Loans shall be increased by such amount to the extent necessary to adjust the applicable Existing Interest Rate to be equal to the applicable Adjusted Interest Rate, (D) if the Incremental Term Loans include an interest rate floor lower than the interest rate floor applicable to the applicable Tranche of Initial Term Loans or do not include any interest rate floor, to the extent a reduction in the interest rate floor for such Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, an amount equal to the difference between the interest rate floor applicable to such Initial Term Loans and the interest rate floor applicable to such Incremental Term Loans (which shall be deemed to equal 0% for any Incremental Term Loans without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to such Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest rate margin of the applicable Incremental Term Loans for purposes of determining whether an increase in the Existing Interest Rate shall be required and (E) if the applicable Tranche of Initial Term Loans include a pricing grid, the interest rate margins in such pricing grid which are not in effect at the time the applicable Incremental Commitments become effective shall also each be increased by an amount equal to the Increased Amount (collectively, the “MFN Protection”); (vi) such Incremental Commitment Amendment may provide for (1) the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the Required Lenders, Required Revolving Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities, (3) the amendment of the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Incremental Term Loans, as applicable and (4) the amendment of clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Incremental Term Loans; and (vii) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower Representative, provided that to the extent such terms and documentation are not consistent with, in the case of Incremental Term Loans, the terms and documentation governing the Initial Term Loans, and, in the case of Incremental Revolving Commitments, the terms and documentation governing the Initial Revolving Commitments (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Borrower Representative and the Administrative Agent.

2.9 Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower Representative to all Lenders (other than any Lender that, if requested by the Borrower Representative, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower Representative, the applicable Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the sum of the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such exchange, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the applicable Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the applicable Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the applicable Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the applicable Borrower pursuant to such Permitted Debt Exchange Offer, then such Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower Representative, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the Borrowers pursuant to this Subsection 2.9, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion), provided that subject to the foregoing clause (ii), the Borrower Representative may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower Representative’s discretion) of Term Loans be tendered in respect of the relevant Permitted Debt Exchange Offer.

(c) In connection with each Permitted Debt Exchange, the Borrower Representative shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower Representative and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Subsection 2.9 and without conflict with Subsection 2.9(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).

(d) Each Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with any Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than any Borrower’s reliance on any certificate delivered by a Lender pursuant to Subsection 2.9(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.10 Extension of Term Loans and Revolving Commitments. (a) The Borrower Representative may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Existing Term Tranche, the “Existing Term Loans”) and (ii) Revolving Commitments of one or more Tranches (including any Extended Revolving Commitments) existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Commitments” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and any Revolving Loans made pursuant to Extended Revolving Commitments, “Extended Revolving Loans”, and together with Extended Term Loans, the “Extended Loans”) and to provide for other terms consistent with this Subsection 2.10; provided that (i) any such request shall be made by the Borrower Representative to all Lenders with Term Loans or Revolving Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate amount of applicable Revolving Commitments), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative. In order to establish any Extended Tranche, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Specified Existing Tranche (provided that any applicable Extended Tranche may have an earlier maturity date and/or shorter weighted average life to maturity (1) in the case of customary bridge financings, which, subject to customary conditions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans or (3) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement); provided that, notwithstanding anything to the contrary in this Subsection 2.10 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower Representative’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Term Loans and Initial Revolving Commitments, as applicable, set forth in Subsection 11.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Term Loans or Revolving Commitments, as applicable, from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b) The Borrower Representative shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche(s) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Subsection 2.10 (each, an “Extension”), the Borrower Representative shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.10. The Borrower Representative may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Revolving Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is three (3) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower Representative). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees or amortization referenced in clauses (x) through (z) of Subsection 2.10(a), (ii) the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b) to amend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Extended Tranche, as applicable and (iii) clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Extended Term Tranche, and which in each case, except to the extent expressly contemplated by the third to last sentence of this Subsection 2.10(c) and notwithstanding anything to the contrary set forth in Subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than $10,000,000 (or, in the case of any Extended Tranche denominated in any Designated Foreign Currency, the Dollar Equivalent thereof) (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Subsection 11.1 to any Subsection 2.10 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.10 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.10 Additional Amendments do not become effective prior to the time that such Subsection 2.10 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.10 Additional Amendments to become effective in accordance with Subsection 11.1; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Specified Existing Tranche. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Subsection 2.10 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.10 Additional Amendment. In connection with any Extension Amendment, at the request of the Administrative Agent or the Extending Lenders, the Borrower Representative shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of this Agreement as amended by such Extension Amendment, and such of the other Loan Documents (if any) as may be amended thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche resulting from such conversion by such Lender on such date, and such Extended Tranche shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the applicable Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the applicable Borrower(s) owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender (or, at its/their option, such Borrower(s)) to such Non-Extending Lender concurrently with the applicable Assignment and Acceptance or (ii) if no Event of Default exists under Subsection 9.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Loans and terminate the Existing Revolving Commitments, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 2.10, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the applicable Borrower(s) owing to the Non-Extending Lender relating to the Existing Loans or the Existing Revolving Commitments, as applicable, so assigned shall be paid in full by the assignee Lender (or, at its/their option, such Borrower(s)) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the applicable Borrower(s) shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at

least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by any Borrower(s) pursuant to this Subsection 2.10, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.10 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.10.

2.11 Specified Refinancing Facilities. (a) Any Borrower(s) may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) and new revolving credit facilities (the “Specified Refinancing Revolving Facilities”, and, together with the Specified Refinancing Term Loan Facilities, the “Specified Refinancing Facilities”) to the Facilities to refinance (i) all or any portion of any Tranche of Term Loans then outstanding under this Agreement or (ii) all or any portion of any Tranche of Revolving Loans (or unused Revolving Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by (x) with respect to Specified Refinancing Facilities of the Parent Borrower, any Subsidiary of the Parent Borrower other than the U.S. Subsidiary Guarantors and (y) with respect to Specified Refinancing Facilities of any Foreign Borrower, any Subsidiary of the Parent Borrower other than the U.S. Subsidiary Guarantors and the Foreign Subsidiary Guarantors that are Subsidiaries of such Foreign Borrower in the same jursidiction as such Foreign Borrower, and will be secured on a pari passu or (at the Borrower Representative’s option) junior basis by (x) with respect to Specified Refinancing Facilities of the Parent Borrower, the same Collateral securing the Senior Secured Facilities Obligations and (y) with respect to Specified Refinancing Facilities of a Foreign Borrower, the same Collateral securing the Foreign Senior Secured Facilities Obligations of such Foreign Borrower (so long as any applicable Specified Refinancing Amendments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement) or (at the Borrower Representative’s option) will be unsecured, (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) and Specified Refinancing Revolving Facilities and revolving loans drawn thereunder (the “Specified Refinancing Revolving Loans” and, together with the Specified Refinancing Term Loans, the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or

(at the Borrower Representative’s option) junior to the Senior Secured Facilities Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets (x) with respect to any Specified Refinancing Facility or any Specified Refinancing Loans of the Parent Borrower, of any Loan Party that does not also secure the Senior Secured Facilities Obligations and (y) with respect to any Specified Refinancing Facility or any Specified Refinancing Loans of a Foreign Borrower, of any Loan Party that does not also secure the Foreign Senior Secured Facilities Obligations of such Foreign Borrower, (iv) the Specified Refinancing Facilities will have such pricing, amortization (subject to clause (vi) below) and optional and mandatory prepayment terms as may be agreed by the Borrower Representative and the applicable Lenders thereof, (v) the maturity date of any Specified Refinancing Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Maturity Date of the Tranche of Revolving Loans being refinanced, (vi) the maturity date and the weighted average life to maturity of any Specified Refinancing Term Loan Facility shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower Representative in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable, (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans or (3) arising on account of any mandatory principal redemption or payment by the Parent Borrower or any Restricted Subsidiary pursuant to an “AHYDO saver” provision, and the Parent Borrower’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or prepayment shall be conclusive and binding for all purposes under this Agreement), (vii) the Net Cash Proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments shall be permanently reduced), in each case pursuant to Subsection 4.4 (including prepayments made with an exchange of Rollover Indebtedness under the applicable Specified Refinancing Facility as provided for in the final sentence of Subsection 4.4(g)), and (viii) the Specified Refinancing Facilities shall not have a principal or commitment amount greater than the Loans or Commitments being refinanced plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

(b) Each request from the Borrower Representative pursuant to this Subsection 2.11 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility. The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified

Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent and (in the case of a Specified Refinancing Revolving Facility) the consent of the Swing Line Lender (if any) or any Issuing Bank (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required.

(c) Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower Representative and the Administrative Agent, to effect the provisions of this Subsection 2.11, in each case on terms consistent with this Subsection 2.11.

(d) Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new Tranche. Each Specified Refinancing Facility made available pursuant to this Subsection 2.11 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or, in the case of any Specified Refinancing Facility denominated in any Designated Foreign Currency, the Dollar Equivalent thereof) (or, in each case, such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). Any Specified Refinancing Amendment may provide for the issuance of Letters of Credit and Bankers’ Acceptances for the account of the Borrowers or any Restricted Subsidiary, or the provision to the Parent Borrower of Swing Line Loans, pursuant to any Specified Refinancing Revolving Facility established thereby; provided that no Issuing Bank or Swing Line Lender shall be obligated to provide any such Letters of Credit, Bankers’ Acceptances or Swing Line Loans unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower Representative, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.11. In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each Issuing Bank (not to be unreasonably withheld, conditioned or delayed), participations in Letters of Credit and Bankers’ Acceptances expiring on or after the scheduled Maturity Date in respect of the respective Tranche of Revolving Loans or commitments shall be reallocated from Lenders holding Revolving Commitments to Lenders holding commitments under Specified Refinancing Revolving Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Revolving Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Revolving Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

2.12 [Reserved].

2.13 Designated Borrowers. (a) The Borrower Representative may at any time, upon (i) not less than thirty (30) days’ notice from the Borrower Representative to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) and (ii) receipt of the Administrative Agent’s and each Revolving Lenders’ prior written consent, designate any Restricted Subsidiary of the Parent Borrower (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit V (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received such supporting resolutions, incumbency certificates, Organizational Documents, Security Documents, opinions of counsel and other documents or information (including, without limitation, information with respect to the Patriot Act and Sanctions), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion, and Notes signed by such new Borrowers to the extent any Revolving Lenders so require. If the Administrative Agent and the Revolving Lenders agree that an Applicant Borrower shall be entitled to receive Revolving Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, Security Documents, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit W to the Borrower Representative and the Revolving Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no borrowing request may be submitted by or on behalf of such Designated Borrower until the date that is five (5) Business Days after such effective date.

(b) The Obligations of the Parent Borrower and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of the German Borrower and all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

(c) Each Subsidiary of the Parent Borrower that is or becomes a “Designated Borrower” pursuant to this Subsection 2.13 hereby irrevocably appoints the Borrower Representative as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Revolving Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower Representative in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Borrower Representative may from time to time, upon not less than fifteen (15) days’ notice from the Borrower Representative to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. No Designated Borrower shall cease to be a Restricted Subsidiary of the Parent Borrower or be designated as an Unrestricted Subsidiary unless such Designated Borrower’s status as such is terminated in accordance with the foregoing sentence (including, for the avoidance of doubt, the condition that there are no outstanding Revolving Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination). The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(e) Notwithstanding the above, any Revolving Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with, such Designated Borrower shall notify the Borrower Representative and the Administrative Agent in writing that such Revolving Lender will not provide any Revolving Loans to such Designated Borrower.

SECTION 3

[Reserved]

SECTION 4

General Provisions Applicable to Loans

4.1 Interest Rates and Payment Dates. (a) [Reserved].

(b) Each Base Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin for Base Rate Loans in effect for such day.

(c) [Reserved].

(d) Each Canadian Prime Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin for Canadian Prime Rate Loans in effect for such day.

(e) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Relevant Rate determined for such day plus the Applicable Margin for relevant Term Benchmark Loans in effect for such day.

(f) Each RFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Relevant Rate determined for such day plus the Applicable Margin for relevant RFR Loans in effect for such day.

(g) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1, plus 2.00% and (y) in the case of other amounts (including overdue interest), the rate described in clause (b) of this Subsection 4.1 for Base Rate Loans accruing interest at the Base Rate, plus 2.00%, in each case from the date of such nonpayment until such overdue amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Subsection 4.1(g) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Subsection 4.1(g) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(h) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (g) of this Subsection 4.1 shall be payable from time to time on demand exercised in accordance with Subsection 9.2.

(i) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(j) The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

4.2 Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12(c), the Borrower Representative may elect from time to time (x) to convert outstanding Loans of a given Tranche denominated in Dollars from Term Benchmark Loans to Base Rate Loans or (y) to convert outstanding Loans of a given Tranche denominated in Canadian Dollars from Term Benchmark Loans to Canadian Prime Rate Loans, in each case by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time two (2) Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower Representative may elect from time to time (x) to convert outstanding Loans of a given Tranche from Base Rate Loans to Term Benchmark Loans or (y) to convert outstanding Loans of a given Tranche denominated in Canadian Dollars from Canadian Prime Rate Loans to Term Benchmark Loans, in each case by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time at least three (3) Business Days (or four (4) Business Days if such Tranche is denominated in a Designated Foreign Currency) (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Term Benchmark Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of (x) outstanding Term Benchmark Loans denominated in Dollars or Base Rate Loans or (y) outstanding Term Benchmark Loans denominated in Canadian Dollars or Canadian Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Term Benchmark Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made and (ii) no Loan may be converted into a Term Benchmark Loan after the date that is one (1) month prior to the applicable Maturity Date.

(b) Any Term Benchmark Loan or RFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Term Benchmark Loan or RFR Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Term Benchmark Loan denominated in Dollars or Canadian Dollars may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one (1) month prior to the applicable Maturity Date, and provided, further, that (i) with respect to Loans denominated in Dollars or Canadian Dollars, if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso, such Term Benchmark Loans shall be automatically converted to Base Rate Loans or Canadian Prime Rate Loans, as applicable, on the last day of such then expiring Interest Period and (ii) with respect to Loans denominated in any Designated Foreign Currency (other than Canadian Dollars), if the Borrower Representative shall fail to give any required notice as described above in this clause (b), such Term Benchmark Loans or RFR Loans shall be automatically continued as Term Benchmark Loans with an Interest Period of one (1) month. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3 Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans or RFR Loans, as applicable, outstanding comprising each Set shall be equal to $2,000,000 or a whole multiple of $500,000 in excess thereof (or, in the case of any such Loans denominated in any Designated Foreign Currency, the Dollar Equivalent thereof) (provided that, notwithstanding the foregoing (x) any Loan may be borrowed in an amount equal to the aggregate amount of the Commitments in respect of such Loan and (y), any Loan may be converted or continued in its entirety), and so that there shall not be more than twenty (20) Sets at any one time outstanding.

4.4 Optional and Mandatory Prepayments.

(a) Each Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, subject to Subsection 4.12, without premium or penalty (except as provided in Subsection 4.5(b)), upon notice by the Borrower Representative to the Administrative Agent prior to 1:00 P.M., New York City time at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Term Benchmark Loans), or prior to 12:00 P.M., New York City time at least one (1) Business Day (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Base Rate Loans or Canadian Prime Rate Loans). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment, the currency of the Term Loans to be prepaid and whether the prepayment is of Term Benchmark Loans, Base Rate Loans or Canadian Prime Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Term Benchmark Loan (other than in Dollars) is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments pursuant to this Subsection 4.4(a) shall be in whole multiples of at least approximately $1,000,000 (or, in the case of Term Loans outstanding in any Designated Foreign Currency, an aggregate principal amount the Dollar Equivalent of which is at least approximately $1,000,000); provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety. Each prepayment of Initial Term Loans pursuant to this Subsection 4.4(a) made on or prior to the date that is six (6) months after the Closing Date in an amount equal to the Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness in a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b).

(b) Optional Prepayment of Revolving Loans. Each Borrower may at any time and from time to time prepay the Revolving Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued and Bankers’ Acceptances created for its account in whole or in part, subject to Subsection 4.12, without premium or penalty, upon notice by the Borrower Representative to the Administrative Agent prior to 1:00 P.M., New York City time at least three (3) Business Days (or four (4) Business Days if such prepayment is of a Borrowing denominated in a Designated Foreign Currency) (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Term Benchmark Loans or RFR Loans), or prior to 12:00 P.M., New York City time at least one (1) Business Day (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Base Rate Loans, Canadian Prime Rate Loans or Reimbursement Obligations). Such notice shall specify the date and amount of prepayment, the currency of the Revolving Loans to be prepaid and whether the prepayment is (i) of Initial Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Specified Refinancing Revolving Loans or Swing Line Loans, or a combination thereof, and (ii) of Term Benchmark Loans, RFR Loans, Base Rate Loans, Canadian Prime Rate Loans or a combination thereof and, in each case, if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letters of Credit or Bankers’ Acceptances and the amount allocable to each of such Reimbursement Obligations. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Term Benchmark Loan (other than in Dollars) or RFR Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments of the Revolving Loans and the Reimbursement Obligations pursuant to this Subsection 4.4(b) shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C-B/A Obligation on terms reasonably satisfactory to the applicable Issuing Bank. Partial prepayments of Revolving Loans pursuant to this Subsection 4.4(b) shall be in whole multiples of $1,000,000 (or, in the case of Revolving Loans outstanding in any Designated Foreign Currency, an aggregate principal amount the Dollar Equivalent of which is at least approximately $1,000,000); provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(c) Termination or Reduction of Revolving Commitments. The Borrower Representative shall have the right, upon not less than three (3) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Initial Revolving Commitments, Incremental Revolving Commitments of any Tranche, the Extended Revolving Commitments of any Tranche or the Specified Refinancing Revolving Commitments of any Tranche

or, from time to time, to reduce the amount of Initial Revolving Commitments, Incremental Revolving Commitments of any Tranche, Extended Revolving Commitments of any Tranche or Specified Refinancing Revolving Commitments of any Tranche; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swing Line Loans made on the effective date thereof, the Dollar Equivalent of the aggregate principal amount of the Revolving Loans and Swing Line Loans then outstanding, when added to the sum of the then outstanding L/C-B/A Obligations, would exceed the Revolving Commitments then in effect; and provided, further, that notwithstanding anything to the contrary in this Agreement, the Borrower Representative may condition such notice upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Revolving Commitments then in effect.

(d) Prepayment of Swing Line Loans. The Parent Borrower shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing by it of Revolving Loans. Upon the incurrence by the Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Revolving Loans, the Borrowers shall prepay an aggregate principal amount of the Tranche of Revolving Loans being refinanced in an amount equal to 100.0% of all Net Cash Proceeds received therefrom promptly (and in any event within five (5) Business Days) following receipt thereof by the Parent Borrower or such Restricted Subsidiary.

(e) Mandatory Prepayment of Term Loans. (i) The applicable Borrower shall, in accordance with Subsection 4.4(g), prepay the applicable Term Loans to the extent required by Subsection 8.4(b) (subject to Subsection 8.4(c)), (ii) if on or after the Closing Date, the Parent Borrower or any of its Restricted Subsidiaries shall Incur (A) Specified Refinancing Term Loans or (B) Indebtedness for borrowed money (excluding Indebtedness permitted pursuant to Subsection 8.1), the applicable Borrower shall, in accordance with Subsection 4.4(g), prepay (or, exchange for Rollover Indebtedness) the applicable Term Loans (or, in the case of the Incurrence of any Specified Refinancing Term Loans, the Tranche of Term Loans being refinanced) in an amount equal to 100.0% of the Net Cash Proceeds thereof (plus any portion of such Indebtedness which represents Rollover Indebtedness) minus the portion of such Net Cash Proceeds applied or offered (to the extent the Parent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the fifth (5th) Business Day following notice given to each Lender of the Prepayment Date, as contemplated by Subsection 4.4(h) and (iii) the applicable Borrower shall, in accordance with Subsection 4.4(g), prepay the applicable Term Loans within five (5) Business Days following the day on which financial statements in respect of the immediately preceding fiscal year were required to be delivered pursuant to Subsection 7.1(a) (commencing with the fiscal year ending on or about March 31, 2027) (each, an “ECF Payment Date”), in an amount equal to (A) (1) 50.0% (as may be adjusted pursuant to the last proviso of this clause (iii)) of the Parent Borrower’s Excess Cash Flow for such fiscal year, if and to the extent that the amount of such Excess Cash Flow exceeds the greater of $65,000,000 and 15.0% of Four Quarter Consolidated EBITDA, minus (2) the sum of

(v) the aggregate amount of cash consideration (including any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments) paid by the Parent Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such fiscal year and during the period beginning with the day following the last day of such fiscal year and ending on the applicable ECF Payment Date, constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Parent Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 (which, in any event, shall not include any Contract Consideration previously deducted pursuant to clause (z) below), (w) the amount of Capital Expenditures either made in cash or accrued during such fiscal year (provided that, whether any such Capital Expenditures shall be deducted for the fiscal year in which cash payments for such Capital Expenditures have been paid or the fiscal year in which such Capital Expenditures have been accrued shall be at the Borrower Representative’s election; provided, further that, in no case shall any accrual of a Capital Expenditure which has previously been deducted under this clause (w) give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent fiscal year) (which, in any event, shall not include any Capital Expenditures previously deducted pursuant to clause (z) below), (x) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) prepaid pursuant to Subsection 4.4(a), Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Subsection 4.4(b) to the extent accompanied by a corresponding permanent Revolving Commitment reduction, the Other Secured Debt voluntarily prepaid, repaid, repurchased or retired, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Subsection 4.4(l) or 11.6(h) (provided that such deduction for prepayments pursuant to Subsection 4.4(l) or 11.6(h) shall be limited to the actual cash amount of such prepayment), in each case during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (y) below), (y) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) prepaid pursuant to Subsection 4.4(a), Revolving Loans (including Incremental Revolving Loans, Extended Revolving Loans and Specified Refinancing Revolving Loans) prepaid pursuant to Subsection 4.4(b) to the extent accompanied by a corresponding permanent Revolving Commitment reduction, the Other Secured Debt voluntarily prepaid, repaid, repurchased or retired, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Term Loans) pursuant to Subsection 4.4(l) or 11.6(h) (provided that such deduction for prepayments pursuant to Subsection 4.4(l) or 11.6(h) shall be limited to the actual cash amount of such prepayment), in each case during the period beginning with the day following the last day of such fiscal year and ending on the applicable ECF Payment Date and stated by the Borrower Representative as prepaid pursuant to this Subsection 4.4(e)(iii) and (z) at the Borrower Representative’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Subsection 4.4(e)(iii)(A)(2) in respect of prior fiscal years, the aggregate consideration required to be paid in cash by the Parent Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year, provided that to the extent the aggregate amount of cash actually utilized to finance such Investments and Capital Expenditures during such period of four (4) consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four (4) consecutive fiscal quarters (provided that, except as otherwise specified herein, no prepayments made pursuant to the other clauses of this Subsection 4.4(e) shall be included in Subsection 4.4(e)(iii)(A)(2)(v), (w), (x), (y) or (z)), in each case, excluding prepayments funded with proceeds from the Incurrence of Funded Debt (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied or offered (to the extent the Parent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans; provided that such percentage in clause (1) above shall be reduced to (x) 25.0% if the Consolidated First Lien Leverage Ratio as of the last day of the immediately preceding fiscal year was less or equal to than 4.50:1.00 and (y) 0% if the Consolidated First Lien Leverage Ratio as of the last day of the immediately preceding fiscal year was less than or equal to 4.00:1.00. Nothing in this Subsection 4.4(e) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(f) In the event that, on any date the Administrative Agent calculates that the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Commitments then in effect (other than any excess of less than 5.0% of the aggregate principal amount of the Revolving Loans then outstanding occurring by reason of changes in exchange rates; it being understood and agreed that no Default or Event of Default shall arise hereunder or under any Loan Document merely as a result of the occurrence of such excess), the Administrative Agent will give notice to such effect to the Borrower Representative and the Lenders. Following receipt of any such notice, the Borrowers will, as soon as practicable but in any event within five (5) Business Days of receipt of such notice, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C-B/A Obligations on terms reasonably satisfactory to the applicable Issuing Bank as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Commitments then in effect. If any such repayment or prepayment of a Term Benchmark Loan or RFR Loan pursuant to this Subsection 4.4(f) occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to Subsection 4.12.

(g) Subject to the last sentence of Subsection 4.4(h) and Subsection 4.4(k), each prepayment of Term Loans pursuant to Subsection 4.4(e) (other than a prepayment with the proceeds of Specified Refinancing Term Loans) shall be allocated pro rata among the Initial Term Loans, the Incremental Term Loans, the Extended Term Loans and the Specified Refinancing Term Loans; provided that, at the request of the Borrower Representative, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term

Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis. Each prepayment of Term Loans pursuant to Subsection 4.4(a) shall be applied within each applicable Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower Representative (or, if no such direction is given, in direct order of maturity). Each prepayment of Term Loans pursuant to Subsection 4.4(e) shall be applied within each applicable Tranche of Term Loans, first, to any Base Rate Loans within such Tranche and, second, to any Term Benchmark Loans or RFR Loans in such Tranche. Notwithstanding any other provision of this Subsection 4.4, a Lender may, at its option, and if agreed by the Borrower Representative, in connection with any prepayment of Term Loans pursuant to Subsection 4.4(a) or (e), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(h) The Borrower Representative shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to Subsection 4.4(e)(iii), three (3) Business Days prior to the date on which such payment is due and (y) pursuant to any other provision of Subsection 4.4(e), promptly (and in any event within five (5) Business Days) upon becoming obligated to make such prepayment. Such notice shall state that the Borrowers are offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Subsection 4.4(e)(i), on or before the date specified in Subsection 8.4(b) and (ii) in the case of mandatory prepayments pursuant to any other clause of Subsection 4.4(e), on or before the date specified in such clause, as the case may be (each, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Subsection 4.4(h)). Any such notice of prepayment pursuant to Subsection 4.4(e) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower Representative (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment (other than a prepayment pursuant to Subsection 4.4(e)(ii), except as otherwise provided for in the last sentence of Subsection 4.4(g)) by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower Representative of such election. Any amount so declined by any Lender (the “Term Loan Declined Amount”) may, at the option of the Borrower Representative, be applied to the payment or prepayment of Indebtedness, including any Junior Debt, or otherwise be retained by the Parent Borrower and its Restricted Subsidiaries and/or applied by the Parent Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement.

(i) Without limitation of Subsections 2.8 and 8.1(b)(i), amounts prepaid on account of Term Loans pursuant to Subsection 4.4(a), (e) or (l) may not be reborrowed.

(j) Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of Loans pursuant to Subsection 4.4(a), (b) or (e) would result, after giving effect to the procedures set forth in this Agreement, in the Borrowers incurring breakage costs under Subsection 4.12 as a result of Term Benchmark Loans (other than in Dollars) or RFR Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrowers may, so long as no Default or Event of Default shall have occurred and be continuing, in their sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Term Benchmark Loans or RFR Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Term Benchmark Loans or RFR Loans not immediately prepaid), to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Term Benchmark Loans or RFR Loans (or such earlier date or dates as shall be requested by the Borrower Representative) or (ii) make a prepayment of Loans in accordance with Subsection 4.4(a) or (b) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Term Benchmark Loans or RFR Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Term Benchmark Loans or RFR Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii) above, such unpaid Term Benchmark Loans or RFR Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Term Benchmark Loans or RFR Loans or the related portion of such Term Benchmark Loans or RFR Loans, as the case may be, have or has been prepaid. In addition, if the Borrower Representative determines in good faith, which determination shall be conclusive, that repatriating any amounts attributable to Foreign Subsidiaries that are required to be applied to prepay Term Loans pursuant to Subsection 4.4(e)(i) or 4.4(e)(iii) (x) would result in material adverse tax consequences to the Parent Borrower or any of its Subsidiaries or (y) (1) would reasonably be expected to be prohibited or delayed by or violate or conflict with applicable local law, (2) is restricted by applicable organizational documents or any agreement, (3) is subject to other organizational or administrative impediments from being repatriated to the United States or (4) conflicts with the fiduciary duties of the applicable directors, or results in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, then, in each case the Borrowers shall not be required to prepay such amounts as required thereunder, and such amounts may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (y), the Borrowers shall take commercially reasonable actions to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, the applicable organizational documents or agreements, the applicable organizational impediments or other impediment to permit repatriation of the proceeds subject to such prepayments.

(k) Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to Subsection 2.8, 2.10, 2.11 or 11.1(h), as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.8 or 11.1(e).

(l) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing, the Borrowers may prepay the outstanding Term Loans on the following basis:

(i) The Borrowers shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Subsection 4.4(l); provided that the Borrower Representative shall not initiate any action under this Subsection 4.4(l) with respect to a Borrower in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by such Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) or (2) at least three (3) Business Days shall have passed since the date the Borrower Representative was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower Representative’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion). Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the applicable Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Parent Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Parent Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Subsection 4.4(l) shall be immediately and automatically cancelled.

(ii) Borrower Offer of Specified Discount Prepayment. (1) The Borrower Representative may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three (3) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Representative, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid and the Borrower or Borrowers that will make such prepayment, (III) the Specified Discount Prepayment Amount shall be in whole multiples of at least approximately $1,000,000 (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third (3rd) Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower Representative) (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the applicable Borrower will make prepayment of outstanding Term Loans pursuant to this Subsection 4.4(l)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount

Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower Representative of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Representative shall be due and payable by the applicable Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below).

(iii) Borrower Solicitation of Discount Range Prepayment Offers. (1) The Borrower Representative may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three (3) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower Representative, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the applicable Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the applicable Borrower, (III) the Discount Range Prepayment Amount shall be in whole multiples of at least approximately $1,000,000 (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower Representative shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00

P.M., New York City time, on the third (3rd) Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower Representative) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Subsection 4.4(l)(iii). The applicable Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Subsection 4.4(l)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the applicable Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower Representative of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Representative shall be due and payable by such applicable Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below).

(iv) Borrower Solicitation of Discounted Prepayment Offers. (1) The Borrower Representative may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three (3) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower Representative, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the applicable Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower Representative shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third (3rd)

Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower Representative) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2) The Administrative Agent shall promptly provide the Borrower Representative with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower Representative shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the applicable Borrower is willing to accept (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower Representative elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower Representative from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower Representative shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Representative by the Acceptance Date, the Borrower Representative shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower Representative and subject to rounding requirements of the

Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the applicable Borrower at the Acceptable Discount in accordance with this Subsection 4.4(l)(iv). If the Borrower Representative elects to accept any Acceptable Discount, then the applicable Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower will prepay outstanding Term Loans pursuant to this Subsection 4.4(l)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower Representative and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower Representative of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower Representative and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Representative shall be due and payable by the applicable Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(l)(vi) below (subject to Subsection 4.4(l)(x) below).

(v) Expenses. In connection with any Discounted Term Loan Prepayment, the applicable Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and documented out-of-pocket costs and expenses from the applicable Borrower in connection therewith.

(vi) Payment. If any Term Loan is prepaid in accordance with Subsections 4.4(l)(ii) through (iv) above, the applicable Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The applicable Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in the applicable currency and in immediately available funds not later than 11:00 A.M., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Subsection 4.4(l) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Subsection 4.4(l) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Subsection 4.4(l)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Subsection 4.4(l) as if made at par. It is also understood and agreed that prepayments pursuant to this Subsection 4.4(l) shall not be subject to Subsection 4.4(a), or, for the avoidance of doubt, Subsection 11.7(a) or the pro rata allocation requirements of Subsection 4.8(a).

(vii) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Subsection 4.4(l), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower Representative.

(viii) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Subsection 4.4(l), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Actions of Administrative Agent. Each of the Borrowers and the Lenders acknowledge and agree that the Administrative Agent may perform any and all of its duties under this Subsection 4.4(l) by itself or through any Affiliate of the Administrative Agent and expressly consent to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(l) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(l).

(x) Revocation. The Borrower Representative shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the applicable Borrower to make any prepayment to a Lender pursuant to this Subsection 4.4(l) shall not constitute a Default or Event of Default under Subsection 9.1 or otherwise).

(xi) No Obligation. This Subsection 4.4(l) shall not (i) require the Borrowers to undertake any prepayment pursuant to this Subsection 4.4(l) or (ii) limit or restrict the Borrowers from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

(m) Notwithstanding anything in any Loan Document to the contrary, in the event that on or after the Closing Date the Royal Divestiture is consummated, the Parent Borrower (or any Subsidiary, as the case may be) shall, within two Business Days of such Royal Divestiture, prepay the Term Loans at par in an amount equal to 100.0% of the net cash proceeds from such Royal Divestiture; provided however that if the Royal Divestiture occurs on or prior to April 30, 2026, then such prepayment shall be at a price equal to the Issue Amount. The prepayment of Term Loans pursuant to this Subsection 4.4(m) shall be applied first pro rata among the Initial Term Loans and second pro rata among any other Term Loans.

4.5 Administrative Agent’s Fee; Other Fees. (a) The Parent Borrower agrees to pay to the Administrative Agent the fees set forth under the heading “Administrative Agent Fees” of the Fee Letter with respect to the Facilities on the payment dates set forth therein.

(b) If, on or prior to the date that is six (6) months after the Closing Date, the Borrowers make (x) an optional prepayment or (y) a mandatory prepayment pursuant to Subsection 4.4(e)(ii)(A), in each case of the precedent clauses (x) and (y), of all or a portion of such Initial Term Loans in an amount equal to the Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness in a Repricing Transaction with respect to the Initial Term Loans, the Parent Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 1.0% of the aggregate principal amount of such Initial Term Loans being prepaid. If, on or prior to the date that is six (6) months after the Closing Date (in the case of Initial Term Loans), any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace such Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.10(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of such Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.10(e) or 11.1(g).

(c) The Borrowers, as applicable, agree to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the applicable Revolving Commitment Period to the applicable Maturity Date, computed at the Applicable Commitment Fee Percentage on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth day following the end of each fiscal quarter of the Parent Borrower, and on the applicable Maturity Date, or such earlier date as the Revolving Commitments shall terminate as provided herein, commencing on June 30, 2026. For purposes of calculating the commitment fee under this Subsection 4.5(c), the Dollar Equivalent of any Revolving Loans, undrawn Letters of Credit or Bankers’ Acceptances and unreimbursed drawings under Letters of Credit or Bankers’ Acceptances denominated in any Designated Foreign Currency for purposes of determining Available Revolving Commitments as of any date shall be determined using the Spot Rate of Exchange as of the most recent applicable Revaluation Date.

4.6 Computation of Interest and Fees (a) Interest (other than interest based on the Base Rate (only at times when the Base Rate is based on the Prime Rate), the Canadian Prime Rate, the Term CORRA, the Daily Simple CORRA, the HIBOR Rate, the TIBOR Rate or the Daily Simple RFR for RFR Loans denominated in Sterling), the L/C Facing Fee and the commitment fees payable pursuant to Subsection 4.5(c) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Base Rate (only at times when the Base Rate is based on the Prime Rate), the Canadian Prime Rate, the Term CORRA, the Daily Simple CORRA, the HIBOR Rate, the TIBOR Rate or the Daily Simple RFR for RFR Loans denominated in Sterling shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of Term SOFR Rate or Term CORRA. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any SOFR Rate Loan which is based upon the Term SOFR Rate, any Base Rate Loan which is based upon the Base Rate and any Canadian Prime Rate.

. A determination of the applicable Base Rate, Term SOFR Rate, EURIBOR Rate, TIBOR Rate, HIBOR Rate, the Term CORRA or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

4.7 Inability to Determine Interest Rate. (a) (a) Subject to clauses Subsections 4.7(b), (c), (d), (e) and (f), if, prior to the first day of any Interest Period (and, in the case of an RFR Loan, during the period that such Loan is outstanding), the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining (i) the Term SOFR Rate with respect to any Term Benchmark Loan for such Interest Period (the “Affected Term SOFR Rate”), (ii) the EURIBOR Rate with respect to any Term Benchmark Loan for such Interest Period (the “Affected EURIBOR Rate”), (iii) the Term CORRA Rate with respect to any Term Benchmark Loan for such Interest Period (the “Affected Term CORRA Rate”), (iv) the TIBOR Rate with respect to any Term Benchmark Loan for such interest period (the “Affected TIBOR Rate”), (v) the HIBOR Rate with respect to any Term Benchmark Loan for such Interest Period (the “Affected HIBOR Rate”), (vi) the Daily Simple RFR with respect to any RFR Loan for such period (the “Affected RFR Rate”), in each case, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given (a) any Term Benchmark Loan to be made in Dollars the rate of interest applicable to which is based on the Affected Term SOFR Rate requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Term Benchmark Loans to be made in Canadian Dollars the rate of interest applicable to which is based on the Affected Term CORRA Rate requested to be made on the first day of such Interest Period shall be made as Canadian Prime Rate Loans, (c) any Term Benchmark Loan to be made in Euros, Yen or Hong Kong Dollars, the rate of interest applicable to which is based on the Affected EURIBOR Rate, the Affected TIBOR Rate or the Affected HIBOR Rate, as applicable, requested to be made on the first day of such Interest Period shall not be required to be made hereunder in Euros, Yen or Hong Kong Dollars, as applicable and, upon receipt of such notice, the Borrower Representative may at its option revoke the pending request for such Term Benchmark Loans or convert such request into a request for Base Rate Loans to be made in Dollars or Canadian Prime Rate Loans to be made in Canadian Dollars, (d) any RFR Loans the rate of interest applicable to which is based on the Affected RFR Rate requested to be made shall not be required to be made hereunder in Sterling or Swiss Francs, as applicable, and, upon receipt of such notice, the Borrower Representative may at its option revoke the pending request for RFR Loans or convert such request into a request for Base Rate Loans to be made in Dollars or Canadian Prime Rate Loans to be made in Canadian Dollars, (e) any Loans that were to have been converted on the first day of such Interest Period to or continued as Term Benchmark Loans in Dollars the rate of interest applicable to which is based upon the Affected Term SOFR Rate shall be converted to or continued as Base Rate Loans, (f) any Loans that were to have been converted on the first day of such Interest Period to or continued as Term Benchmark Loans the rate of interest applicable to which is based upon the Affected Term CORRA Rate shall be converted to or continued as Canadian Prime Rate Loans, (g) any Term Benchmark Loans denominated in Euro, Yen or Hong Kong Dollars that were to have been continued as Term Benchmark Loans the rate of interest applicable to which is based upon the Affected EURIBOR Rate, the Affected TIBOR Rate or the Affected HIBOR Rate, as applicable, shall be converted to or continued as Central Bank Rate Loans in the applicable Designated Foreign Currency and (h) any outstanding RFR Loans denominated in Sterling or Swiss Francs, as applicable, that were to have been continued as RFR Loans the rate of interest applicable to which is based upon the Affected RFR Rate shall be converted to or continued as Central Bank Rate Loans in Sterling or Swiss Francs, as applicable. Until such notice has been withdrawn by the Administrative Agent, no further Term Benchmark Loans or RFR Loans the rate of interest applicable to which is based upon the Affected Term SOFR Rate, Affected EURIBOR Rate, Affected RFR Rate, Affected Term CORRA Rate, Affected TIBOR Rate or Affected HIBOR Rate shall be made or continued as such, nor shall the Borrower Representative have the right to convert Base Rate Loans to Term Benchmark Loans or Canadian Prime Rate Loans to Term Benchmark Loans, the rate of interest applicable to which is based upon the Affected Term SOFR Rate or Affected Term CORRA Rate.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected class.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, with the consent of the Parent Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (a) any occurrence of a Benchmark Transition Event, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes, (d) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (e) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrowers or any Lender (or group of Lenders) pursuant to this Subsection 4.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Subsection 4.7.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, TIBOR Rate, HIBOR Rate or Term CORRA) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (i) above either (iii) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (iv) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for (1) a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Designated Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Subsection 4.7, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) the Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in a Designated Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Designated Foreign Currency shall, at the Borrowers’ election prior to such day: (i) be prepaid by the Borrowers on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Designated Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Designated Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Designated Foreign Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Designated Foreign Currency) immediately or (B) be prepaid in full immediately.

4.8 Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein (including in Subsection 11.6(k)), each borrowing of Revolving Loans (other than Swing Line Loans) by the applicable Borrower from the Lenders hereunder shall be made, each payment (except as provided in Subsection 4.14(a)) by the applicable Borrower on account of any commitment fee in respect of the Revolving Commitments hereunder and any reduction (except as provided in Subsection 2.8, 2.10, 2.11, 4.13(d) or 11.1(g)) of the Revolving Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Revolving Commitment Percentages of the applicable Lenders (other than payments in respect of any difference in the Applicable Commitment Fee Percentages in respect of any Tranche); provided that at the request of the Borrower Representative, in lieu of such application on a pro rata basis among all Revolving Commitments, such reduction may be applied to any Revolving Commitments so long as the Maturity Date of such Revolving Commitments precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding or, in the event more than one Tranche of Revolving Commitments shall have an identical Maturity Date that precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding, to such Tranches on a pro rata basis. Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Subsection 2.8, 2.9, 2.10, 2.11, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g) or 11.6) by the applicable Borrower on account of principal of and interest on account of any Loans of a given Tranche (other than (v) payments in respect of any difference in the Applicable Margin, Term SOFR Rate, Adjusted Term CORRA Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted HIBOR Rate or Base Rate in respect of any Tranche, (w) any payments pursuant to Subsection 4.4(e) to the extent declined by any Lender in accordance with Subsection 4.4(h), (x) any payments pursuant to Subsection 4.4(l) which shall be allocated as set forth in Subsection 4.4(l), (y) any prepayments pursuant to Subsection 11.6(h)(i)(2) and (z) any payment accompanying a termination of Revolving Commitments pursuant to the provisos to the first sentence of this Subsection 4.8(a) which shall be applied to the Revolving Loans outstanding under the Tranches under which Revolving Commitments are being terminated) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans of such Tranche then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower Representative, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence of Subsection 4.4(g). All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the L/C-B/A Participants, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars or, in the case of Loans outstanding in any Designated Foreign Currency and L/C-B/A Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars or any Designated Foreign Currency, in immediately available funds. Any pro rata calculations required to be made pursuant to this Subsection 4.8(a) in respect to any Revolving Loan denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such L/C-B/A Participants, Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Term Benchmark Loans or RFR Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term Benchmark Loan or RFR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.8, 2.10 and 2.11, as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.8 or 11.1(e).

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) for amounts denominated in Dollars, the daily average Federal Funds Effective Rate, and (ii) for amounts denominated in a Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar interbank obligations as determined by the Administrative Agent in its reasonable discretion, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder on demand from the Borrowers; provided that the foregoing notice and recovery provisions shall not apply to the funding of Initial Term Loans and Initial Revolving Loans on the Closing Date and (y) then the Borrower Representative may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Term Benchmark Loans or RFR Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert a Base Rate Loan or Canadian Prime Rate Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make a Base Rate Loan or Canadian Prime Rate Loan, as applicable, when an Affected Loan is requested, (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to Base Rate Loans or Canadian Prime Rate Loans, as applicable, on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and (d) such Lender’s then outstanding Affected Loans, if any, not converted to Base Rate Loans or Canadian Prime Rate Loans pursuant to clause (c) of this Subsection 4.9 shall, at the option of the Borrower Representative (i) be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Bank, or compliance by any Lender or any Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Bank becomes an Issuing Bank):

(i) shall subject such Lender or such Issuing Bank to any Tax of any kind whatsoever with respect to any Letter of Credit or Bankers’ Acceptance, any Letter of Credit / Bankers’ Acceptance Request, any Term Benchmark Loans or RFR Loans made or maintained by it or its obligation to make or maintain Term Benchmark Loans or RFR Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Bank or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Term Benchmark hereunder; or

(iii) shall impose on such Lender or such Issuing Bank any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Bank, by an amount which such Lender or such Issuing Bank deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or RFR Loans or issuing or participating in Letters of Credit or creating or participating in Bankers’ Acceptances or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or such Issuing Bank, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Term Benchmark Loans, RFR Loans, Letters of Credit or Bankers’ Acceptances; provided that, in any such case, the Borrower Representative may elect to convert the Term Benchmark Loans denominated in Dollars or Canadian Dollars made by such Lender hereunder to Base Rate Loans or Canadian Prime Rate Loans, as applicable, by giving the Administrative Agent at least one (1) Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case the applicable Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender or Issuing Bank becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Subsection 4.10(a) (i) for any amounts incurred more than six (6) months prior to the date that such Lender or such Issuing Bank notifies the Borrower Representative of such Lender’s or such Issuing Bank’s intention to claim compensation therefor or (ii) for any amounts, if such Lender or such Issuing Bank is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender or any Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Bank’s obligations hereunder to a level below that which such Lender or such Issuing Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time, within ten (10) Business Days after submission by such Lender or such Issuing Bank to the Borrower Representative (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Bank or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender or such Issuing Bank, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender or such Issuing Bank notifies the Borrower Representative of such Lender’s or such Issuing Bank’s intention to claim compensation therefor or (ii) for any amounts, if such Lender or such Issuing Bank is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11 Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11 shall include FATCA and shall be determined in the good faith discretion of an applicable withholding agent), all payments made by the Borrowers or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any Borrower to any Agent or any Lender hereunder or under any Notes (as determined in the good faith discretion of an applicable withholding agent), the amounts so payable by the relevant Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Excluded Taxes, and any such amounts payable by any Borrower to or for the account of any Agent or Lender shall not be increased. Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower Representative fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Loan Parties or the Borrower Representative, as applicable, shall indemnify the Administrative Agent, the Lenders and the Agents for any reasonable incremental Taxes, interest or penalties that become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is not a United States Person shall:

(i) (1) on or before the date of any payment by any Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent (A) two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms, executed copies of such forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative;

(3) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent; and

(4) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (4), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1) represent to the Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2) deliver to the Borrower Representative on or before the date of any payment by any Borrower with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3 and/or Exhibit D-4, as applicable (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms or certificates); and

(3) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (3), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrowers) which would be imposed on such Lender of complying with such request; or

(iii) in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1) on or before the date of any payment by any Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A) with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower Representative and the Administrative Agent (I) two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower Representative and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms, executed copies of such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrowers) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless, in any such case (other than with respect to United States backup withholding tax), there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower Representative and the Administrative Agent.

(c) Each Lender and each Agent, in each case that is a United States Person, shall, on or before the date of any payment by any Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-9, or successor applicable form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d) Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by any Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i) deliver to the Borrower Representative (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed or executed copies of Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes;

(ii) deliver to the Borrower Representative two further accurate and complete original signed forms, or executed copies of such forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower Representative.

(e) If any Lender or Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Notes by any Loan Party, such Lender or Agent shall deliver to the applicable Borrower, promptly following the time or times reasonably requested by such Borrower, such properly completed and executed documentation required by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) If a payment made to an Agent or Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower Representative, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower Representative, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower Representative as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Agent or such Lender has complied with such Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrowers and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(h) For purposes of this Subsection 4.11 and for purposes of Subsection 4.13, the term “Lender” includes any Issuing Bank.

4.12 Indemnity. Each Borrower agrees to indemnify each Lender for, in respect of Extensions of Credit made, or requested to be made, to such Borrower, and to hold each such Lender harmless from, any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans (other than in Dollars) or RFR Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Term Benchmark Loans (other than in Dollars) or RFR Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Term Benchmark Loans (other than in Dollars) or RFR Loans or the conversion of Term Benchmark Loans denominated in Canadian Dollars on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Term Benchmark Loans or RFR Loans provided for pursuant to this Subsection 4.12 (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.13 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of each applicable Borrower, each Lender and Agent to which any Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford any Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford any Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrowers shall reimburse such Lender or Agent for its reasonable and documented out-of-pocket attorneys’ and accountants’ fees and disbursements incurred in so cooperating with any Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford any Borrower the opportunity to contest, or cooperate with any Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any Borrower to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by any Borrower pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to Base Rate Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest or commitments to make Base Rate Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans and Commitments held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers agree to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d) If any Borrower shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to Base Rate Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest or commitments to make Base Rate Loans, Canadian Prime Rate Loans or Loans bearing an alternate rate of interest, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower Representative shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower Representative to purchase the affected Loan or Commitment, in whole or in part, at an aggregate price no less than such Loan’s or Commitment’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower Representative, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the applicable Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and

(b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrowers to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower Representative shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e) If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has indemnified such Person pursuant to Subsection 4.10 or Subsection 4.11 (including payments of additional amounts pursuant to Subsection 4.10(a) or 4.11(a)), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable out-of-pocket cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.

4.14 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) no commitment fee shall accrue for the account of such Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the applicable Issuing Bank pursuant to clause (d)(v) below);

(b) in determining the Required Lenders, Required Majority in Interest Lenders or Required Revolving Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Revolving Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c) the Borrower Representative shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Revolving Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower Representative, the Administrative Agent and any such substitute Revolving Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d) if any Swing Line Exposure exists or any L/C-B/A Obligations exist at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such Swing Line Exposure and L/C-B/A Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swing Line Exposure and L/C-B/A Obligations does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Line Exposure and (y) second, cash collateralize only such Defaulting Lender’s L/C-B/A Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the applicable Issuing Bank for so long as such L/C-B/A Obligations are outstanding;

(iii) if all or any portion of such Defaulting Lender’s L/C-B/A Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Revolving Commitment Percentages;

(iv) if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s L/C-B/A Obligations pursuant to clause (ii) above, the Parent Borrower shall not be required to pay the L/C Facing Fee for participation with respect to such portion of such Defaulting Lender’s L/C-B/A Obligations so long as it is cash collateralized; or

(v) if all or any portion of such Defaulting Lender’s L/C-B/A Obligations is neither cash collateralized nor reallocated pursuant to this Subsection 4.14(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C-B/A Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C-B/A Obligations shall be payable to the applicable Issuing Bank until such L/C-B/A Obligations are cash collateralized and/or reallocated;

(e) so long as any Revolving Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Banks shall not be required to issue, amend, extend or increase any Letter of Credit or create, amend or increase any Bankers’ Acceptance unless they are respectively satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank, participations in any such newly issued or increased Letter of Credit, newly created or increased Bankers’ Acceptance or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (and Defaulting Lenders shall not participate therein);

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Line Loan, Letter of Credit or Bankers’ Acceptance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C-B/A Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g) In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Bank or the Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C-B/A Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par (together with any break funding incurred by the Lenders as a result of such purchase) such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.14 are in addition to other rights and remedies that the Borrower Representative, the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date thereafter on which an Extension of Credit is made, the Parent Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.1), and on every other date thereafter on which an Extension of Credit is made (solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.2), to the Administrative Agent and each Lender that:

5.1 Financial Condition. (a) (I) (i) The audited consolidated balance sheets of the Parent Borrower as of December 31, 2024, December 31, 2023 and December 31, 2022 and the related consolidated statements of operations, equity and cash flows of the Parent Borrower for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, reported on by and accompanied by unqualified reports from Ernst & Young LLP, and (ii) the unaudited consolidated balance sheets of the Parent Borrower and the related consolidated statements of operations and cash flows of the Parent Borrower for the fiscal quarter ended September 30, 2025 present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and consolidated cash flows for the respective periods then ended, of the Parent Borrower and (II) (i) the audited consolidated balance sheets of Kito Crosby as of December 31, 2024, December 31, 2023 and December 31, 2022 and the related consolidated statements of income, equityholders’ equity and cash flows of Kito Crosby for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheets of Kito Crosby and the related consolidated statements of income, equityholders’ equity and cash flows of Kito Crosby for the fiscal quarter ended September 30, 2025 present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of income and consolidated cash flows for the respective periods then ended, of Kito Crosby. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b) As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, to the extent such liabilities would be required to be shown in accordance with GAAP, which would reasonably be expected to result in a Material Adverse Effect.

(c) The unaudited pro forma consolidated balance sheet and the related unaudited pro forma consolidated statement of operations of the Parent Borrower and its Subsidiaries as of and for the 12-month period ending on September 30, 2025, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

(d) The Projections have been prepared by management of the Parent Borrower in good faith based upon assumptions believed by management to be reasonable at the time of preparation thereof (it being understood that such Projections, and the assumptions on which they were based, may or may not prove to be correct).

5.2 No Change; No Internal Control Event; Solvent. (a) There has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby).

(b) To the knowledge of the Parent Borrower, no Internal Control Event exists that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Parent Borrower and its Subsidiaries on a consolidated basis.

(c) As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3 Corporate Existence; Compliance with Law Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers) to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Senior Secured Facilities Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7 No Default. Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America that is necessary or used in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America that is necessary or used in the ordinary conduct of its business, except those for which the failure to have such good title or such valid leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens). Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Closing Date.

5.9 Intellectual Property; Licenses; Cybersecurity, Etc. Except as would not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower and its Subsidiaries own, or have the right to use, all of the trademarks, service marks, logos, domain names, trade names, copyrights, patents, patent rights, know-how, trade secrets, proprietary confidential information, franchises, licenses and other intellectual property rights, and all registrations and applications for registration of the foregoing (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person and such IP rights are not subject to any Liens, other than Liens permitted under Subsection 8.6. The operation of the businesses of the Parent Borrower and its Subsidiaries as currently conducted does not infringe upon any rights held by any other Person, except for any such infringement which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.9 hereto is a complete list of all patents, trademarks and copyrights, and all applications for registration of same, owned by the Parent Borrower and its Subsidiaries, and all agreements granting exclusive rights to registered U.S. copyrights to which the Parent Borrower or any of its Subsidiaries is a party, as of the Closing Date, and all such items are valid and subsisting as of such date. No action, suit, proceeding, claim or dispute regarding any of the foregoing is pending or, to the best knowledge of the Parent Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Parent Borrower and each of its Subsidiaries have taken commercially reasonable actions to protect and maintain (1) their material trade secrets and confidential information and data, and (2) the integrity, operation and security of their material software, websites and systems (and the data therein), and there has been no unauthorized access to or acquisition of the Parent Borrower’s and its Subsidiaries’ material trade secrets or confidential information other than such incidents that were resolved without resulting in a Material Adverse Effect.

5.10 Taxes. To the knowledge of the Parent Borrower, (1) the Parent Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be).

5.11 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower Representative will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12 ERISA. (a) During the five (5) year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event, (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), (iii) any noncompliance with the applicable provisions of ERISA or the Code, (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan, (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity, (vii) the Insolvency of any Multiemployer Plan; or (viii) any transactions that resulted or would reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities, (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan, (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan, (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities), (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13 Collateral.

(a) Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages (if any) will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) all Filings (as defined in the Guarantee and Collateral Agreement) have been completed, (b) all applicable Instruments, Chattel Paper and Documents (each as defined in the Guarantee and Collateral Agreement) constituting Collateral, a security interest in which is perfected by possession, have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable Intercreditor Agreement or Other Intercreditor Agreement, (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) constituting Collateral, a security interest in which is required by the Security Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time), are under the “control” of the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable Intercreditor Agreement or Other Intercreditor Agreement, and (d) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the security interests and liens granted pursuant to the Guarantee and Collateral Agreement and the Mortgages (if any) shall constitute (to the extent described therein and with respect to the Mortgages (if any), only as relates to the real property security interests and liens granted pursuant thereto) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Section 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

(b) Upon execution and delivery thereof by the parties thereto, the Foreign Security Documents will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When the relevant filings and perfection actions are taken in the jurisdiction of such Foreign Security Documents, in accordance with the applicable Intercreditor Agreement or Other Intercreditor Agreement, the security interests and liens granted pursuant to such Foreign Security Documents shall constitute (to the extent such concept exists in such jurisdiction and is described in such Foreign Security Documents) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

5.14 Investment Company Act; Other Regulations. None of the Borrowers is required to be registered as an “investment company”, or a company “controlled” by an entity required to be registered as an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15 Subsidiaries; Equity Interests. Schedule 5.15 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein, and all of the outstanding Capital Stock in such Subsidiaries has been validly issued, is fully paid and nonassessable and is owned by a Loan Party in the amounts specified on Schedule 5.15 free and clear of all Liens. As of the Closing Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 5.15. All of the outstanding Capital Stock in the Parent Borrower has been validly issued and is fully paid and nonassessable.

5.16 Purpose of Loans. The proceeds of Term Loans shall be used by the Borrowers (i) in the case of the Initial Term Loans on the Closing Date, to effect, in part, the Transactions, and to pay certain fees and expenses relating thereto and (ii) in the case of all other Term Loans, to finance the working capital, capital expenditures and business requirements of the Parent Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement. The proceeds of the Revolving Loans may be used by the Borrowers on or after the Closing Date to pay amounts owing to effect the Transactions, to replace, backstop or cash collateralize the Existing Letters of Credit, to finance the working capital and business requirements of, and for Capital Expenditures and for other purposes of, the Parent Borrower and its Subsidiaries not prohibited by this Agreement; provided that no more than $75,000,000 of Initial Revolving Loans (exclusive of Letter of Credit usage) may be used on the Closing Date to fund fees and expenses in connection with the Transactions, finance capital expenditures and for other general corporate purposes, plus such additional amount of Initial Revolving Loans which may be drawn on the Closing Date for certain purposes, for ordinary course working capital purposes (including to refinance any Indebtedness Incurred for working capital purposes) and to fund any purchase price adjustments in accordance with the terms of the Keystone Purchase Agreement.

5.17 Environmental Matters. The Parent Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Environmental Liability on their respective businesses, operations and properties, and as a result thereof the Parent Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.17, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.18 Disclosure. (a) As of the Closing Date, the Parent Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

(b) As of the Closing Date, to the best knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.19 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Parent Borrower and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 5.19. The true and correct unique identification number (if any) of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.19.

5.20 Insurance. The properties of the Parent Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent Borrower, in such amounts (after giving effect to any insurance coverage from CM Insurance Company, Inc. compatible with the following standards) with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.

5.21 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Parent Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary or any of their respective directors, officers or employees or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, Letter of Credit or Bankers’ Acceptance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.22 [Reserved].

5.23 [Reserved].

5.24 Obligations as Senior Debt. The Obligations are “Designated Senior Debt” (if applicable), “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any subordinated Indebtedness any document governing subordinated Indebtedness incurred by a Loan Party that is contractually subordinated in right of payment to the prior payment of all Obligations of such Loan Party.

5.25 Representations as to Foreign Loan Parties. Each of the Parent Borrower and each Foreign Loan Party represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Loan Party is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b) The Applicable Foreign Loan Party Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing, or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.26 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 6

Conditions Precedent

6.1 Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) Loan Documents. The Administrative Agent shall have received (or, in the case of certain Loan Parties, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i) this Agreement, executed and delivered by the Parent Borrower and the German Borrower;

(ii) the Guarantee and Collateral Agreement, executed and delivered by each Loan Party required to be a signatory thereto; and

(iii) the Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party;

provided that, clause (ii) above notwithstanding, but without limiting the requirements set forth in Subsections 6.1(h) and (i), to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated therein) is not provided on the Closing Date and to the extent the Parent Borrower and its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of clause (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in Subsection 7.13 if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing (in the case of the Loan Parties that are Domestic Subsidiaries) a UCC financing statement and shall have possession of all certificated Capital Stock of the Domestic Subsidiaries of the Parent Borrower (to the extent constituting Collateral) together with undated stock powers executed in blank (provided that certificated Capital Stock of the Kito Crosby Entities will only be required to be delivered on the Closing Date to the extent received by the Parent Borrower from the Keystone Sellers, so long as the Parent Borrower has used commercially reasonable efforts to obtain them on the Closing Date).

(b) Keystone Purchase Agreement. The Acquisition shall have been or, substantially concurrently with the initial funding pursuant to the Debt Financing, shall be consummated in accordance with the terms of the Keystone Purchase Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Parent Borrower that are materially adverse to the Committed Lenders or the Lenders without the prior written consent of the Committed Lenders (it being understood and agreed that (i) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition shall be deemed not to be materially adverse to the Lenders so long as any decrease in the purchase price is allocated 100.0% to a reduction of the principal amount of the Other Secured Debt; provided that, if such reduction would reduce the principal amount of the Other Secured Debt below $300,000,000, then the decrease shall be allocated to reduce the Initial Term Loan Commitments and (ii) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Acquisition (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Keystone Purchase Agreement, with respect to which there shall be no limitation on source of funding) shall be deemed not to be materially adverse to the Lenders, so long as such increase is funded solely by cash, the proceeds of an equity contribution and/or the proceeds of Revolving Loans and (iii) any modification, amendment, express consent or express waiver of the definition of “Material Adverse Effect” in the Keystone Purchase Agreement shall be deemed to be materially adverse to the Committed Lenders and the Lenders; provided that Committed Lenders shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two (2) Business Days after receipt of written notice of such modification, amendment, express waiver or express consent.

(c) Equity Contribution. The Equity Contribution pursuant to the Investment Agreement shall have been, or substantially concurrently with the initial funding pursuant to the Debt Financing shall be, consummated, and no provision thereof shall have been amended, modified or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Committed Lenders or the Lenders without the prior written consent of the Committed Lenders; provided that the Committed Lenders and the Lenders shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

(d) Outstanding Indebtedness. Substantially concurrently with the initial funding pursuant to the Debt Financing, all commitments and amounts outstanding (other than contingent obligations) under (i) that certain Amended and Restated Credit Agreement, dated as of May 14, 2021, by and among the Parent Borrower, the German Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the other agents party thereto, as amended by that certain First Amendment, dated as of November 30, 2021, that certain LIBOR Transition Amendment, dated as of May 8, 2023, that certain Second Amendment, date as of May 18, 2023 and that certain Third Amendment, dated as of June 26, 2023, that certain Fourth Amendment, dated as of March 18, 2024, and that certain Fifth Amendment, dated as of September 23, 2025, and (ii) that certain First Lien Credit Agreement, dated as of September 25, 2024, by and among Kito Crosby, Crosby US Acquisition Corp., the lenders from time to time party thereto and UBS AG, Stamford Branch, as the administrative agent and the collateral agent, as amended by that certain Amendment No. 1, dated as of October 25, 2022, that certain Amendment No. 2, dated as of January 6, 2023, that certain Amendment No. 3, dated as of February 16, 2024, and that certain Amendment No. 4, dated as of September 25, 2024, shall in each case have been repaid, redeemed, defeased, terminated or otherwise discharged and all liens created in connection therewith shall have been released.

(e) Financial Information. The Committed Lenders shall have received (I) (i) (x) audited consolidated balance sheets of the Parent Borrower as of December 31, 2024, December 31, 2023 and December 31, 2022 and (y) audited consolidated balance sheets of Kito Crosby as of December 31, 2024, December 31, 2023 and December 31, 2022, (ii) (x) audited consolidated statements of operations, equity and cash flows of the Parent Borrower for the three fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 and (y) audited consolidated statements of income, equityholders’ equity and cash flows of Kito Crosby for the two fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, and (iii) (x) unaudited consolidated balance sheet and related consolidated statements of operations and cash flows of the Parent Borrower for the fiscal quarters ended September 30, 2025 and (y) unaudited consolidated balance sheet and related consolidated statements of income, equityholders’ equity and cash flows of Kito Crosby for the fiscal quarter ended September 30, 2025; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Parent Borrower will satisfy the requirements set forth in the foregoing clauses (i)(x), (ii)(x) and (iii)(x), and (II) (i) an unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of operations of the Parent Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2024 and (ii) unaudited pro forma consolidated balance sheets and related unaudited pro forma consolidated statements of operations of the Parent Borrower and its Subsidiaries as of and for the fiscal quarters ended September 30, 2025, in each case, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed legal opinion of DLA Piper LLP (US), counsel to the Borrowers and the other Loan Parties;

(ii) executed legal capacity opinion of DLA Piper UK LLP, special German counsel to the German Borrower; and

(iii) executed legal opinion of Gordon Rees Scully Mansukhani, LLP, special Wisconsin and Oklahoma counsel to certain of the Loan Parties.

(g) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit G hereto.

(h) Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein); and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding pursuant to the Debt Financing under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens or pledges, security interests or mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of certificated Capital Stock of the Parent Borrower or its Domestic Subsidiaries (to the extent constituting Collateral) (provided that certificated Capital Stock of the Kito Crosby Entities will only be required to be delivered on the Closing Date to the extent received by the Parent Borrower from the Keystone Sellers, so long as the Parent Borrower has used commercially reasonable efforts to obtain them on the Closing Date), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Subsections 7.13 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably.

(i) Pledged Stock; Stock Powers. The Collateral Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided that such Pledged Stock and related stock powers of the Kito Crosby Entities will only be required to be delivered on the Closing Date to the extent received by the Parent Borrower from the Keystone Sellers, so long as the Parent Borrower has used commercially reasonable efforts to obtain them on the Closing Date; provided, further, that with respect to any such Pledged Stock other than Capital Stock of the Parent Borrower and its Domestic Subsidiaries (to the extent constituting Collateral), if delivery of such Pledged Stock and related stock powers to the Collateral Agent may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of such Pledged Stock and related stock powers shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such Pledged Stock and related stock powers in accordance with Subsections 7.13 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably.

(j) [Reserved].

(k) Fees and Expenses. The Committed Lenders, the Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities) and all expenses (for which an invoice has been presented at least three (3) Business Days prior to the Closing Date) shall have been paid (which may be offset against the proceeds of the Facilities.

(l) Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, each other Loan Party, dated the Closing Date, substantially in the form of Exhibit F hereto, with appropriate insertions and attachments of resolutions or other actions, evidence or incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party.

(m) No Keystone Purchase Agreement Material Adverse Effect. Since February 10, 2025, there has not been any Closing Date Material Adverse Effect.

(n) [Reserved].

(o) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Parent Borrower certifying the Solvency, after giving effect to the Transactions (including the effectiveness of the Acquisition on the Business Day immediately following the Closing Date), of the Parent Borrower and its Subsidiaries on a consolidated basis in substantially the form of Exhibit H hereto.

(p) Patriot Act. (i) The Administrative Agent and the Committed Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested in writing at least ten Business Days prior to the Closing Date and (ii) if any Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation and the Administrative Agents have provided the Parent Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) business days prior to the Closing Date, the Administrative Agents and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agents) will have received, at least three (3) business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the applicable Borrower.

(q) Keystone Purchase Agreement Conditions; Specified Representations. (i) The condition in Section 9.1(a) of the Keystone Purchase Agreement (but only with respect to the representations that are material to the interests of the Lenders, and only to the extent that the Parent Borrower (or any of its Affiliates party to the Keystone Purchase Agreement) has the right to terminate its obligations under the Keystone Purchase Agreement (or otherwise decline to consummate the Acquisition) without liability to the Keystone Sellers or any of their respective Affiliates as a result of a breach of such representations in the Keystone Purchase Agreement) shall have been satisfied and (ii) the Specified Representations shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(r) Borrowing Notice. With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.3 (and, Subsection 2.4, with respect to Initial Revolving Loans).

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2 Conditions to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swing Line Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Notice. With respect to any Loan, the Administrative Agent shall have received a duly executed notice of borrowing, and, with respect to the issuance of any Letter of Credit or the creation of any Bankers’ Acceptance, the applicable Issuing Bank shall have received a duly executed Letter of Credit / Bankers’ Acceptance Request.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date, except that for purposes of this Subsection 6.2, the representations and warranties contained in Subsections 5.1(a) shall be deemed to refer to the most recent statements furnished pursuant to Subsections 7.1(a) and (b).

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(d) Designated Borrowers. If the applicable Borrower is a Designated Borrower, then the conditions of Subsection 2.13 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) Designated Foreign Currencies. In the case of an extension of credit denominated in a Designated Foreign Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in a Designated Foreign Currency) or the Issuing Bank (in the case of any Letter of Credit or Bankers’ Acceptance to be denominated in a Designated Foreign Currency) would make it impracticable for such extension of credit to be denominated in the relevant Designated Foreign Currency.

Each Extension of Credit by or on behalf of any Borrower hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7

Affirmative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Senior Secured Facilities Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit and Bankers’ Acceptances (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Bank), the Parent Borrower shall and shall (except in the case of delivery of financial information, reports and notices, in which case it shall or shall cause the Borrower Representative, if it is not then the Borrower Representative, to) cause each of its respective Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower and its Subsidiaries (beginning with the fiscal year ended March 31, 2026), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and applicable Securities Laws, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception) (other than a “going concern” or like qualification or exception with respect to, resulting from or arising on account of (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Other Secured Debt or any other Indebtedness Incurred in compliance with this Agreement, (ii) any potential or actual inability to satisfy the financial maintenance covenant included in this Agreement, the documentation relating to the Other Secured Debt or any other Indebtedness of the Parent Borrower, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Parent Borrower’s independent certified public accounting firm) (it being agreed that the furnishing of (x) the Parent Borrower’s annual report on Form 10-K for such year, as filed with the SEC, or (y) the financial statements of any parent entity, will, in each case, satisfy the Parent Borrower’s obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K or accompanying such financial statements, as applicable, does not contain any “going concern” or like qualification or exception (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception) (other than a “going concern” or like qualification or exception with respect to, resulting from or arising on account of (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Other Secured Debt or any other Indebtedness Incurred in compliance with this Agreement, (ii) any potential or actual inability to satisfy the financial maintenance covenant included in this Agreement, the documentation relating to the Other Secured Debt or any other Indebtedness of the Parent Borrower, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Parent Borrower’s independent certified public accounting firm)); provided that such financial statements and reports set forth in this Subsection 7.1(a) shall be deemed to be delivered upon the filing with the SEC of the Parent Borrower’s Form 10-K for the relevant fiscal year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower and its Subsidiaries, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (it being agreed that the furnishing of (x) the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, or (y) the financial statements of any parent entity, will, in each case, satisfy the Parent Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter); provided that such financial statements and reports set forth in this Subsection 7.1(b) shall be deemed to be delivered upon the filing with the SEC of the Parent Borrower’s Form 10-Q for the relevant fiscal quarter; and

(c) to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower Representative in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements delivered pursuant to Subsection 7.1(a) or (b) shall (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower to) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and shall be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower to be) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

Notwithstanding anything in clauses (a) or (b) of this Subsection 7.1 to the contrary, except as expressly required with respect to Unrestricted Subsidiaries in clause (c) above, in no event shall any annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this Subsection 7.1 be required to (x) include any separate consolidating financial information with respect to any Borrower, any Subsidiary Guarantor or any other Affiliate of any Borrower, or any separate financial statements or information for any Borrower, any Subsidiary Guarantor or any Affiliate of any Borrower, (y) comply with Section 302, Section 404 and Section 906 of Sarbanes-Oxley, or related items 307, 308 and 308T of Regulation S-K under the Securities Act and (z) comply with Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act.

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) promptly (and in any event within five (5) Business Days) following the delivery of the financial statements and reports referred to in Subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower in substantially the form of Exhibit U or such other form as may be agreed between the Borrower Representative and the Administrative Agent (a “Compliance Certificate”);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent Borrower by independent accountants in connection with the accounts or books of the Parent Borrower or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are filed, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements, and any amendments and exhibits thereto, which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d) promptly after such request, (x) such additional financial and other information regarding the Loan Parties, or compliance with the terms of the Loan Documents, as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Subsection 7.1(a), 7.1(b), 7.1(c), 7.2(a), 7.2(b), 7.2(c) or 7.2(d) may at the Borrower Representative’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower Representative of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower Representative shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in conformity in all material respects with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien) and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.4 or 8.7; provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; comply with all organizational documents of such Person; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect or, with respect to Requirements of Law, the Parent Borrower or its Restricted Subsidiaries, as applicable, are contesting such Requirements of Law in good faith by appropriate proceedings diligently conducted.

7.5 Maintenance of Property; Insurance.

(a) Keep all property necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts (after giving effect to any insurance coverage from CM Insurance Company, Inc.) and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least thirty (30) days’ prior written notice thereof, or in the case of cancellation for non-payment of premium, ten (10) days’ prior written notice thereof; and (v) use commercially reasonable efforts to ensure that, subject to the Intercreditor Agreement or any Other Intercreditor Agreement, at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by each Borrower and each Subsidiary Guarantor and the Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the Parent Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower Representative.

(b) With respect to each property of the Loan Parties subject to a Mortgage:

(i) [Reserved].

(ii) The applicable Loan Party promptly shall comply with and conform to all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) If any Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon ten days’ written notice to the Borrower Representative, may effect such insurance from year to year at rates substantially similar to the rate at which the Parent Borrower or any Restricted Subsidiary had insured such property, and pay the premium or premiums therefor, and the applicable Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed the greater of $17,000,000 and 4.00% of Four Quarter Consolidated EBITDA, the Borrower Representative shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in the proviso to Subsection 7.5(a).

7.6 Inspection of Property; Books and Records; Discussions. In the case of the Parent Borrower, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit and inspection may occur in any calendar year, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Borrowers’ expense; and provided, further, that representatives of the Borrower Representative may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in Subsection 7.2(d) or in this Subsection 7.6, none of the Parent Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

7.7 Notices. Give notice to the Administrative Agent and each Lender of:

(a) promptly after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of any Default or Event of Default;

(b) promptly after a Responsible Officer of the Borrower Representative knows thereof, any default or event of default under any Contractual Obligation of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c) promptly after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of (i) any default or event of default under the Other Secured Debt or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA;

(d) promptly after a Responsible Officer of the Borrower Representative knows thereof, any litigation, investigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e) the following events, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower Representative knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(f) as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any loss, damage, or destruction to a significant portion of the Collateral, whether or not covered by insurance.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative (and, if applicable, the relevant Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower Representative (or, if applicable, the relevant Restricted Subsidiary) proposes to take with respect thereto.

7.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9 After-Acquired Real Property and Fixtures; Subsidiaries. (a) With respect to any owned real property or fixtures thereon located in the United States of America, in each case (x) with a purchase price or a fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) at the time of acquisition of at least $25,000,000 and (y) is not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA and flood determinations under Regulation H of the Board); provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Borrower Representative determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the Parent Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent corresponding UCC fixture filings and any surveys, appraisals (including any required appraisals of such property under FIRREA), title insurance policies, local law enforceability legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys, appraisals, title insurance policies, local law enforceability legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys, appraisals, title insurance policies, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances) and Phase I environmental assessment reports, if available.

(b)

(i) With respect to any Domestic Subsidiary that (i) is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) of the Parent Borrower (I) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (II) being designated as a Restricted Subsidiary, (III) ceasing to be an Immaterial

Subsidiary or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (IV) that becomes a Domestic Subsidiary as a result of a Permitted Investment or transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary) or (ii) that becomes a Designated Borrower subsequent to the Closing Date, promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such Domestic Subsidiary owned directly by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such Domestic Subsidiary, and (iii) cause such Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Parent Borrower may cause any Domestic Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(ii) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Parent Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable Intercreditor Agreement or Other Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any Foreign Subsidiary be required to be so pledged.

(c) With respect to any Foreign Subsidiary (i) that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) of a Foreign Borrower or a Foreign Loan Party in the same jurisdiction as such Foreign Borrower or Foreign Loan Party (I) created or acquired subsequent to the Closing Date by a Foreign Borrower or a Foreign Loan Party, (II) being designated as a Restricted Subsidiary, (III) ceasing to be an Immaterial Subsidiary or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (IV) that becomes a Foreign Subsidiary as a result of a Permitted Investment or transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary) or (ii) that becomes a Designated Borrower subsequent to the Closing Date or that is a Foreign Subsidiary (other than an Excluded Subsidiary (other than pursuant to clause (e) in the definition thereof)) of a Person that becomes Designated Borrower subsequent to the Closing Date, promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent so requests (it being understood that the Administrative Agent shall not so request if the Administrative Agent reasonably determines in good faith that the burden or cost or other consequences of such Foreign Subsidiary providing (i) a Lien in such Foreign Subsidiary’s assets (subject to customary exceptions) or (ii) a guarantee of the obligations of the applicable Foreign Borrower shall be excessive in view of the benefits to be obtained by the Lenders therefrom) or the Required Revolving Lenders so request, promptly (i) cause the Foreign Borrower or Foreign Subsidiary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiary owned directly by such Foreign Borrower or Foreign Loan Party and to cause such Foreign Subsidiary to execute and deliver any agreement reasonably deemed by the Collateral Agent to be necessary or advisable to cause a security interest in favor of the Secured Parties in such Foreign Subsidiary’s assets (subject to customary exceptions) to be created in accordance with all applicable Requirements of Law, in each case, in order to secure the applicable Foreign Senior Secured Facilities Obligations, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Foreign Subsidiary, and (iii) cause such Foreign Subsidiary to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause (A) such Foreign Subsidiary to guarantee the obligations of the applicable Foreign Borrower and (B) a Lien in such Foreign Subsidiary’s assets (subject to customary exceptions) to be created and perfected in accordance with all applicable Requirements of Law to secured the applicable Foreign Senior Secured Facilities Obligations, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Foreign Borrower may cause any Foreign Subsidiary that is not required to become a Foreign Subsidiary Guarantor to become a Foreign Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement or applicable Foreign Security Documents.

(e) Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), in each case other than the Foreign Loan Parties in the jurisdictions of a Foreign Borrower (but solely with respect to Foreign Loan Parties that are Subsidiaries of such Foreign Borrower and in the same jurisdiction as such Foreign Borrower) and to the extent provided herein and in the other Loan Documents, (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts, but excluding Capital Stock required to be delivered pursuant to Subsection 7.9(b) above), and (E) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower Representative and the Administrative Agent reasonably determine in writing that the costs or other consequences to any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

7.10 Use of Proceeds. Use the proceeds of Loans only for the purposes set forth in Subsection 5.16.

7.11 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except where the failure to so maintain or comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.12 Centre of Main Interest and Establishment. The German Borrower shall maintain its centre of main interest in Germany for the purposes of the Insolvency Regulation.

7.13 Post-Closing Security Perfection. The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the provisos to Subsection 6.1(a), Subsection 6.1(h) and Subsection 6.1(i) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.13, as such time periods may be extended by the Administrative Agent, in its sole discretion. Notwithstanding any other provision of this Subsection 7.13, Subsection 7.9, Schedule 7.13 or of any Security Document, (x) the Parent Borrower and the Borrower Representative shall not be obligated to take, or cause to be taken, any action that is dependent on an action that the Administrative Agent or the Collateral Agent, as the case may be, has failed to take, for so long as the Administrative Agent or the Collateral Agent has failed to take such action and (y) the Parent Borrower and the Borrower Representative shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered.

7.14 [Reserved].

7.15 Accounting Changes. The Parent Borrower will, for financial reporting purposes, cause the Parent Borrower’s and each of its Subsidiaries’ fiscal years to end on March 31st of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will , and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 8

Negative Covenants

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Senior Secured Facilities Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit and Bankers’ Acceptances (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Bank):

8.1 Limitation on Indebtedness. (a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Parent Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof (or, at the Borrower Representative’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this proviso), either (x) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 or (y) in the case of Indebtedness being Incurred to finance or refinance, or otherwise incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, the Consolidated Coverage Ratio would equal or be greater than the Consolidated Coverage Ratio immediately prior to giving effect thereto; provided, further, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(a) by Restricted Subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries, together with the aggregate outstanding principal amount of Indebtedness Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries pursuant to Subsection 8.1(b)(xvii) below, shall not exceed the greater of (x) $172,000,000 and (y) 40.0% of Four Quarter Consolidated EBITDA at any one time outstanding.

(b) Notwithstanding the foregoing Subsection 8.1(a), the Parent Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) (I) Indebtedness Incurred by a Borrower, a Guarantor or an Escrow Subsidiary (a) pursuant to (x) this Agreement and the other Loan Documents and (y) the documentation relating to the Other Secured Debt, (b) constituting Additional Obligations (and Refinancing Indebtedness in respect thereof), (c) constituting Rollover Indebtedness (and Refinancing Indebtedness in respect thereof), (d) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.9 and any Refinancing Indebtedness in respect thereof and (e) pursuant to any Letter of Credit Facility (and any Refinancing Indebtedness in respect thereof), in a maximum principal amount for all such Indebtedness at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) $2,550,000,000, plus (B) the amount equal to the greater of (x) $500,000,000 and (y) an amount equal to (but not less than zero) (1) the Domestic Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Domestic Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(ix), plus (C) without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of any such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, and (II) Indebtedness Incurred by a Borrower, a Guarantor or an Escrow Subsidiary (a) pursuant to (x) this Agreement and the other Loan Documents and (y) the documentation relating to the Other Secured Debt, (b) constituting Additional Obligations, (c) constituting Rollover Indebtedness, (d) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.9 and (e) pursuant to any Letter of Credit Facility, in an aggregate principal amount for all such Indebtedness outstanding after giving effect to such Incurrence not in excess of the Maximum Incremental Facilities Amount (for purposes of determining the amount of the Cash Capped Incremental Facility outstanding, treating (x) any then unused portion of Incremental Revolving Commitments made available in reliance on such clause as outstanding Indebtedness and (y) Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred pursuant to this Subsection 8.1(b)(i)(II) in respect of Indebtedness Incurred in reliance on the Cash Capped Incremental Facility (and Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred pursuant to this Subsection 8.1(b)(i)(II) in respect of such Refinancing Indebtedness and/or Permitted Debt Exchange Notes) as outstanding pursuant to such clause), together with Refinancing Indebtedness in respect of the Indebtedness described in subclauses (a), (b), (c), (d) and (e) of this clause (II), plus, without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Parent Borrower, or (B) of the Parent Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that in the case of this Subsection 8.1(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Parent Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Subsection 8.1(b)(ii);

(iii) (A) any Indebtedness (other than the Indebtedness pursuant to (x) this Agreement and the other Loan Documents and (y) the Other Secured Debt described in Subsections 8.1(b)(i)) outstanding (or Incurred pursuant to any commitment outstanding) on the Closing Date and set forth on Schedule 8.1 and (B) any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this Subsection 8.1(b)(iii), Subsection 8.1(a) or Subsection 8.1(b)(xvii);

(iv) Purchase Money Obligations, Financing Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $129,000,000 and 30.0% of Four Quarter Consolidated EBITDA;

(v) Indebtedness (A) supported by a letter of credit issued in compliance with this Subsection 8.1 in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1), or (B) without limiting Subsection 8.6, Indebtedness of the Parent Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1);

(vii) Indebtedness of the Parent Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business or (B) consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Parent Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) performance and completion guarantees, surety, judgment, appeal, bid, performance or payment bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (C) Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees or Management Indebtedness, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Parent Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (H) Junior Capital in an aggregate principal amount at any time outstanding not to exceed the greater of $172,000,000 and 40.0% of Four Quarter Consolidated EBITDA, (I) Bank Products Obligations or (J) Commodities Agreements, Currency Agreements or Interest Rate Agreements to the extent entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower Representative as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Subsection 8.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Parent Borrower may classify such Indebtedness in whole or in part as Incurred under this Subsection 8.1(b)(ix);

(x) Indebtedness of (A) the Parent Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary or (B) any Person that is acquired by or merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger, amalgamation or consolidation); provided that on the date of such acquisition, merger, amalgamation or consolidation, after giving pro forma effect thereto, either (1) the Parent Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(b)(xvii), (2) the Consolidated Total Leverage Ratio of the Parent Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Parent Borrower immediately prior to giving effect thereto, (3) the Parent Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (4) the Consolidated Coverage Ratio of the Parent Borrower would equal or be greater than the Consolidated Coverage Ratio of the Parent Borrower immediately prior to giving effect thereto; provided, further, that if, at the Borrower Representative’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (x); and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xii) Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with Subsection 8.1(a), and any Refinancing Indebtedness with respect thereto;

(xiii) Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $172,000,000 and 40.0% of Four Quarter Consolidated EBITDA;

(xiv) Indebtedness of (A) the Parent Borrower or any Restricted Subsidiary Incurred as consideration in connection with or otherwise to finance any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary or (B) any Person that is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), and, in each case, any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $172,000,000 and 40.0% of Four Quarter Consolidated EBITDA;

(xv) Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum of (i) the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA and (ii) an amount equal to (but not less than zero) (A) the Foreign Borrowing Base less (B) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any Indebtedness Incurred under this clause (xv), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing;

(xvi) Indebtedness pursuant to any Letter of Credit Facility in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $65,000,000 and 15.0% of Four Quarter Consolidated EBITDA;

(xvii) Indebtedness of the Parent Borrower or any Restricted Subsidiary in an unlimited amount if, after giving effect to the Incurrence of such amount (or, at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount thereof, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (xvii)), if such Indebtedness is (x) secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Senior Secured Facilities Obligations (or, with respect to Indebtedness of a Foreign Loan Party, the applicable Foreign Senior Secured Facilities Obligations), either (I) the Consolidated First Lien Leverage Ratio shall not exceed 5.00:1.00 or (II) in the case of Indebtedness being Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets or Permitted Investment (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, the Consolidated First Lien Leverage Ratio would equal or be less than the Consolidated First Lien Leverage Ratio immediately prior to giving effect thereto, (y) secured by a Lien on a junior lien basis with the Liens on the Collateral securing the Senior Secured Facilities Obligations (or, with respect to Indebtedness of a Foreign Loan Party, the applicable Foreign Senior Secured Facilities Obligations), either (I) the Consolidated Secured Leverage Ratio shall not exceed 5.50:1.00 or (II) in the case of Indebtedness being Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets or Permitted Investment (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (z) unsecured, either (I) (A) the Consolidated Total Leverage Ratio shall not exceed 6.00:1.00 or (B) in the case of Indebtedness being Incurred to finance or refinance, or otherwise Incurred in connection with any acquisition of assets or Permitted Investment (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, the Consolidated Total Leverage Ratio would equal or be less than the Consolidated Total Leverage Ratio immediately prior to giving effect thereto or (II) the Consolidated Coverage Ratio shall not be less than 2.00:1.00; provided, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(b)(xvii) by Restricted Subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries, together with the aggregate outstanding principal amount of Indebtedness Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries pursuant to Subsection 8.1(a), shall not exceed the greater of $172,000,000 and 40.0% of Four Quarter Consolidated EBITDA at any time outstanding;

(xviii) [Reserved];

(xix) [Reserved]; and

(xx) Indebtedness of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to Subsection 8.1(b) meets the criteria of more than one of the types of Indebtedness described in Subsection 8.1(b), the Borrower Representative, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses or subclauses of Subsection 8.1(b) (including in part under one such clause or subclause and in part under another such clause or subclause); provided that (if the Borrower Representative shall so determine) any Indebtedness Incurred pursuant to (x) Subsection 8.1(b)(iv), (b)(viii)(H), (b)(xiii), (b)(xiv), (b)(xv) or (b)(xvi) shall cease to be deemed Incurred or outstanding for purposes of such clause or subclause but shall be deemed Incurred for the purposes of Subsection 8.1(a) or (b)(xvii), as applicable, from and after the first date on which the Parent Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under Subsection 8.1(a) or (b)(xvii), as applicable, without reliance on such clause or subclause and (y) the Cash Capped Incremental Facility shall cease to be deemed Incurred or outstanding for purposes of such definition but shall be deemed Incurred for the purposes of the Ratio Incremental Facility from and after the first date on which the Borrowers could have Incurred such Indebtedness under the Ratio Incremental Facility without reliance on such provision; (iii) in the event that Indebtedness could be Incurred in part under Subsection 8.1(a), the Borrower Representative, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Subsection 8.1(a) and the remainder of such Indebtedness as having been Incurred under Subsection 8.1(b); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause or subclause of Subsection 8.1, including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (vi) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of Subsection 8.1 measured by reference to Four Quarter Consolidated EBITDA (or a percentage thereof), at the Parent Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing for the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such Incurrence would cause such Four Quarter Consolidated EBITDA (or a percentage thereof) to be exceeded; (vii) if any Indebtedness is Incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially Incurred (or established) (or, to refinance Indebtedness Incurred (or commitments established) to refinance Indebtedness initially Incurred (or commitments initially established)) in reliance on any provision of Subsection 8.1 measured by reference to Four Quarter Consolidated EBITDA (or a percentage thereof) at the time of Incurrence (or establishment), and such refinancing would cause such Four Quarter Consolidated EBITDA (or a percentage thereof) to be exceeded if calculated based on the Four Quarter Consolidated EBITDA (or a percentage thereof) on the date of such refinancing such Four Quarter Consolidated EBITDA (or a percentage thereof) shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the outstanding or committed principal amount of such refinancing Indebtedness does not exceed an amount equal to the outstanding or committed principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (viii) if any Indebtedness is Incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially Incurred (or established) (or, to refinance Indebtedness Incurred (or commitments established) to refinance Indebtedness initially Incurred (or commitments initially established)) in reliance on any provision of Subsection 8.1(b) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the outstanding or committed principal amount of such refinancing Indebtedness does not exceed an amount equal to the outstanding or committed principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, the Other Secured Debt shall be classified as Incurred under Subsection 8.1(b)(i)(I), and may not later be reclassified.

(d) For purposes of determining compliance with any provision of Subsection 8.1(b) (or any category of Permitted Liens described in the definition thereof) denominated in Dollars or by reference to Consolidated Total Assets or Four Quarter Consolidated EBITDA (or a percentage thereof), in each case, for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the Dollar Equivalent principal amount of such Indebtedness Incurred pursuant thereto, shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower Representative’s option, the date that such Indebtedness was Incurred or allocated or priced, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that if such Indebtedness is Incurred to modify, refinance, refund, renew or extend other Indebtedness denominated in a foreign currency, and such modification, refinancing, refunding, renewal or extension would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such modification, refinancing, refunding, renewal or extension, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being modified, refinanced, refunded, renewed or extended.

8.2 Limitation on Restricted Payments. (a) The Parent Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Parent Borrower or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:

(1) an Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k), or another Event of Default known to the Borrower Representative shall have occurred and be continuing (or would result therefrom);

(2) the Parent Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to Subsection 8.1(a) or Subsection 8.1(b)(xvii); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A) (x) the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA plus (y) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2026 to the end of the most recent fiscal quarter of the Parent Borrower ending prior to the date of such Restricted Payment for which consolidated financial statements of the Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of property or assets received (or deemed to be received) (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Parent Borrower or any Restricted Subsidiary from the Incurrence by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Borrower (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of any property or assets, received (or deemed to be received) by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of any property or assets received (or deemed to be received) after the Closing Date from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date, including dividends or other distributions related to dividends or other distributions made pursuant to Subsection 8.2(b)(ix), plus (ii) the aggregate amount resulting from the redesignation after the Closing Date of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment after the Closing Date (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of any property or assets received (or deemed to be received) by the Parent Borrower or a Restricted Subsidiary after the Closing Date with respect to all such dispositions and repayments.

(b) The provisions of Subsection 8.2(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower (“Treasury Capital Stock”) or any Junior Debt made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Parent Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Subsection 8.2(a)(3)(B) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Subsection 8.2(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any dividend paid or redemption made within sixty (60) days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Subsection 8.2;

(iii) Investments or other Restricted Payments (x) in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions or (y) without duplication of clause (x), in an amount equal to the lesser of (A) the Net Cash Proceeds from an Asset Disposition in respect of property or assets acquired after the Closing Date, if and to the extent the acquisition of such property or assets was financed with Excluded Contributions and (B) an amount equal to the amount of Excluded Contributions applied to finance such acquisitions of property or assets;

(iv) payments with respect to any intercompany loans permitted under Subsection 8.1(b)(xx);

(v) Restricted Payments in an amount not to exceed in any fiscal year of the Parent Borrower 6.0% of Market Capitalization;

(vi) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA;

(vii) [reserved];

(viii) payments by the Parent Borrower in lieu of issuance of fractional shares of such Capital Stock;

(ix) dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(x) any Restricted Payment pursuant to or in connection with the Transactions;

(xi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) dividends on any Designated Preferred Stock of the Parent Borrower issued after the Closing Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00; or (B) any dividend on Refunding Capital Stock that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00;

(xii) distributions or payments of Special Purpose Financing Fees;

(xiii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Subsection 8.1;

(xiv) any purchase, redemption, repurchase, defeasance or other acquisition, retirement or repayment of any Junior Debt (u) made by exchange for, or out of the proceeds of the Incurrence of, (1) Refinancing Indebtedness Incurred in compliance with Subsection 8.1 or (2) new Indebtedness of the Parent Borrower, or a Restricted Subsidiary, as the case may be, Incurred in compliance with Subsection 8.1, so long as such new Indebtedness satisfies all requirements for “Refinancing Indebtedness” set forth in the definition thereof applicable to a refinancing of such Junior Debt, (v) from Net Available Cash or an equivalent amount to the extent permitted by Subsection 8.4, (w) from declined amounts as contemplated by Subsection 4.4(h), (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Parent Borrower shall have complied with Subsection 8.8(a) prior to purchasing, redeeming, repurchasing, defeasing, acquiring, retiring or repaying such Junior Debt, (y) constituting Acquired Indebtedness or (z) in an aggregate amount at any time not exceeding the sum of (1) an amount equal to the greater of $151,000,000 and 35.0% of Four Quarter Consolidated EBITDA and (2) the Available Restricted Payments Amount;

(xv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed an aggregate amount equal to the sum of all Leverage Excess Proceeds plus all Declined Amounts;

(xvi) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA;

(xvii) (x) any Restricted Payments of the type described in clause (i) or (ii) of the definition thereof contained in Subsection 8.2(a); provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 4.00:1.00; provided further no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) any Restricted Payments of the type described in clause (iii) of the definition thereof contained in Subsection 8.2(a); provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 4.50:1.00; provided further that no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing or would result therefrom and (z) any Restricted Payments of the type described in clause (iv) of the definition thereof contained in Subsection 8.2(a); provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 4.50:1.00; provided further that no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing or would result therefrom;

(xviii) Restricted Payments in cash to pay or permit the Parent Borrower to pay any amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Parent Borrower or a Restricted Subsidiary, or such business, assets or Person (or in the case of a disposition, the Net Available Cash thereof) have been contributed to the Parent Borrower or a Restricted Subsidiary;

(xix) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or any other Investment;

(xx) Restricted Payments to the Parent Borrower the proceeds of which are applied by the Parent Borrower in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Parent Borrower or any Subsidiary thereof, or any other Investment; provided that (A) such acquisition, merger, amalgamation or consolidation or other Investment would have been permitted under this Agreement had it been consummated by the Parent Borrower or a Restricted Subsidiary (with such transaction being deemed to utilize the relevant covenant basket or exception under this Agreement), (B) such Restricted Payment shall be made substantially concurrently with the closing of such acquisition, merger, amalgamation or consolidation or other Investment and (C) the Parent Borrower shall, substantially concurrently with the closing thereof, cause (1) such business, assets or Person acquired and any liabilities assumed to be contributed to the Parent Borrower or a Restricted Subsidiary or (2) the merger or amalgamation into the Parent Borrower or one of its Restricted Subsidiaries in accordance with Subsection 8.7;

(xxi) [reserved];

(xxii) prepayments or purchases of principal by the Parent Borrower in respect of Indebtedness permitted under Subsection 8.1(b)(xvii)(z), so long as such Restricted Payments are made with the proceeds of Indebtedness permitted under Subsection 8.1(b)(xvii)(z);

(xxiii) repurchases of Capital Stock by the Parent Borrower deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or taxes payable in connection with the vesting or exercise of such options or warrants; provided that no Event of Default under Subsection 9.1(a) shall have occurred and be continuing or would result therefrom; and

(xxiv) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if on the date of declaration, (x) such payment would have complied with the provisions of this Agreement and (y) no Default had occurred and was continuing; provided that no Event of Default under Subsection 9.1(a) shall have occurred and be continuing or would result therefrom.

provided that (A) in the case of Subsections 8.2(b)(ii), (v) and (viii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to Subsection 8.2(b)(vi) and (xvii), no Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Borrower Representative shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The amount of any Investment or other Restricted Payment, if other than in cash, shall be determined in good faith by the Parent Borrower, which determination shall be conclusive. The Borrower Representative, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Subsection 8.2(b) (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses).

If the Parent Borrower or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of the Parent Borrower, would be permitted hereunder, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustment made in good faith to the Parent Borrower’s financial statements affecting Consolidated Net Income or Consolidated EBITDA, as applicable.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the consummation of any transaction (whether by way of sale, conveyance, transfer, or other disposition, and whether in a single transaction or series of related transactions) that results in the transfer of Material Intellectual Property from the Parent Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary shall not constitute a Permitted Investment.

Notwithstanding any provision to the contrary elsewhere in this Agreement, Investments in Unrestricted Subsidiaries may only be made in reliance on Section 8.2(b)(xvi).

Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by the Parent Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Junior Debt pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Junior Debt, and the Borrower Representative’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Agreement.

8.3 Limitation on Restrictive Agreements. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (i) the ability of the Parent Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired or (ii) the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent Borrower, (y) make any loans or advances to the Parent Borrower or (z) transfer any of its property or assets to the Parent Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a) pursuant to an agreement or instrument in effect at or entered into on the Closing Date, this Agreement and the other Loan Documents, the documentation relating to the Other Secured Debt (or any indenture, credit agreement or other agreement governing Refinancing Indebtedness in respect of the Other Secured Debt), the Intercreditor Agreement and, on and after the execution and delivery thereof, any Other Intercreditor Agreement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was Incurred to finance, or otherwise Incurred in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this Subsection 8.3(b), if a Person other than the Parent Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(c) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.3(a) or (b) or this Subsection 8.3(c) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative, which determination shall be conclusive);

(d) (i) pursuant to any agreement or instrument that restricts in a customary manner (as determined in good faith by the Borrower Representative, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions (as determined in good faith by the Borrower Representative, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions (as determined in good faith by the Borrower Representative, which determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, (ix) pursuant to Hedging Obligations or Bank Products Obligations or (x) that arises under the terms of documentation governing any factoring agreement or any similar arrangements that in the good faith determination of the Parent Borrower, which determination shall be conclusive, are necessary or appropriate to effect such factoring agreement or similar arrangements;

(e) with respect to any agreement for the direct or indirect sale or other disposition of Capital Stock, property or assets of any Person, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such sale or other disposition;

(f) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(g) pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Subsection 8.1 (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower Representative, which determination shall be conclusive) or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower Representative, which determination shall be conclusive) and either (1) the Borrower Representative determines in good faith, which determination shall be conclusive, that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents and make principal or interest payments on the Loans or (2) such encumbrance or restriction applies only if a default occurs under a circumstance described in Subsection 9.1(f) or in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(h) any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.6; or

(i) any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Subsection 8.6 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Subsection 8.3).

8.4 Limitation on Sales of Assets and Subsidiary Stock. (a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Parent Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration (including as to the value of all non-cash consideration) in excess of the greater of $108,000,000 and 25.0% of Four Quarter Consolidated EBITDA in good faith by the Borrower Representative, whose determination shall be conclusive);

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value (as determined in good faith by the Borrower Representative, whose determination shall be conclusive, as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the greater of $108,000,000 and 25.0% of Four Quarter Consolidated EBITDA or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Parent Borrower or such Restricted Subsidiary for such Asset Disposition, when taken together with any consideration received by the Parent Borrower or any Restricted Subsidiary in connection with any other Asset Dispositions since the Closing Date (on a cumulative basis), is in the form of cash; and

(iii) to the extent required by Subsection 8.4(b), the Net Available Cash from such Asset Disposition (such amount, the “Net Available Cash Amount”) is applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as provided therein.

(b) In the event that on or after the Closing Date the Parent Borrower or any Restricted Subsidiary shall make an Asset Disposition or a Recovery Event shall occur, subject to Subsection 8.4(a), an amount equal to 100.0% (as such percentage may be adjusted pursuant to clause (3) of the proviso to this Subsection 8.4(b)) of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i) first, to the extent the Borrower Representative elects (by delivery of an officer’s certificate by a Responsible Officer to the Administrative Agent) to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Parent Borrower or another Restricted Subsidiary) within (x) 365 days after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (such period the “Reinvestment Period”) or (y) if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete and is subject to a binding written commitment entered into during the Reinvestment Period, an additional 180 days after the last day of the Reinvestment Period (it being understood and agreed that if no such investment is made within the Reinvestment Period as extended by this clause (y), the Borrowers shall make the prepayments required by Subsection 8.4(b)(ii) within ten Business Days after the earlier to occur of (I) the last day of such Reinvestment Period as extended by this clause (y) and (II) the date the Borrower Representative elects not to pursue such investment);

(ii) second, (1) if no application of Net Available Cash election is made pursuant to preceding clause (i) with respect to such Asset Disposition or Recovery Event or (2) if such election is made to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with Subsection 8.4(b)(i), within ten Business Days after the end of the Reinvestment Period specified in clause (i) above (as extended pursuant to clause (y) of such clause (i)) (x) to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(e)(i) (subject to Subsection 4.4(h)) or the agreements or instruments governing the relevant Indebtedness described in clause (B) below (subject to any provision under such agreement or instrument analogous to Subsection 4.4(h)), as applicable, (A) the Term Loans and (B) to the extent the Parent Borrower or any Restricted Subsidiary is required by the terms thereof any Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans and (y) to the extent such Asset Disposition is an Asset Disposition of assets that do not constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(e)(i) (subject to Subsection 4.4(h)) or the agreements or instruments governing any relevant Indebtedness permitted under Subsection 8.1 (subject to any provision under such agreement or instrument analogous to Subsection 4.4(h)), as applicable, (A) the Term Loans and (B) to the extent the Parent Borrower or any Restricted Subsidiary is required by the terms thereof, any other Indebtedness (other than Indebtedness subordinated in right of payment to the Senior Secured Facilities Obligations) on no more than a pro rata basis with the Term Loans; and

(iii) third, to the extent of the balance of such Net Available Cash Amount or equivalent amount after application in accordance with Subsections 8.4(b)(i) and (ii) above, to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Junior Debt or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to clause (ii) above, the Parent Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed; (2) the Parent Borrower (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice of the relevant Asset Disposition to the Administrative Agent, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with Subsection 8.4(b)(i) above with respect to such Asset Disposition; and (3) the foregoing percentage in this Subsection 8.4(b) shall be reduced to (x) 50.0% if the Consolidated First Lien Leverage Ratio at the time of such Asset Disposition (or, at the Borrower Representative’s option, on the date a legally binding commitment for such Asset Disposition was entered into) would be equal to or less than 4.50:1.00 and (y) 0.0% if the Consolidated First Lien Leverage Ratio at the time of such Asset Disposition (or, at the Borrower Representative’s option, on the date a legally binding commitment for such Asset Disposition was entered into) would be equal to or less than 4.00:1.00, in each case after giving pro forma effect to any application of such Net Available Cash as set forth herein (any Net Available Cash in respect of Asset Dispositions not required to be applied in accordance with this Subsection 8.4(b) as a result of the application of this proviso shall collectively constitute “Leverage Excess Proceeds”).

(c) Notwithstanding the foregoing provisions of this Subsection 8.4, the Parent Borrower and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Subsection 8.4 except to the extent that (x) the aggregate Net Available Cash from all Asset Dispositions and Recovery Events in respect of Collateral or equivalent amount that is not applied in accordance with this Subsection 8.4 (excluding all Leverage Excess Proceeds) exceeds the greater of $129,000,000 and 30.0% of Four Quarter Consolidated EBITDA, in which case the Parent Borrower and the Restricted Subsidiaries shall apply all such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount from such Asset Dispositions in excess of this threshold of the greater of $129,000,000 and 30.0% of Four Quarter Consolidated EBITDA in accordance with Subsection 8.4(b) or (y) the terms of any Pari Passu Indebtedness would require Net Available Cash or the equivalent amount from such Asset Dispositions and Recovery Events to be applied to purchase, redeem, repay or prepay such Indebtedness prior to reaching the dollar threshold set forth in clause (x).

(d) For the purposes of Subsection 8.4(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within one hundred eighty (180) days, (5) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (6) Additional Assets, and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive), taken together with all other Designated Noncash Consideration received pursuant to this clause (7), not to exceed an aggregate amount at any time outstanding equal to the greater of $129,000,000 and 30.0% of Four Quarter Consolidated EBITDA (with the fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive) of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

8.5 Limitations on Transactions with Affiliates. (a) The Parent Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of the greater of $129,000,000 and 30.0% of Four Quarter Consolidated EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Subsection 8.5(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Subsection 8.5(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of Subsection 8.5(a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer or director or consultant of or to the Parent Borrower or any Restricted Subsidiary heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, or the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries (as determined in good faith by the Borrower Representative or such Subsidiary, which determination shall be conclusive) or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Parent Borrower, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Closing Date and set forth on Schedule 8.5 (other than any Transaction Agreement referred to in Subsection 8.5(b)(vii)), or any amendment, supplement, waiver or other modification thereto (so long as such amendment, supplement, waiver or other modification is not disadvantageous in any material respect in the good faith judgment of the Borrower Representative, whose determination shall be conclusive, to the Lenders when taken as a whole as compared to the applicable agreement or instrument as in effect on the Closing Date), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Parent Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower Representative, or are not materially less favorable to the Parent Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Parent Borrower,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity,

(vii) the execution, delivery and performance of any obligations under any Transaction Agreement (x) for any management, consulting or advisory services as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Transaction Agreements or are approved by a majority of the Board of Directors in good faith, which determination shall be conclusive, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent Borrower or Junior Capital or any capital contribution to the Parent Borrower,

(x) (i) any investment by any Investor in securities or loans of the Parent Borrower or any of its Restricted Subsidiaries so long as such investments are being offered by the Parent Borrower or the applicable Restricted Subsidiary generally to investors (other than Investors) on the same or more favorable terms and (ii) payments to any Investor in respect of securities or loans of the Parent Borrower or its applicable Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans, and

(xi) the pledge of Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary or joint venture to lenders to support the Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively, owed to such lenders.

8.6 Limitation on Liens. The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the Closing Date or thereafter acquired, securing any Indebtedness (the “Initial Lien”) unless, in the case of Initial Liens on any asset or property other than Collateral, the Senior Secured Facilities Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Junior Debt) the obligations secured by such Initial Lien for so long as such obligations are so secured. Any such Lien created in favor of the Senior Secured Facilities Obligations pursuant to the preceding sentence requiring an equal and ratable (or senior, as applicable) Lien for the benefit of the Senior Secured Facilities Obligations will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Subsidiary Guaranty, the termination and discharge of such Subsidiary Guaranty in accordance with the terms thereof, hereof and of the Intercreditor Agreement and any Other Intercreditor Agreement, in each case, to the extent applicable, or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Parent Borrower that is governed by the provisions of Subsection 8.7) to any Person not an Affiliate of the Parent Borrower of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Parent Borrower or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

8.7 Limitation on Fundamental Changes. (a) The Parent Borrower will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person (including pursuant to a Division), unless:

(i) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Parent Borrower (or, if applicable, the Successor Borrower with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or Subsection 8.1(b)(xvii), (B) the Consolidated Coverage Ratio of the Parent Borrower (or, if applicable, the Successor Borrower with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Parent Borrower immediately prior to giving effect to such transaction or (C) the Consolidated Total Leverage Ratio of the Parent Borrower (or, if applicable, the Successor Borrower with respect thereto) would equal or be less than the Consolidated Total Leverage Ratio of the Parent Borrower immediately prior to giving effect to such transaction;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction);

(v) each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement or any applicable Foreign Security Documents in connection with such transaction and (y) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement, any applicable Foreign Security Documents or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above;

(vi) each mortgagor of a Mortgaged Fee Property (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement or any applicable Foreign Security Documents in connection with such transaction and (y) any party to any such consolidation or merger) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above; and

(vii) the Borrower Representative will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Subsection 8.7(a); provided that (x) in giving such opinion such counsel may rely on such certificate of a Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this Subsection 8.7(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in Subsection 8.7(d).

(b) Any Indebtedness that becomes an obligation of the Parent Borrower (or, if applicable, any Successor Borrower with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Subsection 8.7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Subsection 8.1.

(c) Upon any transaction involving the Parent Borrower in accordance with Subsection 8.7(a) in which the Parent Borrower is not the Successor Borrower, the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower under the Loan Documents, and shall become the “Parent Borrower” for all purposes of the Loan Documents, and thereafter the predecessor Parent Borrower shall be relieved of all obligations and covenants under the Loan Documents, and shall cease to constitute the “Parent Borrower” for all purposes of the Loan Documents, except that the predecessor Parent Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans.

(d) Clauses (ii) and (iii) of Subsection 8.7(a) will not apply to any transaction in which (I) the Parent Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower in another jurisdiction or changing its legal structure to a corporation, limited liability company, partnership or other entity or (y) a Restricted Subsidiary of the Parent Borrower so long as all assets of the Parent Borrower and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof or (II) an Escrow Subsidiary merges with and into a Borrower. Subsection 8.7(a) will not apply to (i) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Parent Borrower or (ii) the Transactions.

8.8 Change of Control; Limitation on Amendments. The Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any Junior Debt or any portion thereof, unless the Borrowers shall have, at their option, (i) made payment in full of the Loans (and shall have terminated the Revolving Commitments) and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer (a “Change of Control Offer”) to pay the Term Loans and the Revolving Loans (and to terminate the related Revolving Commitments and cancel, backstop or cash collateralize on terms satisfactory to each Issuing Bank any Letters of Credit issued by it) and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to (and terminated any related applicable commitment of) each such Lender or the Administrative Agent which has accepted such offer (and to the extent the Outstanding Amount of Revolving Loans and all L/C-B/A Obligations would exceed the remaining Revolving Commitments (such excess amount, the “Overdrawn Amount”), provide to the Administrative Agent for the benefit of the applicable Issuing Bank cash collateral in an amount equal to 101% of such Overdrawn Amount). Upon the Borrowers making payment in full of the Loans and terminating the Revolving Commitments as provided in clause (i) of this Subsection 8.8(a), or making a Change of Control Offer in accordance with clause (ii) of this Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), any Event of Default arising under Subsection 9.1(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(b) (1) [Reserved] and (2) if an Event of Default under Subsection 9.1(a) or (f) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Obligations or Guarantor Subordinated Obligations in a manner that (i) changes the subordination provisions of such Indebtedness in a manner that is materially adverse to the Lenders or (ii) shortens the maturity date of such Indebtedness to a date prior to the Initial Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Subsection 8.8(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Subsection 8.1.

(c) Amend, supplement, waive or otherwise modify the terms of any Permitted Debt Exchange Notes, any Additional Obligations incurred pursuant to Subsection 8.1(b)(i) or any Refinancing Indebtedness in respect of the foregoing or any indenture or agreement pursuant to which such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness have been issued or incurred in any manner inconsistent with the requirements of the definition of “Refinancing Indebtedness”, assuming for purposes of this Subsection 8.8(c) that such amendment, supplement, waiver or modification, mutatis mutandis, is a refinancing of such Additional Obligations, Permitted Debt Exchange Notes or Refinancing Indebtedness, as applicable.

8.9 Limitation on Lines of Business. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Parent Borrower and its Restricted Subsidiaries are engaged in on the Closing Date or which are reasonably related thereto and any business related thereto.

8.10 Sale-Leaseback Transactions. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangements with any Person whereby such Person shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person; provided however, that (a) the Loan Parties may enter into sale-leaseback transactions (x) with respect to sale-leaseback transaction among their Affiliates, the capitalized amount of any Indebtedness in respect of which is permitted to be incurred pursuant to Subsection 8.1(b)(iv), and (y) otherwise, if (I) after giving effect on a pro forma basis to any such transaction the Borrowers shall be in compliance with all other provisions of this Agreement, including Subsections 8.1 and 8.6 and (II) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property (as determined in good faith by the Loan Parties) and (b) the continuation of existing sale-leaseback transactions in effect on the Closing Date shall be permitted and the Loan Parties may enter into renewals, extensions, amendments, replacement or substitutions thereof.

8.11 Financial Covenant. Commencing with the fiscal quarter ending June 30, 2026, if the outstanding amount of Revolving Loans and drawings under Letters of Credit and Bankers’ Acceptances which have not then been reimbursed as of the end of any fiscal quarter of the Parent Borrower exceeds 30.0% of the aggregate amount of all Revolving Commitments (the “Financial Covenant Test Condition”), the Parent Borrower shall not permit the Consolidated First Lien Leverage Ratio for the Most Recent Four Quarter Period ending as of the end of such fiscal quarter to exceed (w) for any such fiscal quarter ending before the first anniversary of the Closing Date, 7.75:1.00, (x) for any such fiscal quarter ending on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date, 7.25:1.00, (y) for any such fiscal quarter ending on or after the second anniversary of the Closing Date and before the third anniversary of the Closing Date, 6.75:1.00 and (z) for any such fiscal quarter ending on or after the third anniversary of the Closing Date, 6.25:1.00.

SECTION 9

Events of Default

9.1 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a) The Borrowers shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); (ii) any interest on any Loan or on any L/C-B/A Obligation, or any fee payable hereunder, within three (3) Business Days after any such interest or fee becomes due in accordance with the terms hereof; or (iii) any other amount payable hereunder, within five (5) Business Days after such other amount becomes due in accordance with the terms hereof; provided that any non-payment of principal, interest, fees or other amounts resulting from the Borrowers’ good faith payment of an invoice received from the Administrative Agent shall not constitute an Event of Default; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower Representative, which determination shall be conclusive), such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Borrower Representative becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; provided that the failure of any representation or warranty (other than the representations and warranties referenced in Subsection 6.1(q)(ii) and the representation contained in the Officer’s Certificate delivered pursuant to Subsection 6.1(g) with respect to the satisfaction of the condition set forth in Subsection 6.1(q)(i)) to be true and correct on the Closing Date will not constitute an Event of Default hereunder or under any other Loan Document, including for the purposes of exercising any remedy under Subsection 9.2 of this Agreement or for the purpose of determining any right to exercise enforcement rights under any Loan Document; provided, further, that, in the case of any Event of Default resulting from a failure of any representation or warranty with respect to the financial covenant contained in Subsection 8.11, including with respect to the calculation thereof contained in any Compliance Certificate (a “Financial Covenant Representation Event of Default”), such default shall not constitute a default with respect to any Term Loans unless and until the Revolving Loans have been declared due and payable and the Revolving Commitments have been terminated by the Required Revolving Lenders pursuant to Subsection 9.2 and such acceleration or termination has not been rescinded; provided however that if (x) Required Revolving Lenders irrevocably rescind such acceleration and termination in a writing delivered to the Administrative Agent within twenty-one (21) Business Days after such acceleration and termination and (y) Required Lenders (including the Term Loan Lenders) have not accelerated the Loans, the Financial Covenant Representation Event of Default shall automatically cease to constitute an Event of Default with respect to the Term Loans from and after such date; or

(c) Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in Section 8; provided that, in the case of any Event of Default under Subsection 8.11 (a “Financial Covenant Event of Default”), such default shall not constitute a default with respect to any Term Loans unless and until the Revolving Loans have been declared due and payable and the Revolving Commitments have been terminated by the Required Revolving Lenders pursuant to Subsection 9.2 and such acceleration or termination has not been rescinded; provided however that if (x) Required Revolving Lenders irrevocably rescind such acceleration and termination in a writing delivered to the Administrative Agent within twenty-one (21) Business Days after such acceleration and termination and (y) Required Lenders (including the Term Loan Lenders) have not accelerated the Loans, the Financial Covenant Event of Default shall automatically cease to constitute an Event of Default with respect to the Term Loans from and after such date; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of, in the case of a default with respect to failure to deliver financial statements under Subsection 7.1 or related certificates under Subsection 7.2, ninety (90) days, and in the case of any other default, thirty (30) days, in each case after the earlier of (A) the date on which a Responsible Officer of the Borrower Representative becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e) Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding (1) Indebtedness hereunder, (2) any Indebtedness owed to the Parent Borrower or any other Loan Party and (3) any Indebtedness in relation to which the relevant Loan Party or any of its Restricted Subsidiaries is contesting such default in good faith) in excess of the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA or (y) in the payment of any Guarantee Obligation in respect of Indebtedness in excess of the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding (1) Indebtedness hereunder, (2) any Indebtedness owed to the Parent Borrower or any other Loan Party and (3) any Indebtedness in relation to which the relevant Loan Party or any of its Restricted Subsidiaries is contesting such default in good faith) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant or any representation or warranty related to such financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or Guarantee Obligation (provided that the preceding clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Hedge Agreement); or (iii) in the case of any Indebtedness (excluding (1) Indebtedness hereunder, (2) any Indebtedness owed to the Parent Borrower or any other Loan Party and (3) any Indebtedness in relation to which the relevant Loan Party or any of its Restricted Subsidiaries is contesting such default in good faith) or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, default in the observance of or compliance with such financial maintenance covenant or any representation or warranty related to such financial maintenance covenant such that such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

(f) If (i) any Borrower or any Material Subsidiary of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Material Subsidiary of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Borrower or any Material Subsidiary of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Borrower or any Material Subsidiary of the Parent Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any Material Subsidiary of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent

Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within ninety (90) days from the entry thereof, or to be received in respect thereof in the event of any appeal thereof shall be unsuccessful, or that the Parent Borrower has determined there exists reasonable evidence that such amount will be reimbursed by the insurer or indemnifying party and such amount is not denied by the applicable insurer or indemnifying party in writing within one hundred eighty (180) days and is reimbursed within three hundred sixty-five (365) days of the date of such evidence) in excess of the greater of $86,000,000 and 20.0% of Four Quarter Consolidated EBITDA or more, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(i) (i) The Guarantee and Collateral Agreement shall, or any other Security Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness) cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral (i) as permitted hereby or by any Security Document or (ii) that results from any action or inaction by a Person other than the Parent Borrower or any Restricted Subsidiary or any of their Affiliates, representatives or designees) and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of twenty (20) days (provided that such twenty (20) day grace period shall not commence until the Parent Borrower becomes aware of the failure of such Lien to be perfected and enforceable); or

(j) Any Loan Party shall assert in writing that the Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k) Subject to the Borrowers’ option to make a payment in full of all of the Loans and to terminate the Revolving Commitments, or to make a Change of Control Offer, each in accordance with Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to any Junior Debt), a Change of Control shall have occurred.

9.2 Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C-B/A Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit and Bankers’ Acceptances shall have presented the documents required thereunder (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Bank)) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders (or, if a Financial Covenant Representation Event of Default or a Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of the Required Revolving Lenders only, and without limiting Subsection 9.1(c), only with respect to the Revolving Loans, Revolving Commitments, Swing Line Commitments, Swing Line Loans, any Letter of Credit or Bankers’ Acceptance and L/C-B/A Obligations), the Administrative Agent may, or upon the request of the Required Lenders or the Required Revolving Lenders, as the case may be, the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate, and/or declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b) Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(c) Notwithstanding anything to the contrary, neither the Administrative Agent nor any Lender may deliver notice of, or otherwise consent, take action or direct or require the Administrative Agent or any Lender to undertake any action in respect of, any Default or Event of Default with respect to any action taken, and reported publicly pursuant to a press release, a filing with the SEC or a posting to the Platform or otherwise reported to Lenders, more than two years prior to such notice of, consent, action or direction or requirement to undertake action in respect of, Default or Event of Default, and such notice, consent, action or direction or requirement to undertake action shall be invalid and have no effect.

SECTION 10

The Agents and the Other Representatives

10.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b) Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c) Except for Subsections 10.5, 10.8(a), (b), (c), (e) and (g) (to the extent of the Borrowers’ rights thereunder and the conditions included therein), 10.9 and 10.15, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and neither the Parent Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Action by an Agent. In performing its functions and duties under this Agreement, (a) each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and (b) no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or Subsection 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by any Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement, agreement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Parent Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(e) It is understood and agreed by the Administrative Agent and each of the Lenders and the Issuing Banks that (i) the Administrative Agent may (but shall not be obligated to, unless otherwise expressly required by the terms of this Agreement) deliver calculations to the Parent Borrower or any other Loan Party from time to time of amounts under this Agreement, and that the Administrative Agent shall have no liability to the Lenders with respect thereto in the absence of its own bad faith, gross negligence or willful misconduct, (ii) if the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless otherwise expressly required by the terms of this Agreement or directed by the Required Lenders) deliver an updated or revised calculation with respect to any amount due hereunder and (iii) for avoidance of doubt, if there is a dispute among the Administrative Agent and any Lender as to any amount due and owing hereunder, any calculation or any updated or revised calculation of the Administrative Agent shall control as between the Administrative Agent and such Lender absent manifest error.

10.5 Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review the Projections and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Parent Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i) the Parent Borrower or any Unrestricted Subsidiary) represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder.

10.6 Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it (and without limiting their obligation to do so) to the Administrative Agent (or any sub-agent thereof), or the Collateral Agent (or any sub-agent thereof), the Swing Line Lender, the Issuing Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Term Credit Percentages or Revolving Commitment Percentages, as the case may be, on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof), the Swing Line Lender or the Issuing Banks in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swing Line Lender or the Issuing Banks in connection with such capacity and (ii) such indemnity for the Swing Line Lender or the Issuing Banks shall not include losses incurred by the Swing Line Lender or the Issuing Banks due to one or more Lenders defaulting in their obligations to purchase participations of Swing Line Exposure under Subsections 2.7(d) or 2.7(e) or L/C-B/A Obligations under Subsection 2.6(d) (it being understood that this proviso shall not affect the Swing Line Lender’s or any Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7 Right to Request and Act on Instructions. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8 Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Parent Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Subsection 2.8 together with any escrow agreements entered into in connection therewith, any Increase Supplement as provided in Subsection 2.8, any Lender Joinder Agreement as provided in Subsection 2.8, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Subsection 2.9, any Extension Amendment as provided in Subsection 2.10, any Specified Refinancing Amendment as provided in Subsection 2.11, any agreement required in connection with a loan modification offer pursuant to Subsection 11.1(h) and any agreement required in connection with a Repricing Transaction pursuant to Subsection 11.1(i). Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment and any escrow agreements in connection therewith, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer, loan modification offer pursuant to Subsection 11.1(h) or Repricing Transaction pursuant to Subsection 11.1(i) or any Extension Amendment or any Specified Refinancing Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender appoints and authorizes the Collateral Agent to act as the agent of such Lender under this Agreement and the other Loan Documents (and, in its capacity as Collateral Agent, to hold the benefit of any security interest created by the Security Documents and/or any asset and proceeds of any asset paid to, held by or received or recovered by it under or in connection with the Loan Documents on trust for itself and the other Lenders according to its and their respective interests and upon the terms and conditions set out in the relevant Loan Documents). The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. Notwithstanding the foregoing, each Lender expressly and irrevocably waives any right to take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Loan Party (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, in each case in its capacity as a Lender, against the Parent Borrower and/or any of their respective Subsidiaries with respect to any Collateral or any other property of any such Person, without the prior written consent of the Administrative Agent and the Required Lenders (which shall not be withheld in contravention of this Section 10); provided, that, for the avoidance of doubt, this provision may be enforced against any Lender by the Required Lenders, the Agents or the Borrowers (or any of their Affiliates) and each Lender and the Agents expressly acknowledge that this provision shall be available as a defense of the Borrowers (or any of their Affiliates) in any action, proceeding, cause of action or remedial procedure. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b) The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Senior Secured Facilities Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (except as contemplated by the second proviso in the definition of Excluded Subsidiary, to Persons other than a Borrower or a Subsidiary Guarantor) upon a sale or other disposition thereof permitted under this Agreement, (iii) owned by any Subsidiary Guarantor that is or becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1) or (v) as otherwise may be expressly provided in the relevant Security Documents, (B) to enter into any intercreditor agreement (including the Intercreditor Agreement and any Other Intercreditor Agreement) on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets, (C) at the written request of the Borrower Representative to subordinate any Lien (or to confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien (other than Permitted Liens securing the Obligations under the Loan Documents or that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Senior Secured Facilities Obligations pursuant to the Intercreditor Agreement or an Other Intercreditor Agreement) and (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary (other than as contemplated by the second proviso in the definition of Excluded Subsidiary). Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

(g) Notwithstanding the foregoing, each Lender expressly and irrevocably agrees that it will not hinder, or direct the Agents to take any action that will hinder, the automatic release of any security interest, Lien or Guarantee provided for by this Subsection 10.8 to the extent the Borrower Representative determines in good faith that the applicable transaction is permitted under this Agreement (including, without limitation, in connection with any disposition to Persons other than a Borrower or a Subsidiary Guarantor permitted under this Agreement), including, without limitation, any refusal to release security interests, Liens or Guarantees, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to document or effectuate the release of such security interests, Liens or Guarantees, in each case, at the Borrowers’ sole cost and expense, and each Lender expressly and irrevocably agrees that the Agents shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guarantee to the extent authorized to do so by this Subsection 10.8 without any obligation or requirement to notify or obtain consent from any Lender unless required by Subsection 11.1(a)(iii) (and the Agents shall not condition any such actions on providing notice to, or obtaining consent from, the Lenders unless required by Subsection 11.1(a)(iii)).

10.9 Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower Representative or the Required Lenders if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Administrative Agent, the Lenders and the Borrower Representative,

as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower Representative or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower Representative; provided that such approval by the Borrower Representative in connection with the appointment of any successor Administrative Agent shall only be required so long as (x) no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing and (y) such successor is not a Committed Lender or an Affiliate of a Committed Lender; provided further, that the Borrower Representative shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is an Approved Commercial Bank. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit or Bankers’ Acceptances. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.

10.10 [Reserved].

10.11 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Senior Secured Facilities Obligations.

10.12 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5.

10.14 Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents (the “Collection Amounts”) shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans and L/C-B/A Obligations then outstanding, fourth, to pay principal of Loans then outstanding and obligations under Interest Rate Agreements, Currency Agreements, Commodities Agreements, Bank Products Agreements and Management Guarantees permitted hereunder and secured by the Guarantee and Collateral Agreement or any applicable Foreign Security Document ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.8, 2.10 and 2.11, as applicable.

Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement or any applicable Foreign Security Document) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of Collection Amounts pursuant to the preceding paragraph.

10.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.16 Acknowledgements of Lenders.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous

Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Subsection 10.16 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate from time to time in effect.

(c) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clauses (a) and (b), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any payment recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Tranche with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with any Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes issued under Subsection 2.2 evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d) The parties hereto agree that an Erroneous Payment shall not, in and of itself, be deemed to pay, prepay, repay, discharge or otherwise satisfy any Senior Secured Facilities Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Senior Secured Facilities Obligations owed by any Borrower or any other Loan Party.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, this Subsection 10.16 will not create any additional Senior Secured Facilities Obligations of the Loan Parties’ under the Loan Documents or otherwise increase or alter such Senior Secured Facilities Obligations (other than having consented to the assignment referenced in Subsection 10.16(c)).

(f) Each party’s obligations under this Subsection 10.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Senior Secured Facilities Obligations under any Loan Document.

10.17 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower Representative may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower Representative acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower Representative that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower Representative hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER REPRESENTATIVE’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower Representative agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower Representative to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f) The Borrower Representative agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

SECTION 11

Miscellaneous

11.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(a)(vii), (a)(viii), (a)(ix), (a)(x), (a)(xi), (a)(xii), (a)(xiii), (d), (f), (h) and (i) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:

(i) (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation hereunder or of any scheduled installment thereof (including extending any Maturity Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) extend the scheduled date of any payment of any Lenders’ Loans (including any payment of interest) or Reimbursement Obligation hereunder, (D) increase the Commitment of any Lender (other than with respect to any Commitment increase pursuant to Subsection 2.8 in respect of which such Lender has agreed to be an Incremental Lender or increase of Commitments with respect to Specified Refinancing Revolving Commitments that such Lender has agreed to provide as a Specified Refinancing Lender pursuant to a Specified Refinancing Amendment entered into pursuant to Subsection 2.11) (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender) or (E) change the currency in which any Loan is payable, in each case without the consent of each affected Lender (it being understood that amendments, supplements to, or waivers or modifications of or consents to departures from any conditions precedent, representations, warranties, covenants, Defaults or Events of Default, mandatory prepayment of Loans or mandatory reductions of Commitments shall not constitute an increase of the Commitments or an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of any Lender);

(ii) amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders,” or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.7 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii) release (A) Guarantors accounting for all or substantially all of the value of the Guarantee of the Senior Secured Facilities Obligations pursuant to the Guarantee and Collateral Agreement, or (B) in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral securing the Senior Secured Facilities Obligations, without the consent of all of the Lenders of the applicable Facility, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the Closing Date or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v) amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi) amend, modify or waive any provision of Subsection 10.1(a), 10.4 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

(vii) (A) amend or otherwise modify Subsection 8.11 (including to add, amend or otherwise modify representations, warranties, covenants or other terms and conditions or to add, amend or otherwise modify defined terms solely to the extent applicable thereto), (B) waive or consent to any Default or Event of Default resulting from a breach of Subsection 8.11, (C) amend, add or otherwise modify representations, warranties, covenants or other terms and conditions or to amend or add defined terms solely to the extent applicable thereto, in each case solely for the benefit of the Revolving Commitments, (D) amend or otherwise modify Subsection 6.2 solely with respect to any Extension of Credit under the Revolving Commitments, (E) waive any representation made or deemed made in connection with any Extension of Credit under the Revolving Commitments or (F) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments (including Defaults and Events of Default relating to the foregoing clauses (A) through (E)), in each case without the written consent of the Required Revolving Lenders; provided, however, that the amendments, supplements, modifications, waivers and consents described in this clause (vii) shall not require the consent of any Lenders other than the Required Revolving Lenders;

(viii) reduce the percentage specified in the definition of “Required Revolving Lenders”, amend the definition of “Designated Foreign Currency” or Section 2.13 without the written consent of all the Revolving Lenders;

(ix) amend, modify or waive any provision of the Swing Line Note (if any) or Subsection 2.7 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to Subsection 2.7(d);

(x) amend, modify or waive the provisions of any Letter of Credit or any L/C-B/A Obligation (other than with respect to any L/C Committed Amount increase pursuant to the definition of “L/C-B/A Commitment Amount”) without the written consent of the applicable Issuing Bank with respect thereto and each directly and adversely affected Lender;

(xi) amend, modify or waive any provision that adversely affects the Revolving Lenders in a manner that is disproportionate to the effect of such amendment, modification or waiver on the other Lenders without the written consent of the Required Revolving Lenders;

(xii) increase the L/C-B/A Commitment Amount Individual Sublimit of any Issuing Bank without the consent of such Issuing Bank or extend the L/C-B/A Commitment of such Issuing Bank beyond the Initial Revolving Maturity Date then in effect without such Issuing Bank’s consent; or

(xiii) (A) contractually subordinate (1) the Liens in favor of the Collateral Agent on all or substantially all of the Collateral securing the Senior Secured Facilities Obligations, or (2) the Senior Secured Facilities Obligations in right of payment, or (B) amend, modify or waive any provision of Subsection 4.8(a) or 10.14 in a manner that would alter the pro rata sharing or payments or setoffs required thereby, in each case under this clause (a)(xiii), in respect of any other Indebtedness for borrowed money (other than amendments, supplements, waivers or other modifications the effect of which is to increase the amount of Indebtedness that may be incurred pursuant to Subsection 8.1(b)(iv), (b)(viii)(H), (b)(xiii), (b)(xiv), (b)(xv) or (b)(xvi)) (any such other Indebtedness for borrowed money to which such Liens or Obligations, as applicable, are subordinated, “Senior Indebtedness”), unless each directly and adversely affected Lender has been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender and calculated immediately prior to any applicable amendment or incurrence of Senior Indebtedness) of the Senior Indebtedness on the same terms as offered to all other providers (or their Affiliates) of the Senior Indebtedness (other than bona fide backstop fees, structuring or arrangement or similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) pursuant to a written offer made to each such directly and adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each such directly and adversely affected Lender for a period of not less than five Business Days; provided, however, that (x) any Lender may designate any of its Affiliates to provide such Senior Indebtedness on its behalf with the existing Senior Secured Facilities Obligations of such Lender being treated, for purposes hereof, as though such Lender had provided such Senior Indebtedness itself without the written consent of each directly and adversely affected Lender and (y) in no event shall this clause (a)(xiii) restrict any such amendment, supplement, waiver or other modification (I) in connection with any “debtor in possession” financing, (II) granting the Revolving Loans, Revolving Commitments or any other bona fide committed revolving facility priority over the Term Loans; provided that if prior to any such amendment, supplement, waiver or other modification any such other committed revolving facility had liens and a right of payment that were pari passu with the Revolving Loans and the Revolving Commitments and such other committed revolving facility is granted priority over the Term Loans solely in reliance on this subclause (II) (and not in reliance on any other provision or exception in this clause 11.1(a)(xiii)), the Revolving Loans and Revolving Commitments that were so pari passu with such other committed revolving facility shall also be granted such priority over the Term Loans, (III) in connection with an ABL, Indebtedness permitted under Subsection 8.1(b)(ix) or any factoring, securitization or other similar facility or (IV) expressly permitted by this Agreement, the Security Documents, the Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement;

provided further that, notwithstanding and in addition to the foregoing, and in addition to Liens on the Collateral that the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of the greater of $34,000,000 and 8.0% of Four Quarter Consolidated EBITDA in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a), (y) no Disqualified Party shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and (z) no Net Short Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and instead shall be deemed to have voted its interest as a Lender as provided in Subsection 11.1(k) below (for the avoidance of doubt, other than a Net Short Lender that is also a Disqualified Party, which shall be subject to the preceding clause (y)).

(d) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency with the consent of the Borrower Representative and the Administrative Agent, (ii) in accordance with Subsection 2.8 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility or letter of credit facility under this Agreement with respect to any Incremental Revolving Commitment or Incremental L/C-B/A Commitment or to add an escrow arrangement) with the written consent of the applicable Borrower(s) and Lenders providing such Incremental Commitments, (iii) in accordance with Subsection 2.10 to effectuate an Extension with the written consent of the applicable Borrower(s) and the Extending Lenders, (iv) in accordance with Subsection 2.11 to incorporate the terms of any Specified Refinancing Facilities with the consent of the applicable Borrower(s) and the applicable Specified Refinancing Lenders, (v) in accordance with Subsection 7.15, to change the financial reporting convention, (vi) with the consent of the Borrower Representative and the Administrative Agent (in each case such consent not to be unreasonably withheld, conditioned or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Cash Proceeds of Asset Dispositions or Recovery Events or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or that would constitute Additional Obligations would result in Incremental Term Loans or Additional Obligations, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Cash Proceeds from any such Asset Disposition or Recovery Event or Excess Cash Flow prepayment to the extent such Net Cash Proceeds or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to Subsection 4.4(e), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans or Additional Obligations, as applicable, are not on more than a ratable basis and (vii) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the applicable Borrower(s) and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Subsection 11.1 if such Lenders were the only Lenders hereunder at the time. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8 or 10.14 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or any Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, Revolving Commitments, Revolving Loans, any Incremental Commitments or Incremental Loans, any Extended Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Tranche, Specified Refinancing Tranche, Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders, the Required Revolving Lenders, the Required Majority in Interest Lenders or the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

(e) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the applicable Borrower(s) (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders, the Required Revolving Lenders or the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender, each Revolving Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders, as applicable, at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”), then the Borrower Representative may, on notice to the Administrative Agent and any relevant Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the applicable Borrower(s) to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the applicable Borrower(s) owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender (or, at its/their option, by the Borrower(s)) to such Non-Consenting Lender concurrently with such Assignment and Acceptance, in each case, for the avoidance of doubt, in an amount not in excess of the amount of such obligations, as applicable, or (B) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, if applicable, terminate the Revolving Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if a Non-Consenting Lender that was provided notice as set forth in the previous sentence does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the applicable Borrower(s) owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower Representative shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(h) Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower Representative may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Margin and/or fees payable with respect to the Loans and/or Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and/or Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.

(i) In connection with any amendment to this Agreement that addresses (a) a Repricing Transaction of the Initial Term Loans, as applicable, or (b) a “repricing transaction” of any other Tranche of Term Loans (as if the definition “Repricing Transaction” applied to such Tranche of Term Loans) (each such amendment, a “Permitted Repricing Amendment”), so long as such amendment (i) by its terms only affects the rights or duties under this Agreement or any other Loan Document of Lenders holding such Loans or Commitments of such Tranche of Term Loans (but not the Lenders holding Loans or Commitments of any other Tranche) and (ii) does not shorten the maturity of, or reduce the weighted average life to maturity with respect to, such Tranche of Term Loans, only the consent of the requisite percentage in interest of (x) the Lenders holding such Tranche of Term Loans that will continue as a Lender in respect of such Tranche following such Permitted Repricing Amendment and (y) any increasing Lender or Additional Incremental Lender that provides Supplemental Term Loan Commitments to such Tranche of Term Loans substantially concurrently with such Permitted Repricing Amendment, shall be required.

(j) Notwithstanding anything to the contrary contained herein, the Administrative Agent (or, if applicable, the Collateral Agent) and the Borrower Representative shall be permitted to amend the provision of any Loan Document or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents to effectuate Subsection 7.9(c) and such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document. The Lenders hereby expressly authorize the Administrative Agent (or, if applicable, the Collateral Agent) to enter into any amendment to the Loan Documents contemplated by the preceding sentence.

(k) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates) (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Lender or any Affiliate of a Revolving Lender and (y) Ethically Screened Affiliates and (z) any Lender that is a Lead Arranger) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”), without written consent of the Parent Borrower, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Lender or any Affiliate of a Revolving Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Lead Arranger) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Parent Borrower or the other Loan Parties or any instrument issued or guaranteed the Parent Borrower or the other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Parent Borrower and the other Loan Parties and any instrument issued or guaranteed by the Parent Borrower or the other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Lender or any Affiliate of a Revolving Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Lead Arranger) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Parent Borrower or the other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any

Revolving Lender or any Affiliate of a Revolving Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Lead Arranger) protection in respect of the Loans or the Commitments, or as to the credit quality of the Parent Borrower or the other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Lender or any Affiliate of a Revolving Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger) and (v) the Parent Borrower and the other Loan Parties and any instrument issued or guaranteed by the Parent Borrower or the other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Lender or any Affiliate of a Revolving Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Lead Arranger) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Parent Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Parent Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent shall have no duty to inquire as to or investigate the accuracy of such representation or deemed representation or to make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions.

11.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day), or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower Representative, the German Borrower, the Administrative Agent and the Collateral Agent, and as set forth in the administrative questionnaire delivered by such Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower Representative:

Columbus McKinnon Corporation
13320 Ballantyne Corporate Place, Suite D
Charlotte, NC 28277
Attention: Greg Rustowicz; Kristy Moser
Telephone: 716-689-5442
Email: greg.rustowicz@cmco.com;

kristy.Moser@cmco.com

With copies (which shall not constitute notice) to:	DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 Attention: Jamie Knox, Esq. Telephone: (212) 335-4992 Email: jamie.knox@us.dlapiper.com

The German Borrower:

Columbus McKinnon EMEA GmbH
13320 Ballantyne Corporate Place, Suite D
Charlotte, NC 28277
Attention: Greg Rustowicz; Kristy Moser
Telephone: 716-689-5442
Email: greg.rustowicz@cmco.com;

kristy.Moser@cmco.com

With copies (which shall not constitute notice) to:	DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 Attention: Jamie Knox, Esq. Telephone: (212) 335-4992 Email: jamie.knox@us.dlapiper.com

The Administrative Agent/the Collateral Agent:	At the address provided separately to the Borrower Representative

With copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: William B. Sheehan Telephone: (212) 455-3355 Email: wsheehan@stblaw.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.2, 4.4 or 4.8 shall not be effective until received. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (h) below, shall be effective as provided in said paragraph (h).

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c) Loan Documents may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf”, “tiff” or DocuSign). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(f) Each Lender may change its address, email, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent.

(g) All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(h) Notices and other communications to the Borrower Representative, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loan Commitments and the Initial Revolving Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of one firm of counsel, solely in its capacity as counsel to the Administrative Agent, and such other special or local counsel (limited to one firm of counsel in each appropriate jurisdiction), consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower Representative, (b) to pay or reimburse each Lender, each Issuing Bank, each Lead Arranger and the Agents for all their reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) without duplication of its obligations under Subsection 4.11(a), to pay, indemnify or reimburse each Lender, each Issuing Bank, each Lead Arranger and the Agents for, and hold each Lender, each Issuing Bank, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any Other Taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Issuing Bank, each Lead Arranger, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter, after receipt of the Borrower Representative’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected group of Indemnitees)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by any Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Restricted Subsidiaries or any of the property of the Parent Borrower or any of its Restricted Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof), any Issuing Bank or any Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender (or any Related Party of such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender (or any Related Party of such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Bank or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such or (iv) any agreement governing any settlement of claims that is effected without the Borrower Representative’s prior written consent (such consent not to be unreasonably withheld). Neither any Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Parent Borrower’s indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower Representative set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and (c) above, the Parent Borrower shall have no obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Subsection 8.7, no Borrower shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 2.10(e), Subsection 4.13(d), Subsection 4.14(c), Subsection 11.1(g) or this Subsection 11.6.

(b) (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Party or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:

(A) the Borrower Representative (in the case of an assignment of (i) Revolving Commitments to an Approved Commercial Bank or (ii) of Term Loans, in each case, such consent not to be unreasonably withheld); provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower Representative shall be required for an assignment (x) to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if any Lender assigns all or a portion of its rights and obligations with respect to the Term Loans under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower Representative’s prior written consent shall be required for such assignment and (y) if an Event of Default under Subsection 9.1(a) or (f) with respect to the Parent Borrower has occurred and is continuing, to any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of an assignment of Revolving Commitments, any Issuing Bank and the Swing Line Lender (in the case of an assignment of Revolving Commitments to an Approved Commercial Bank, such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans (or, in the case of Revolving Loans denominated in a Designated Foreign Currency, the Dollar Equivalent of the amount of such Loans) of the assigning Lender subject to each such assignment (determined as of the Trade Date) shall be in an amount of not less than (x) $1,000,000 (or the Dollar Equivalent thereof) in the case of Term Loans denominated in Dollars and (y) $5,000,000 (or the Dollar Equivalent thereof) in the case of Revolving Loans and Revolving Commitments, in each case unless the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Subsection 9.1(a) or (f) with respect to the Parent Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) any Term Loans acquired by the Parent Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof.

For the purposes of this Subsection 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Party, except to the extent the Borrower Representative has consented to such assignment in writing and any such assignment and Disqualified Party shall be subject to the provisions of Subsection 11.6(k), except to the extent the Borrower Representative has otherwise expressly consented in writing.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Subsection 11.6(k), Subsection 11.16. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 2.10(e), Subsection 4.13(d), Subsection 4.14(c), Subsection 11.1(g) or this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void).

(iv) The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ non-fiduciary agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. This Subsection 11.6(b)(iv) and the Participant Register shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Code Sections 163(f), 871(h)(2), and 881(c)(2) and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(v) Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Proposed Section 1.163-5(d) of the United States Treasury Regulations

(or, in each case, any amended or successor version) or (y) for any Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 2.10(e), Subsection 4.13(d), Subsection 4.14(c), Subsection 11.1(g), Subsection 11.6(f) or Subsection 11.6(k)(iv) in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii) On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing the Loans or Commitments, as applicable, which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled.”

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower Representative shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments, Initial Term Loan Commitments and Revolving Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower Representative as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower Representative and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower Representative may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein. Notwithstanding the foregoing, it is understood and agreed that the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via the Clearpar electronic settlement system pursuant to procedures consistent with this Subsection 11.6(b), including execution and delivery of the Assignment and Acceptance (it being understood that such execution and delivery may be by way of electronic signature) by the parties to the assignment.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned shall notwithstanding anything to the contrary in this Agreement be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or the Borrower Representative has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower Representative or the Administrative Agent, sell participations (other than to any Disqualified Party or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments, Extended Revolving Commitments, Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) prior to selling any participation in any Revolving Commitments, such Lender shall have provided the Borrower Representative with not less than five Business Days’ advance notice of such sale. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell or maintain a participation under this Agreement to or with any Disqualified Party and any participation to a Person that is or at any time becomes a Disqualified Party shall be null and void, except to the extent the Borrower Representative has expressly consented to such participation in writing; provided that if any such participation by a Lender is subject to a sub-participation by such Disqualified Party to a Person that is not a Disqualified Party or natural person, and such sub-participation if made as a participation directly by such Lender would comply with Subsection 11.6, such sub-participant shall have the right to assume all of the rights and obligations of such Disqualified Party under such participation and thereby become a Participant hereunder in substitution for such Disqualified Party (it being understood that such sub-participant shall, prior to the effectiveness of such assumption, provide to such Lender that sold or maintained such participation all documentation and information as is reasonably required by such Lender pursuant to “know your customer” and anti-money laundering rules and regulations and execute and deliver an appropriate assumption agreement to effect such substitution on terms and conditions mutually agreed between such sub-participant and such Lender, and such Disqualified Party shall thereupon be deemed to have executed and delivered such assumption agreement). Any such participation and Disqualified Party not permitted prior to the foregoing sentence shall be subject to the provisions of Subsection 11.6(k), except to the extent the Borrower Representative has otherwise expressly consented in writing. Any attempted participation which does not comply with Subsection 11.6 shall be null and void.

(ii) No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower Representative and the Borrower Representative expressly waives the benefit of this provision at the time of such participation or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d) Any Lender, without the consent of the Borrower Representative or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, a central bank of a member state of the European Union or any other central bank, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower Representative if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower Representative shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from each such Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower Representative specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate each such Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower Representative, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Borrower Representative wishes to replace the Loans under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative

Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) (i) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to the Parent Borrower or any Subsidiary and (y) the Parent Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower Representative and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Parent Borrower or its Subsidiaries shall be made in accordance with Subsection 4.4(l) or (2) open market or other privately negotiated purchases; provided further that any such Term Loans acquired by the Parent Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof.

(ii) Each Lender making an assignment to Parent Borrower or any Subsidiary acknowledges and agrees that in connection with such assignment, (1) such Lender has independently and, without reliance on the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of any Excluded Information and (2) none of the Parent Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Parent Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(i) [Reserved].

(j) Notwithstanding the foregoing provisions of this Subsection 11.6, nothing in this Subsection 11.6 is intended to or should be construed to limit the Borrowers’ right to prepay the Loans as provided hereunder, including under Subsection 4.4.

(k) (i) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is or becomes a Disqualified Party, then for so long as such Lender or Participant shall be a Disqualified Party, the provisions of this Subsection 11.6(k) shall apply with respect to such Disqualified Party unless the Borrower Representative shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower Representative shall have consented to any assignment or participation to such Lender or Participant).

(ii) Any Disqualified Party shall be bound by the provisions of, but shall not have any rights or remedies or be a beneficiary (whether as a Lender, a Participant or otherwise) under or with respect to, this Agreement or any other Loan Document. Without limiting the foregoing, a Disqualified Party (1) shall not be entitled to and shall have no right to receive any payment in respect of principal (other than with respect to payments of principal on the Maturity Date for the applicable Tranche), interest, fees, costs, expenses or any other amount under or in respect of any Loan Document, including but not limited to pursuant to Subsection 2.2, 2.6(c), 4.1, 4.4, 4.5, 4.8, 4.10, 4.11, 4.12, 11.5, 11.6(c) or 11.7 of this Agreement, Subsection 9.4 of the Guarantee and Collateral Agreement or any similar provision of any Foreign Security Document or any other Loan Document, and (2) shall be deemed not to be (w) a Secured Party (as defined in the Guarantee and Collateral Agreement or any other applicable Foreign Security Document or other Security Document) under or in respect of any Loan Document, (x) an Original First Lien Creditor (as defined in the Intercreditor Agreement) under or in respect of such Intercreditor Agreement or (y) the analogous party under or in respect of any Other Intercreditor Agreement. No fees or interest shall accrue for the account of a Disqualified Party (except solely for interest payable to a permitted assignee thereof following an assignment to such assignee (1) pursuant to and as expressly provided in Subsection 11.6(b) and (2) pursuant to and as expressly provided in Subsection 11.6(k)(iv) below).

(iii) No Disqualified Party shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders, the Required Revolving Lenders or the Required Majority in Interest Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Party (and the Loans, Commitments and/or interests in L/C-B/A Obligations of such Disqualified Party) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Party.

(iv) The Borrower Representative shall have the right (A) at the sole expense of any Lender that is a Disqualified Party and/or the Person that assigned its Commitments and/or Loans to such Disqualified Party, to seek to replace or terminate such Disqualified Party as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower Representative’s sole option, be or include the Parent Borrower or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower Representative to find such a replacement Lender, (2) the Borrower Representative shall not have any obligation to such Disqualified Party or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower Representative) shall pay to such Disqualified Party concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Party paid to acquire such Commitments and/or Loans, and (z) the most recently available quoted price for such Commitments and/or Loans (as determined by the Borrower Representative in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower Representative)), or (B) to prepay any Loans held by such Disqualified Party, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid, (y) the amount that such Disqualified Party paid to acquire such Loans, and (z) the Trading Price for such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Party, in whole or in part (provided that, in the case of any Disqualified Party pursuant to clause (iii)(c) of the definition thereof, each Participant that has a participation in the Commitments and/or Loans of such Disqualified Party shall be provided a bona fide and reasonable opportunity to be assigned the Commitments and/or Loans in accordance with clause (A) above in an aggregate amount equal to no less than the aggregate principal amount of such participation). In connection with any such replacement, (1) if the Disqualified Party does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower Representative, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Party shall be paid by the assignee Lender (or, at its option, the Borrower Representative) the amount required pursuant to this Subsection 11.6(k)(iv)(B), then such Disqualified Party shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower Representative shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Party, and the Administrative

Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower Representative the amount that the applicable Disqualified Party paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Party agrees to disclose to the Borrower Representative the amount it paid to acquire the Commitments and/or Loans held by it.

(v) No Disqualified Party (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, any Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with any of the Borrowers, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by any Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Party shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Party receives or possesses any such information or material, such Disqualified Party shall (1) notify the Borrower Representative as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower Representative or, at the option of the Borrower Representative, destroy (and confirm to the Borrower Representative such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower Representative as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Party or (y) any such Disqualified Party has received any such information of materials.

(vi) The rights and remedies of the Borrower Representative provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower Representative or any Borrower at law or in equity, and each of the Borrower Representative and the Borrowers shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Party or against any Disqualified Party. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether (x) any Lender is a Net Short Lender or (y) any prospective assignee pursuant to Subsection 11.6(b) is a Disqualified Party or have any liability with respect to or arising out of any assignment or participation of Loans by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Party; provided that, unless the Borrower Representative has consented to an assignment to an applicable Disqualified Party, this sentence shall not relieve the Administrative Agent of any liability arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(vii) Notwithstanding any other provision of this Agreement, any other Loan Document, any Assignment and Acceptance or any other document, the provisions of this Subsection 11.6(k) shall apply and survive with respect to each Lender, Participant and Disqualified Party notwithstanding that any such Person may have ceased to be a Lender or Participant (or any purported participation to any such Disqualified Party shall be void) hereunder or this Agreement may have been terminated.

11.7 Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.8, 2.9, 2.10, 2.11, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by the Borrowers any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, employee health and benefits, pension, fiduciary, 401(K), petty cash, trust and tax accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business

Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon, New York City time, would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Senior Secured Facilities Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower Representative (in the case of the Borrowers), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower Representative shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among such Borrower and the Lenders; and

(d) each Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.

11.15 Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality. (a) Each Agent, each Other Representative and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Parent Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Parent Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations in connection with transactions under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrowers being violated, (x) to Approved Funds, (xi) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively. In addition, the Administrative Agent may provide information regarding the Facilities to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Facilities on a confidential basis; provided that, except with respect to information which has been publicly disclosed other than in breach of this Agreement, the Administrative Agent shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16).

(b) Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

For the avoidance of doubt, nothing in this Subsection 11.16 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Subsection 11.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.17 Incremental Indebtedness; Additional Indebtedness. In connection with the Incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower Representative to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18 USA PATRIOT Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the CDD Rule, it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act and the CDD Rule, and each Borrower agrees to provide such information from time to time to any Lender.

11.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary herein or in any other Loan Document, each Borrower, each Lender and the Administrative Agent (each, an “Acknowledging Party”) acknowledges that any liability of any Lender that is an Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured and solely relates to the Loans and not to any other Person, including any other party hereto or any other Loan Document (and not to any obligations), to such Acknowledging Party (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”) may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any Lender party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such Covered Liability;

(ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.21 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document of any Person party hereto (other than an Acknowledging Party to the extent set forth in this Subsection 11.21) or with respect to any liability that is not a Covered Liability.

11.22 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under each U.S. Special Resolution Regimes in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Subsection 11.22, the term “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

PARENT BORROWER:
COLUMBUS MCKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name: Gregory P. Rustowicz
Title: Executive Vice President-Finance and Chief Financial Officer

GERMAN BORROWER:
COLUMBUS MCKINNON EMEA GMBH

By:	/s/ Gregory P. Rustowicz
Name: Gregory P. Rustowicz
Title: Managing Director (Geschäftsführer)

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Judy Marsh
Name: Judy Marsh
Title: Authorized Officer

JPMorgan Chase Bank, N.A. as a Lender and an

Issuing Bank

By:	/s/ Judy Marsh
Name: Judy Marsh
Title: Authorized Officer

[Signature Page to Credit Agreement]

PNC Bank, National Association, as a Lender and an Issuing Bank

By:	/s/ Felicia E. Leksono
Name: Felicia E. Leksono
Title: Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

and an Issuing Bank

By:	/s/ Komal Gandhi
Name: Komal Gandhi
Title: Vice President

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a

Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Director

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gavin Graham
Name: Gavin Graham
Title: Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Signature Page to Credit Agreement]

M&T BANK, as a Lender

By:	/s/ Edward Graber
Name: Edward Graber Title: Senior Vice President

M&T BANK, as a Lender

By:	/s/ Paul Hogan
Name: Paul Hogan
Title: Managing Director

[Signature Page to Credit Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Sayab Ayub
Name: Sayab Ayub
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Sumitomo Mitsui Banking Corp, as a Lender

By:	/s/ Peter Fritz
Name: Peter Fritz
Title: Managing Director

[Signature Page to Credit Agreement]

Truist Bank, as a Lender

By:	/s/ Christian Jacobsen
Name: Christian Jacobsen
Title: Director

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Director

By:	/s/ Massimo Ippolito
Name: Massimo Ippolito
Title: Associate Director

[Signature Page to Credit Agreement]

Fifth Third Bank, National Association, as a Lender

By:	/s/ Taylor Beringer
Name: Taylor Beringer
Title: Senior Vice President

HSBC Bank USA, National Association, as a Lender

By:	/s/ Ketak Sampat
Name: Ketak Sampat
Title: Senior Vice President